Exhibit 10.1

EXECUTION VERSION

U.S. $225,000,000

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

by and among

CORE BUSINESS CREDIT, LLC,

as the Originator, the Servicer and a Guarantor

NEWSTAR FINANCIAL, INC.,

as a Guarantor

CORE BUSINESS FUNDING, LLC,

as the Borrower

AUTOBAHN FUNDING COMPANY LLC,

as Lender

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK FRANKFURT AM

MAIN,

as Administrative Agent and as Liquidity Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as the Trustee, Backup Servicer and Collection Account Bank

Dated as of November 1, 2010

i

(continued)

(continued)

(continued)

		Page

ARTICLE IX
SECURITY INTEREST

Section 9.1.	Grant of Security Interest	117

Section 9.2.	Release of Lien on Collateral	118

Section 9.3.	Further Assurances	119

Section 9.4.	Remedies	119

Section 9.5.	Waiver of Certain Laws	119

Section 9.6.	Power of Attorney	119

ARTICLE X
TERMINATION EVENTS

Section 10.1.	Termination Events	120

Section 10.2.	Remedies	122
ARTICLE XI
INDEMNIFICATION

Section 11.1.	Indemnities by the Borrower and the Originator	123

Section 11.2.	Indemnities by the Servicer	126

ARTICLE XII
THE ADMINISTRATIVE AGENT

Section 12.1.	The Administrative Agent	126

ARTICLE XIII
MISCELLANEOUS

Section 13.1.	Amendments and Waivers	129

Section 13.2.	Notices, Etc	129

Section 13.3.	Ratable Payments	129

Section 13.4.	No Waiver; Remedies	130

Section 13.5.	Binding Effect; Benefit of Agreement	130

Section 13.6.	Term of this Agreement	130

(continued)

v

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice
EXHIBIT A-2	Form of Notice of Reduction of Advances Outstanding/Maximum Facility Amount
EXHIBIT A-3	Form of Borrowing Base Certificate
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Servicing Report
EXHIBIT D-1	Form of Officer’s Certificate as to Solvency (Borrower)
EXHIBIT D-2	Form of Officer’s Certificate as to Solvency (Servicer/Originator/Guarantor)
EXHIBIT E-1	Form of Officer’s Closing Certificate (Borrower)
EXHIBIT E-2	Form of Officer’s Closing Certificate (Servicer/Originator/Guarantor)
EXHIBIT F-1	Form of Power of Attorney (Borrower)
EXHIBIT F-2	Form of Power of Attorney (Servicer/Originator)
EXHIBIT G	Form of Release of Required Loan File
EXHIBIT H	Form of Servicer’s Certificate
EXHIBIT I	Form of Joinder Supplement
EXHIBIT J	Form of Transferee Letter
EXHIBIT K	Form of Backup Servicer Monthly Certification
EXHIBIT L	Form of Collateral Receipt
EXHIBIT M	Form of Certificate of Closing Attorneys

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Lockbox Account Banks and Lockbox Accounts
SCHEDULE III	Location of Required Loan Files
SCHEDULE IV	Loan List
SCHEDULE V	Credit and Collection Policy
SCHEDULE VI	Industry Classification Groups
SCHEDULE VII	List of Qualified Third Party Agents
SCHEDULE VIII	List of Responsible Officers
SCHEDULE IX	Form of Lockbox Agreement

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of November 1, 2010, by and among:

(1) CORE BUSINESS CREDIT, LLC, a Delaware limited liability company, as the originator (together with its successors and assigns in such capacity, the “Originator”), as the servicer (together with its successors and assigns in such capacity, the “Servicer”) and as a guarantor;

(2) NEWSTAR FINANCIAL, INC., a Delaware corporation, as a guarantor (together with Core Business Credit, LLC and their respective successors and assigns, the “Guarantors”, and such parties are each, a “Guarantor”);

(3) CORE BUSINESS FUNDING, LLC, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(4) AUTOBAHN FUNDING COMPANY LLC (“Autobahn”), as a lender (together with its successors and assigns in such capacity, a “Lender”, and together with such other lenders from time to time party hereto, the “Lenders”);

(5) DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK FRANKFURT AM MAIN (“DZ Bank”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and as liquidity agent for the Liquidity Banks (in such capacity, the “Liquidity Agent”); and

(6) U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), not in its individual capacity but as the trustee (together with its successors and assigns in such capacity, the “Trustee”), not in its individual capacity but as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”) and as collection account bank (together with its successors and assigns in such capacity, the “Collection Account Bank”).

R E C I T A L S

WHEREAS, certain of the parties hereto (the “Original Parties”) previously entered into that certain Revolving Credit Agreement (the “Original Agreement”), dated as of April 25, 2008, pursuant to which the Lenders agreed to extend financing to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Original Parties amended and restated the Original Agreement by entering into that certain Amended and Restated Revolving Credit Agreement (as further amended, the “Amended and Restated Agreement”), dated as of September 11, 2009, to include (i) Core Financial Holdings, LLC as a guarantor and (ii) the Velocity Loan as an Eligible Loan thereunder, and to make certain related changes;

WHEREAS, the parties hereto desire to amend and restate the Amended and Restated Agreement to (i) remove the Velocity Loan from the Collateral, (ii) reflect the acquisition of Core Financial Holdings, LLC by NewStar Financial, Inc. and (iii) make certain related changes as provided herein;

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITION

Section 1.1. Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: The Collection Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent for convenience in administering the Collection Account.

“Account Debtor”: With respect to any Loan, the underlying client of an Obligor.

“Accounts Receivable”: Means a monetary obligation owed by an Account Debtor to an Obligor, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, that (i) is for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) is for services rendered or to be rendered, (iii) is for a secondary obligation incurred or to be incurred, or (iv) arises out of the use of a credit or charge card or information contained on or for use with the card.

“Accrual Period”: (a) With respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the preceding calendar month; provided that on the date of any repayment in full of the Advances Outstanding, the final Accrual Period shall extend to the date of repayment.

“Additional Amount”: Defined in Section 2.13(a).

“Adjusted Eurodollar Rate”: For any Accrual Period, a per annum interest rate equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

“Administrative Agent”: Defined in the Preamble.

“Advance”: Defined in Section 2.1(b).

“Advance Rate”: A percentage equal to 80%.

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances of all Lenders outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 25% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Loan Balance”: On any date of determination, the sum of the Outstanding Loan Balances of all Eligible Loans on such date.

“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Unused Fees accrued prior to the Effective Date, Make-Whole Fees, Early Termination Fees, Breakage Costs and all other amounts owed by the Borrower to the Backup Servicer, any successor Servicer, the Trustee (including for the avoidance of doubt in its capacity as Collateral Custodian under the Amended and Restated Agreement), the Collection Account Bank and the Secured Parties hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required to be paid under Section 2.7, Section 2.8, Section 2.12 and Section 2.13 to any Indemnified Party) or by the Borrower under any fee letter delivered in connection with the transactions contemplated by this Agreement (including, without limitation, each Lender Fee Letter, the Backup Servicer Fee Letter and the Trustee Fee Letter), in each case, whether due or accrued.

“Alternative Rate”: A per annum interest rate equal to (i) the Adjusted Eurodollar Rate; or (ii) if a Eurodollar Disruption Event has occurred, the Base Rate (until the Liquidity Banks or Lender shall have notified the Borrower that such Eurodollar Disruption Event has ceased, at which time the Alternative Rate shall again be equal to the Adjusted Eurodollar Rate).

“Alternative Rate Margin”: Has the meaning provided in the Lender Fee Letter.

“Amended and Restated Agreement”: Defined in the recitals hereto.

“Amortization Period”: The period beginning on the day on which the Termination Date is declared or automatically occurs and ending on the Collection Date.

“Applicable Law”: For any Person or property of such Person, all then-existing (as of any date of determination) laws, rules, regulations (including income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Appraisal”: With respect to any Mortgaged Property or REO Loan as to which an appraisal is required or permitted to be performed pursuant to the terms of this Agreement, an appraisal performed in conformance with the guidelines established by the Appraisal Institute.

“Appraisal Institute”: The membership association of professional real estate appraisers.

“Assignment of Mortgage”: A collateral assignment of Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the assignment of the Mortgage to either the Administrative Agent or the Trustee, for the benefit of the Secured Parties, which assignment, notice of transfer or equivalent instrument may be in blank or to either the Administrative Agent or the Trustee, for the benefit of the Secured Parties, and may be in the form of one or more blanket assignments covering the Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by Applicable Law.

“Availability”: At any time, an amount equal to the excess, if any, of (i) the Maximum Availability over (ii) the Advances Outstanding at such time plus aggregate accrued but unpaid Interest and fees at such time; provided that at all times during the Amortization Period, the Availability shall be zero.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections and Guarantor Payments).

“Backup Servicer”: Defined in the Preamble.

“Backup Servicer Fee Letter”: The Backup Servicer Fee Letter, dated as of April 25, 2010, by and between the Borrower, the Servicer, the Administrative Agent and the Backup Servicer, as amended by that the Schedules of Fees for Services as Backup Servicer dated October 28, 2010.

“Backup Servicer Monthly Certification”: Defined in Section 7.2.

“Backup Servicer Termination Notice”: Defined in Section 7.5.

“Backup Servicing Fee”: The fee set forth as such in the Backup Servicer Fee Letter.

“Bailee”: Defined in Section 8.2(b).

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the arithmetic average of the rates of interest publicly announced by JPMorgan Chase Bank, NA and Citibank, NA, as their respective prime commercial lending rates.

“Benefit Plan”: Any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA in respect of which a Borrower or any ERISA Affiliate of a Borrower is, or at any time during the preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Bill and Hold Invoice”: Any invoice submitted by an Obligor to an Account Debtor on the day in which the Account Debtor submits the related order but which calls for delivery of the related goods from the Obligor to the Account Debtor within 90 days thereof, unless otherwise approved in accordance with the Credit and Collection Policy.

“Borrower”: Defined in the Preamble.

“Borrowing Base”: (i) As of any Measurement Date prior to the Aggregate Outstanding Loan Balance first exceeding $175,000,000, an amount equal to the sum of (a) the lesser of (A) the Net Aggregate Outstanding Loan Balance multiplied by the Advance Rate, (B) the Net Aggregate Outstanding Loan Balance less the Outstanding Loan Balance of the largest Eligible Loan included in the Net Aggregate Outstanding Loan Balance (provided that any Excess Concentration Amounts associated with such Eligible Loan shall not be subtracted for purposes of this calculation), and (C) 75% multiplied by the Aggregate Outstanding Loan Balance, plus (b) the amount on deposit on such date in the Collection Account, less all accrued but unpaid Interest, fees and other Carrying Costs owed to on the next Payment Date pursuant to Section 2.7 or Section 2.8, as applicable, and (ii) as of any Measurement Date after the Aggregate Outstanding Loan Balance first exceeds $175,000,000, an amount equal to the sum of (a) the lesser of (A) the Net Aggregate Outstanding Loan Balance multiplied by the Advance Rate, and (B) the Net Aggregate Outstanding Loan Balance less the Outstanding Loan Balance of the two largest Eligible Loans included in the Net Aggregate Outstanding Loan Balance (provided that any Excess Concentration Amounts associated with such Eligible Loans shall not be subtracted for purposes of this calculation) plus (b) the amount on deposit on such date in the Collection Account, less all accrued but unpaid Interest, fees and other Carrying Costs owed to on the next Payment Date pursuant to Section 2.7 or Section 2.8, as applicable.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-3, required to be delivered by the Borrower on each Measurement Date (or, if a Measurement Date falls on a Business Day as a result of the parenthetical in clause (iii) of the definition of Measurement Date, the next Business Day).

“Borrowing Notice”: Each notice, in the form of Exhibit A-1, required to be delivered by the Borrower in respect of each request for an Advance pursuant to Section 3.2 or Surplus Withdrawal pursuant to Section 6.4(h) and including the items required by Section 2.2.

“Breakage Costs”: With respect to any Lender, any amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as determined by the applicable Lender or its Liquidity Agent, on behalf of such Lender, in such Lender or Liquidity Agent’s sole discretion) as a result of a prepayment by the Borrower of Advances Outstanding on any day other than a Payment Date. All Breakage Costs shall be due and payable hereunder on the date of prepayment and as a condition precedent to any optional prepayment hereunder. The determination by the applicable Lender or Liquidity Agent of the amount of any such loss, cost or expense shall be conclusive absent manifest error. The applicable Lender or its Liquidity Agent shall provide an accounting for such amount in reasonable detail. No Breakage Costs shall apply to any portion of an Advance with respect to which the term is one (1) Business Day. Breakage Costs shall apply to any portion of an Advance with respect to which the Borrower or the Servicer, as applicable, and the Administrative Agent have agreed to a term of more than one (1) Business Day.

“Broker/Provider”: With respect to a Life Insurance Policy, the broker or provider (other than the Originator) through which the related Life Insurance Policy was sourced or originated or through which payments to or by the related Insured were or are to be made, directly or indirectly.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York, in St. Paul, Minnesota, in Boston, Massachusetts or Dallas, Texas.

“Capital Stock”: Means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, trust certificates, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or equivalent entity, whether voting or non-voting, and any warrant or other option to purchase any of the above.

“Carrying Costs”: As of any Measurement Date, for the most recently ended Collection Period, the sum of the following to the extent then accrued and unpaid (i) Interest, (ii) the Unused Fee (accrued prior to the Effective Date), (iii) the Servicing Fee, (iv) the Backup Servicer Fee, (v) the Trustee Fee and (vi) the Collection Account Bank Fee.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: Any of the following:

(a) Core Business Credit, LLC resigns as the Servicer (unless an Affiliate of Core Business Credit, LLC shall become the Servicer);

(b) the failure of Core Business Credit, LLC to own, directly or indirectly, 100% of the equity interests in the Borrower free and clear of any Lien other than a Permitted Lien;

(c) the failure of NewStar Financial, Inc. (including any of its Affiliates) to own, directly or indirectly, 100% of the equity interests in the Originator;

(d) any change in the management of the Borrower or the Servicer (including by resignation, termination, disability or death) the result of which is that both of Michael Haddad and John Frishkopf are no longer under the employ of NewStar Financial, Inc. or are unable to participate in either the day to day activities of Core Business Credit, LLC or management oversight of Core Business Credit, LLC on behalf of NewStar Financial, Inc., as applicable, for a period of four consecutive calendar months, and in such event, reputable, experienced personnel, reasonably satisfactory to the Administrative Agent, have not been appointed to fulfill the duties of the above named individuals within 120 days after the end of such four-month period; provided that such consent by the Administrative Agent shall be based on the Administrative Agent’s reasonable efforts to conduct background checks of such new personnel, and the Administrative Agent shall have 30 days to confirm whether such individual is reasonably satisfactory after the Administrative Agent has received all necessary release forms required by it in order to conduct appropriate background checks on such individual;

(e) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of NewStar Financial, Inc. entitled to vote for members of the board of directors or equivalent governing body of NewStar Financial, Inc. on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(f) during any period of 12 consecutive months commencing after the date hereof, a majority of the members of the board of directors or other equivalent governing body of NewStar Financial, Inc. cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by Permitted Holders holding 51% or more of the voting Capital Stock of the NewStar Financial, Inc., or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(g) any Person or two or more Persons (other than Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of NewStar Financial, Inc., or control over the equity securities of NewStar Financial, Inc. entitled to vote for members of the board of directors or equivalent governing body of NewStar Financial, Inc. on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities.

“Change of Tax Law”: Any change in application or public announcement of an official position under or any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any jurisdiction, or any political subdivision or taxing authority of any of the foregoing, affecting taxation, or any change in the official application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), or any other action taken by a taxing authority or court of competent jurisdiction in the relevant jurisdiction.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: April 25, 2008.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower and each REO Affiliate in the property identified in clauses (i) - (iv) below (other than any Excluded Amounts as defined in clause (a) or (b) of the definition thereof) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following:

(i) the Loans (regardless of whether any such Loan has been identified on any Loan List and regardless of whether any Required Loan File with respect thereto have been delivered to the Trustee), and all monies due or to become due in payment under such Loans, including, but not limited to, all Collections;

(ii) all Eligible Assets and other Related Security with respect to the Loans referred to in clause (i);

(iii) the Equity Interests in any REO Affiliate; and

(iv) all income and Proceeds of the foregoing.

“Collateral Receipt”: Defined in Section 8.2(b).

“Collection Account”: Defined in Section 6.4(h).

“Collection Account Bank”: Defined in the Preamble.

“Collection Account Bank Fee”: The fees for administration of the Collection Account as set forth in the Trustee Fee Letter.

“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collection Period”: With respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month immediately preceding the calendar month in which the first Payment Date occurs; and thereafter, the calendar month immediately preceding the then current Payment Date.

“Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any (i) Interest Collections, (ii) Principal Collections, (iii) amendment fees, late fees, prepayment fees, waiver fees and all other fees payable with respect to such Loan in accordance with the Underlying Instruments of such Loan, (iv) Recoveries or (v) other amounts received in respect thereof (but excluding any Excluded Amounts), (b) interest earnings on Permitted Investments or otherwise in any Account, (c) any cash proceeds or other funds received by the Borrower or the Servicer with respect to any Related Security (including from any guarantors) and (d) all payments received under the Guaranty.

“Commercial Paper Notes”: Any short-term promissory notes issued or to be issued directly or indirectly by the Lender in the U.S. commercial paper market to fund investments in financial assets. Commercial Paper Notes shall mature at such time as the Administrative Agent shall select in its sole discretion and, in any event, no later than 92 days from the date they are issued.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed the dollar amount set forth opposite such Lender’s name on Annex B hereto or the amount set forth as such Lenders “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, as such Commitment may be adjusted in connection with any assignment under Section 13.16.

“Concentration Calculation Amount”: Means (i) prior to the Aggregate Outstanding Loan Balance first exceeding $125,000,000, $125,000,000, and (ii) at all times after the Aggregate Outstanding Loan Balance first exceeds $125,000,000, either (A) the lesser of (a) the Aggregate Outstanding Loan Balance and (b) $175,000,000 (except in the case of Concentration Limits with respect to Eligible Account Receivable as described in clauses (d), (e), and (f) in the definition of “Concentration Limits”) or (B) in the case of Concentration Limits with respect to Eligible Account Receivable as described in clauses (d), (e), and (f) in the definition of “Concentration Limits”, the sum of the Eligible Accounts Receivable pledged under the facility.

“Concentration Limits”: As of any Measurement Date (or, with respect to clauses (d) – (h), the most recent Measurement Date upon which calculations for Account Debtors were made,

which shall be at least monthly), for purposes of determining the Borrowing Base, the following concentration limitations (without duplication):

(a) the sum of the Outstanding Loan Balances of all Eligible Loans that are loans to a single Eligible Obligor shall not exceed (A) for the three largest Eligible Obligors (other than any Eligible Loan in which Eligible Real Estate constitutes greater than 25% of the Eligible Assets securing such Eligible Loan), $15,000,000 each, and (B) for any other Eligible Loan, $12,500,000;

(b) the sum of the Outstanding Loan Balances of all Eligible Loans that are loans to Eligible Obligors in the same industry (as defined by the Industry Classification Groups) shall not exceed 20% of the Concentration Calculation Amount;

(c) the sum of the Outstanding Loan Balances of Eligible Loans to the ten largest Eligible Obligors shall not exceed 70% of the Concentration Calculation Amount;

(d) the sum of the Eligible Accounts Receivable of any single Account Debtor which is rated “AA”, “Aa2”, “AA” or better by S&P, Moody’s or Fitch, respectively, shall not exceed 15% of the Concentration Calculation Amount, and the sum of the Eligible Accounts Receivables of any single Account Debtor which is rated “A”, “A2”, “A” or better, but less than “AA”, “Aa2”, “AA” by S&P, Moody’s or Fitch, respectively, shall not exceed 10% of the Concentration Calculation Amount;

(e) the sum of the Eligible Accounts Receivables of any single Account Debtor which is rated “BBB”, “Baa2”, “BBB” or better, but less than “A”, “A2”, “A” by S&P, Moody’s or Fitch, respectively, shall not exceed 7% of the Concentration Calculation Amount;

(f) the sum of the Eligible Accounts Receivable of any single Account Debtor, which is rated less than “BBB”, “Baa2”, or “BBB” or unrated by S&P, Moody’s or Fitch, respectively, shall not exceed 3% of the Concentration Calculation Amount, and the sum of the Eligible Accounts Receivable of the twenty-five largest Account Debtors (measured by Eligible Accounts Receivable balance) which are rated less than “BBB”, “Baa2”, or “BBB” or unrated by S&P, Moody’s or Fitch, respectively, shall not exceed 50% of the Concentration Calculation Amount;

(g) the sum of the portion of the Outstanding Loan Balances of all Eligible Loans secured by Eligible Accounts Receivable that are Bill and Hold Invoices shall not exceed 10% of the sum of the portion of the Outstanding Loan Balances of all Eligible Loans secured by Eligible Accounts Receivable;

(h) the sum of the portion of the Outstanding Loan Balances of all Eligible Loans secured by Eligible Inventory that is outside the United States but in transit to the United States shall not exceed 3% of the Concentration Calculation Amount;

(i) the Outstanding Loan Balance of any Eligible Loan that has a Risk Rating of “7” shall not exceed 8% of the Concentration Calculation Amount;

(j) the sum of the Outstanding Loan Balances of all Eligible Loans that have a Risk Rating of “7” shall not exceed 10% of the Concentration Calculation Amount;

(k) the sum of the Outstanding Loan Balances of all Eligible Loans in which Eligible Real Estate constitutes greater than 25% of the Eligible Assets securing such Eligible Loans shall not exceed 5% of the Concentration Calculation Amount;

(l) the sum of the Outstanding Loan Balances of all Eligible Loans that have a Risk Rating of “6” or worse shall not exceed 37.5% of the Concentration Calculation Amount;

(m) the sum of the Outstanding Loan Balances of all Eligible Loans that are made to Eligible Obligors that are Governmental Authorities shall not exceed 5% of the Concentration Calculation Amount;

(n) the sum of the Outstanding Loan Balances of all Eligible Loans that are Eligible Third Party Agented Loans shall not exceed 10% of the Concentration Calculation Amount;

(o) the sum of the portion of the Outstanding Loan Balances of all Eligible Loans secured by Eligible Assets where the Loan-to-Value Ratio of such Loan exceeds the Maximum Loan-to-Value Ratio for the respective Eligible Assets securing such Loan; and

(p) the sum of the portion of the Outstanding Loan Balances of all Eligible Loans secured by Eligible Life Insurance Policies shall not exceed 10% of Concentration Calculation Amount.

“Consolidated Net Worth”: Means, as to any Person as of any date of determination, the amount which would be included under stockholders’ equity on a consolidated balance sheet of such Person determined on a consolidated basis in accordance with GAAP.

“Continued Errors”: Defined in Section 6.14(g).

“Continuing” or “Continuation”: Means such default or circumstance has occurred and not been cured, provided that after the Administrative Agent has commenced or has directed the Trustee to commence the exercise of remedies with respect to such default or circumstance, such default or circumstance is “Continuing” until waived by the Lenders in accordance with the terms hereof.

“Contractual Obligation”: With respect to any Person, any material provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Consolidated Net Worth”: Means, as to any Person as of any date of determination, the amount which would be included under stockholders’ equity on a consolidated balance sheet of such Person determined on a consolidated basis in accordance with GAAP.

“CP Rate”: With respect to any Fixed Period, the per annum rate equal to the weighted average of the per annum rates paid or payable by the Lender from time to time as interest on (or resulting from converting discount rates) or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes (or other borrowings to fund small or odd commercial paper amounts) that is allocated, in whole or in part, by the Lender to fund or maintain its Advances during such period, as determined by such Lender; provided, the “CP Rate” shall be calculated in a manner which includes the costs and expenses of the Lender of issuing the related Commercial Paper Notes, including all dealer commissions thereon and note issuance costs in connection therewith.

“Credit and Collection Policy”: With respect to the initial Servicer, the written credit policies and procedures manual of Core Business Credit, LLC set forth on Schedule V, as such credit and collection policy may be as amended or supplemented from time to time in accordance with Section 5.4(f), or, with respect to any Successor Servicer, the customary written collection policies and procedures of such Successor Servicer.

“Death Benefit”: With respect to any Life Insurance Policy, the amount payable to the policy beneficiary or the policy beneficiaries, as the case may be, upon the death of the Insured(s).

“Default Rate”: A per annum interest rate equal to the sum of the applicable Prime Rate plus 1.50%.

“Default Ratio”: As of the last calendar day of each Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of the Loans that became Defaulted Loans during such Collection Period and are owned by the Borrower on the last calendar day of such Collection Period, and (ii) the denominator of which is the sum of the Outstanding Loan Balances of all Loans which were Eligible Loans as of the last calendar day of such Collection Period.

“Defaulted Loan”: A Loan as to which any of the following has occurred: (i) all or any portion of a contractual payment due under such Loan is 91 or more days past due, (ii) the payment terms related to such Loan have been restructured or modified (other than (A) as permitted by the Credit and Collection Policy or (B) with the written consent of the Administrative Agent, in its sole discretion) in any way due to credit reasons or for the purpose of preventing such Loan from becoming a Defaulted Loan after its acquisition by the Borrower, (iii) a charge-off has been taken with respect to such Loan as a result of a bankruptcy proceeding or otherwise, (iv) the related Obligor is subject to an Insolvency Event (without giving effect to any cure period specified in the definition thereof), (v) to the knowledge of the Servicer, the related Obligor is not Solvent, or (vi) the Servicer has determined (or should have determined) in accordance with the Credit and Collection Policy or the Servicing Standard that such Loan is not collectible (including, without limitation, as a result of any claim by the applicable Obligor that the related goods or services with respect to such Loan were not delivered or performed in a satisfactory manner).

“Deficiency”: Has the meaning set forth in Section 8.2(b).

“Delinquency Ratio”: As of the last calendar day of each Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of the Loans that are Delinquent Loans as of such day, and (ii) the denominator of which is equal to the sum of the Outstanding Loan Balances of all Loans which are Eligible Loans as of such day.

“Delinquent Loan”: Means a Loan with respect to which all or any portion of a required payment thereunder is delinquent more than 30 days from the payment due date and is not a Defaulted Loan.

“Dilution”: With respect to the outstanding principal balance of the Eligible Accounts Receivable securing an Eligible Loan (or portion thereof), which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change in or cancellation of any of the terms of such contract or invoice or any other adjustment, which reduces the amount payable by the Account Debtor on the related contract, or (iii) any setoff in respect of any claim by the related Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) (except for discounts known by the Originator and/or Servicer at the time of purchase of a Loan and considered in the calculation and payment of the purchase price for such Loan), or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof).

“Dilution Ratio”: As of the last day of each Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the aggregate reduction in the outstanding principal balance of the Accounts Receivable securing the Eligible Loans attributable to Dilution during such Collection Period, and (ii) the denominator of which is equal to the aggregate outstanding principal balance of Eligible Accounts Receivable securing Eligible Loans originated during the Collection Period immediately preceding such Collection Period. For the avoidance of doubt, when calculating the Dilution Ratio, in the event (a) the Originator repurchases a Loan that is not subject to Dilution from the Borrower as a result of a Warranty Event or (b) any Loan is otherwise sold by the Borrower, such Loan shall be included in the denominator of the Dilution Ratio with respect to the calculation for any Collection Period prior to the Collection Period in which it was repurchased or sold but shall be excluded from both the numerator and the denominator of any calculation with respect to the Collection Period in which it was repurchased or sold.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“Early Termination Fee”: Means, with respect to any reduction or termination of the Maximum Facility Amount by the Borrower pursuant to Section 2.3, the fee set forth in the Lender Fee Letter. For the avoidance of doubt, no Early Termination Fee shall be applicable with respect to principal payments in the ordinary course under Sections 2.7 or 2.8 or in connection with any reduction or termination of the Maximum Facility Amount as a result of a Prepayment Event.

“Effective Date”: The first date upon which (a) all of the conditions set forth in Section 3.1 shall have been satisfied and (b) the acquisition of Core Business Credit, LLC by NewStar Financial, Inc. shall have become effective.

“Eligible Accounts Receivable”: Means Accounts Receivable that satisfy the following criteria:

(a) such Accounts Receivable arise from the actual and bona fide sale and delivery of goods by the applicable Obligor of the related Eligible Loan or provision of services by such Obligor in the ordinary course of its business and in the ordinary course of the business of the Account Debtor;

(b) such Accounts Receivable do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the applicable Account Debtor may be conditional or contingent;

(c) such Accounts Receivable do not consist of progress billings (such that the obligation of the applicable Account Debtor with respect to such Accounts Receivable is conditioned upon the satisfactory completion of any further performance by the applicable Obligor of the related Eligible Loan under the agreement giving rise thereto) or retainage invoices and do not relate to services which have not been rendered in full or goods that have not been sold;

(d) there are no facts, events or occurrences then existing which impair the validity, enforceability or collectability of such Accounts Receivable or reduce the amount payable or delay payment thereunder (provided that, for the avoidance of doubt, an Account Receivable originally payable on a date certain no more than 90 days in the future is not subject to a ‘payment delay’);

(e) notwithstanding clauses (a) and (c) above, such Accounts Receivable may consist of Bill and Hold Invoices; provided that (i) the related purchase order or contract has been received by the Servicer and states that such transaction shall be conducted as a bill and hold transaction, (ii) such Accounts Receivable were originated in the ordinary course of the related Obligor’s business, (iii) the Account Debtor requested that the Obligor conduct the transaction on a bill and hold basis; and (iv) the goods sold under such Bill and Sale Invoice must be finished goods at the time of sale and not be available for sale or to fill the order of any other person;

(f) such Accounts Receivable are subject to the first priority, valid and perfected security interest of the Borrower and are not subject to any other Liens (except for Permitted Liens and those Liens arising from participation or co-lending relationships with the Originator, if any), and any goods giving rise to such Accounts Receivable are not, and were not at the time of the sale thereof, subject to any Liens;

(g) the applicable Account Debtor with respect to such Accounts Receivable is not an Affiliate of the related Obligor;

(h) the applicable Account Debtor with respect to the Obligor’s Accounts Receivable is not a Governmental Authority, unless, if the Account Debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, the Federal Assignment of Claims Act, as amended and any similar state or local law, if applicable, has been complied with in a manner satisfactory to Administrative Agent;

(i) such Accounts Receivable are not owed by an Account Debtor subject to an Insolvency Proceeding and have not otherwise been deemed ineligible (or subject to reduced advance rates) by the Servicer in accordance with the Credit and Collection Policy or the Servicing Standard;

(j) the applicable Account Debtor with respect to the Obligor’s Accounts Receivable makes payments into an account that is subject to an account control agreement or lockbox agreement in favor of (i) the Administrative Agent, or (ii) the Borrower (in which case the applicable Lockbox Bank has signed an acknowledgement that all amounts on deposit in the applicable account shall be swept daily to the Collection Account and such instructions shall not be changed without the written consent of the Administrative Agent); and

(k) the applicable Account Debtor with respect to the Obligor’s Accounts Receivable is located in a state of the United States or the District of Columbia.

“Eligible Asset Value”: With respect to any Eligible Loan at any time, the estimated value of the Eligible Assets securing such Loan on such date (as determined by the Servicer in accordance with the Credit and Collection Policy and Servicing Standard).

“Eligible Assets”: Eligible Inventory, Eligible Accounts Receivable, Eligible Machinery and Equipment, Eligible Real Estate, Eligible Life Insurance Policies, Eligible Certificates of Deposit, Eligible Letters of Credit and such other assets as may be approved by the Administrative Agent in its sole discretion.

“Eligible Bank”: A banking institution capable of issuing a Letter of Credit, the unsecured long-term senior debt obligations (or long-term deposits) of which are rated “A-” or better by S&P and “A3” or better by Moody’s.

“Eligible Certificate of Deposit”: Means each certificate of deposit of an Obligor issued by an Eligible Institution which is denominated in Dollars and is subject to the first priority, valid and perfected security interest of the Borrower and is not subject to any other Liens (except for Permitted Liens and Liens arising from participation or co-lending relationships with the Originator).

“Eligible Institution”: A depository institution organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (A) which has either (1) a long-term unsecured debt rating of at least “A+” from S&P and “A1” from Moody’s or (2) a short-term unsecured debt or certificate of deposit rating of at least “A-1” from S&P and “P-1” from Moody’s, (B) whose deposits are insured by the FDIC and (C) having a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

“Eligible Inventory”: Means Inventory that satisfies the following criteria:

(a) such Inventory is subject to the first priority, valid and perfected security interest of the Borrower and is not subject to any other Liens (except for Permitted Liens and Liens arising from participation or co-lending relationships with the Originator), and, where deemed appropriate by the Administrative Agent, either a landlord waiver or a rent reserve satisfactory to the Administrative Agent has been obtained;

(b) such Inventory is in compliance with all applicable criteria in the Underlying Instruments of the related Loan and the Credit and Collection Policy, and, if the Administrative Agent reasonably requests an appraisal of such Inventory, such Inventory shall have been appraised within 45 days of such request (provided that the advance amount under the related Eligible Loan shall be adjusted in accordance with the Underlying Instruments and the provisions of the Credit and Collection Policy for any reappraised value of such Inventory);

(c) such Inventory shall be in good condition available for sale through the applicable Obligor’s normal business distribution channels, and not returned (unless such returned Inventory is saleable through the applicable Account Debtor’s normal business distribution channels), damaged, defective, stale, dated or obsolete Inventory;

(d) such Inventory is located on premises owned or leased and controlled by the applicable Obligor with respect to the related Eligible Loan or is in the possession of a transportation agent selected by such Obligor or its Account Debtor;

(e) such Inventory is insured in accordance with the requirements set forth in the applicable Underlying Instruments with respect to the related Loan, and the Servicer or the Borrower is named as loss-payee under such insurance policy;

(f) such Inventory is (i) located in the United States, or (ii) in transit to the United States and secured by a letter of credit in favor of the applicable Obligor with a face amount at least equal to the value of such Inventory; and

(g) such Inventory does not consist of (i) spare parts for equipment not sold in the ordinary course of the related Obligor’s business; (ii) packaging and shipping materials that would not be reasonably available for use by another company (such as private label packaging); or (iii) supplies used or consumed in the related Obligor’s business that would not have comparable value to a third party in a similar line of business as the related Obligor.

“Eligible Letter of Credit”: Means each Letter of Credit that satisfies the following criteria:

(a) such Letter of Credit is issued by an Eligible Bank and the Borrower (or, with respect to any Letters of Credit issued prior to the Effective Date, the Originator) is explicitly listed as the applicable beneficiary thereof;

(b) such Letter of Credit has an automatic renewal provision and provides that if such Letter of Credit is not renewed or is terminated for any reason, the Originator or the Borrower, as applicable, will be provided with notice of such event at least 15 days in advance;

(c) such Letter of Credit is subject to the first priority, valid and perfected security interest of the Borrower (or, with respect to any Letters of Credit issued prior to the Effective Date, the Originator) and is not subject to any other Liens (except for Permitted Liens and Liens arising from participation or co-lending relationships with the Originator or the Borrower, as applicable);

(d) such Letter of Credit may be drawn at sight upon at the principal offices of the Eligible Bank as the same shall be designated from time to time by notice to the Borrower (or, with respect to any Letters of Credit issued prior to the Effective Date, the Originator) pursuant to the terms of such Letter of Credit;

(e) such Letter of Credit is payable in Dollars in immediately available funds;

(f) such Letter of Credit is governed by the Uniform Customs and Practice for Documentary credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “UCP”), and any amendments or revisions thereto, except for waivers with respect to (A) the time periods in Articles 13(b) and 14(d)(i) of the UCP, (B) the application of Article 17 of the UCP and (C) any provisions of Article 48 of the UCP invalidating transfers made in accordance with clause (g) below, and, to the extent not governed thereby, the laws of the State of New York, except for waiver of Section 5-112 of the New York Uniform Commercial Code; and

(g) such Letter of Credit otherwise contains terms and conditions that are acceptable to the Administrative Agent.

“Eligible Life Insurance Policy”: Means each Life Insurance Policy that satisfies the following criteria:

(a) the net cash surrender value of such Life Insurance Policy does not exceed 10% of the Eligible Assets securing the related Loan, provided however, if the net cash surrender value of such Life Insurance Policy does exceed 10% of the Eligible Assets securing the related Loan, only the portion in excess of 10% shall be deemed ineligible pursuant to this clause (a);

(b) the Servicer or the Borrower monitors the cash value on such Life Insurance Policy via quarterly statements provided by the Issuing Insurance Company to ensure that such Life Insurance Policy has not lapsed;

(c) such Life Insurance Policy is freely assignable, and either the Borrower (or, with respect to any Life Insurance Policies issued prior to the Effective Date, the Originator) is listed as loss-payee under such Life Insurance Policy or such Life Insurance Policy has been validly assigned to the Borrower (or, with respect to any Life Insurance Policies issued prior to the Effective Date, the Originator), in each case providing the Originator or the Borrower, as applicable, the right to receive the proceeds of the Death Benefit as loss-payee under such Life Insurance Policy in case of a default by the Obligor under the Loan secured by such Life Insurance Policy;

(d) the Issuing Insurance Company is not an Affiliate of the Borrower or the Servicer and has a financial strength rating of at least “A-”/“A3” by S&P and Moody’s,

respectively; provided if the Issuing Insurance Company is rated by one of S&P and Moody’s, but not both, a minimum rating of “A” by Fitch, or “A-” by A.M. Best, may be substituted;

(e) such Life Insurance Policy is denominated in Dollars;

(f) such Life Insurance Policy is in force and enforceable by the Originator or the Borrower, as applicable, against the Issuing Insurance Company in accordance with its terms, and not subject to any defense or counterclaim (including, without limitation, any defense or counterclaim based on fraud, deceit, misconduct of a Broker/Provider, an Insured, viator, the Borrower or the Originator or lack of insurable interest or a challenge of the sale of the Life Insurance Policy by an heir, or on behalf of the heirs, of the Insured); and such Life Insurance Policy is a universal life, whole life or term policy (but each term policy must be convertible into permanent insurance) and may be a survivorship or second-to-die policy;

(g) the Insured is either (x) a citizen of the United States or (y) currently residing in the United States and, in each case, has documented social security information;

(h) the Insured for such Life Insurance Policy is a current or former officer, employee, board member or direct or indirect equity owner of the applicable Obligor;

(i) such Life Insurance Policy and the Related Security is free of any Lien imposed in favor of any Person, other than Permitted Liens;

(j) the Originator or the Borrower, as applicable, shall have delivered notice to the Issuing Insurance Company of its interest in the related Life Insurance Policy, and such notice shall be substantially in the form required by the Issuing Insurance Company or such other form as shall have been approved in writing by the Administrative Agent;

(k) if required by such Life Insurance Policy, the related Issuing Insurance Company shall have acknowledged the Lien on such Life Insurance Policy in favor of the Originator or the Borrower, as applicable;

(l) the terms of such Life Insurance Policy have not been modified in a manner which violates the Transaction Documents;

(m) such Life Insurance Policy is in full force and effect and has not lapsed, and such Life Insurance Policy is not in a grace period;

(n) the Servicing File with respect to such Life Insurance Policy is complete and in the possession of the Servicer or, if required by the Administrative Agent in accordance with the terms hereof, the Trustee; and

(o) such Life Insurance Policy requires payment of the net cash surrender value to the Originator or the Borrower, as applicable, within 60 days of such party’s surrender of such Life Insurance Policy to the Issuing Insurance Company.

“Eligible Loan”: On any Measurement Date, each Loan that satisfies each of the following eligibility requirements (unless otherwise approved by the Administrative Agent in its sole discretion):

(a) such Loan, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by principles of equity (whether considered in a suit at law or in equity), (ii) is not subject to any litigation, material dispute or offset, and (iii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason (except as required by Applicable Law) against the Originator or any assignee;

(b) such Loan (i) was originated and underwritten, or purchased and re-underwritten, by the Originator in the ordinary course of its business, including, without limitation, the completion of a due diligence audit and collateral assessment and in compliance with the Credit and Collection Policy and its underwriting guidelines (including, for the avoidance of doubt, Eligible Third Party Agented Loans), (ii) is properly documented by the Underlying Instruments, (iii) other than Eligible Third Party Agented Loans, has been serviced by the Servicer at all times (since the origination or acquisition of such Loan by the Originator) in accordance with the Credit and Collection Policy and the Servicing Standard, and (iv) the Underlying Instruments of which have not had any of their terms, conditions or provisions amended, modified or waived other than as provided herein or with the consent of the Administrative Agent;

(c) such Loan is a First Lien Loan, secured by Eligible Assets; provided that if any portion of such Loan is secured by assets that do not constitute Eligible Assets, then only such portion of the Loan shall be deemed ineligible;

(d) such Loan is not a Delinquent Loan as of the date it becomes part of the Collateral or a Defaulted Loan at any time;

(e) such Loan is denominated and payable only in Dollars (and not in another currency or in kind) in the United States and does not permit the currency or country in which such Loan is payable to be changed;

(f) such Loan has an original term to maturity that does not exceed 60 months;

(g) such Loan and the related Underlying Instruments comply in all material respects with all Applicable Laws;

(h) such Loan is a Floating Rate Loan and not a Fixed Rate Loan;

(i) all advances to the Eligible Obligor thereunder are cross-collateralized and cross-defaulted with respect to each type of Eligible Asset;

(j) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be acquired by the Borrower as contemplated by the Sale Agreement and to have a security interest therein granted to the Trustee, for the benefit of the Secured Parties, and the Loan does not contain any restrictions that would prohibit the further assignment or transfer of such Loan by the Borrower;

(k) such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of any Secured Party to exercise its rights under this Agreement, including, without limitation, its rights to review the related Servicing File and Underlying Instruments;

(l) such Loan provides for:

(i) periodic payments of accrued and unpaid interest in readily-available funds on a current basis, no less frequently than monthly (provided that in accordance with its related Underlying Instruments interest accrued on such Loan may be added to the principal amount of such Loan instead of being paid as it accrues); and

(ii) a fixed amount of principal payable in readily-available funds no later than its stated maturity;

(m) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan have, to the Borrower’s and Originator’s knowledge, been duly obtained, effected or given and are in full force and effect;

(n)(i) the Borrower has good and marketable title to, and is the sole owner of (other than with respect to Retained Interests), such Loan, (ii) the Borrower has granted to the Trustee, for the benefit of the Secured Parties, a valid first priority perfected security interest, free and clear of all other Liens (other than Permitted Liens), in the Loan and Related Property, and (iii) the Required Loan File required to be delivered to the Trustee, with respect to such Loan, has been or will be delivered to the Trustee on or prior to the related Funding Date (other than with respect to Loans closed in escrow, in which case the Administrative Agent and the Trustee shall have received a certification from outside counsel to the Originator or Obligor in the form of Exhibit M (or such other form as the Administrative Agent may agree) on or prior to the applicable Funding Date and in which case the Required Loan File shall be delivered to the Trustee no later than three (3) Business Days after the related Funding Date (which three (3) Business Day period shall be tracked by the Trustee and, following the third (3rd) Business Day the Trustee shall notify the Administrative Agent if the Borrower has failed to deliver the Required Loan File));

(o) the Obligor with respect to such Loan is an Eligible Obligor;

(p) all information, representations and warranties provided in writing by the Borrower, the Originator and the Servicer with respect to the Loan are true, correct and complete in all material respects;

(q) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act and if the issuer of such Loan is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the 1940 Act, then either (A) such security does not constitute a “voting security” for purposes of the 1940 Act or (B) the aggregate amount of such security held by the Borrower is less than 10% of the entire issue of such security;

(r) the Obligor and the Account Debtor (as directed by the related Obligor) with respect to such Loan has been directed in writing to remit payments to a Lockbox Account or other account approved by the Administrative Agent in its sole discretion;

(s) such Loan does not constitute Margin Stock;

(t) such Loan is not subject to U.S. withholding tax and is not subject to any foreign withholding tax, and the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis in the event of a Change of Tax Law;

(u) such Loan is acquired by the Borrower in compliance with the Portfolio Acquisition and Disposition Requirements;

(v) such Loan had a Risk Rating of “6” or better at the time such Loan was originated and a Risk Rating of “7” or better at all times it is included in the Collateral; and

(w) at the time such Loan becomes part of the Collateral, such Loan had not previously been included in the Collateral, unless the Administrative Agent consents thereto in its sole discretion.

“Eligible Machinery and Equipment”: Means Machinery and Equipment that satisfies the following criteria:

(a) such Machinery and Equipment is subject to the first priority, valid and perfected security interest of the Borrower and is not subject to any other liens (except for Permitted Liens and liens arising from participation or co-lending relationships with the Originator), and, where deemed appropriate by the Administrative Agent, either a landlord waiver or a rent reserve satisfactory to the Administrative Agent has been obtained;

(b) the scheduled amortization for the Loan secured by such Machinery and Equipment does not exceed the lesser of: (i) seven (7) years, or (ii) the estimated useful life of the Machinery and Equipment;

(c) such Machinery and Equipment shall be in working condition and not damaged, defective or obsolete Machinery and Equipment;

(d) such Machinery and Equipment is located on premises owned or leased and controlled by the related Obligor;

(e) such Machinery and Equipment is insured in accordance with the requirements set forth in the Underlying Instruments with respect to the related Loan, and the Servicer or the Borrower is named as loss-payee under such insurance policy;

(f) such Machinery and Equipment is located in the United States; and

(g) such Machinery and Equipment is subject to a qualified appraisal and has been appraised by an independent appraiser within 45 days prior to the date the related Loan first becomes part of the Collateral; provided that the Borrower has 30 days from the end of each fourteen month period (beginning on the date of the most recent appraisal) to obtain an updated appraisal (which can be a desktop appraisal), unless the Administrative Agent requests in its sole discretion that an on site appraisal be performed, in which case, the Borrower will have 45 days from the date such appraisal is requested by the Administrative Agent to obtain such updated appraisal.

“Eligible Obligor”: On any Measurement Date, any Obligor that:

(i) is (i) a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization or (ii) a Governmental Authority, provided that the Borrower, the Servicer, the Originator, such Governmental Authority and any other relevant parties are in full compliance with the Federal Assignment of Claims Act and all similar state and local laws and regulations;

(ii) has not entered into the Loan primarily for personal, family or household purposes;

(iii) is not an Affiliate of the Borrower, the Originator or the Servicer;

(iv) is domiciled in a state of the United States or the District of Columbia; and

(v) is not (and has not been for at least five (5) years) the subject of an Insolvency Event, and, as of the date on which such Loan becomes part of the Collateral, such Obligor has not experienced a material adverse change in its condition, financial or otherwise, such to affect the collectibility of the Loan or related collateral, as determined by the Servicer, and is in compliance with the Credit and Collection Policy and the Originator’s underwriting criteria.

“Eligible Real Estate”: Means Mortgaged Property that satisfies the following conditions:

(a) the scheduled amortization for the Loan secured by such Mortgaged Property does not exceed fifteen (15) years;

(b) such Mortgaged Property is subject to a qualified appraisal and has been appraised by an independent appraiser within 45 days prior to the date the related Loan first becomes part of the Collateral; provided that the Borrower has 30 days from the end of each fourteen month period (beginning on the date of the most recent appraisal) to obtain an updated appraisal (which can be a desktop appraisal), unless the Administrative Agent requests in its sole discretion that an on site appraisal be performed, in which case, the Borrower will have 45 days from the date such appraisal is requested by the Administrative Agent to obtain such updated appraisal;

(c) the related Mortgage has been properly recorded (or, if not properly recorded, has been submitted in proper form for recording) and establishes and creates a valid, enforceable and subsisting first priority security interest on the related Mortgaged Property subject only to the following (“Permitted Encumbrances”): (a) the Lien of current real property taxes and assessments, water and sewer rents and other similar liens not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record or which a survey would disclose as of the date of recording of such Mortgage, such exceptions appearing of record or as set forth in the title policy or which a survey would disclose being reasonably acceptable to mortgage lending institutions generally in the area wherein the Mortgaged Property is located or specifically reflected in an appraisal obtained in connection with the origination of the related Loan, (c) mechanics liens or judgment liens which have been secured by a bond reasonably acceptable to the aforesaid mortgage lending institutions, and (d) other matters to which like properties are commonly subject which do not materially and adversely interfere with the value of or current principal use of the related Mortgaged Property or the benefits of the security intended to be provided by such Mortgage;

(d)  (i) the Lien of the related Mortgage is insured by an ALTA lender’s title insurance policy (“Title Policy”), or its equivalent, issued by a nationally recognized title insurance company licensed to do business in the state in which the Mortgaged Property is located, insuring the Originator or the Borrower (or, if a Title Policy has not yet been issued in respect of such Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked-up” at the closing of such Loan); (ii) each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid; (iii) the Title Policy is freely transferable or assignable by the Originator and the Borrower to any subsequent holder of the Related Mortgage; and (iv) immediately following the transfer and assignment of the related Loan to the Trustee, for the benefit of the Secured Parties, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee, on behalf of the Secured Parties, without the consent of or notice to the insurer;

(e) the related Mortgage contains provisions, which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (x) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (y) otherwise, by judicial foreclosure. There is no homestead or other exemption available to the applicable Account Debtor which would materially interfere with the right to sell the Mortgaged Property related to such Loan at a trustee’s sale or the right to foreclose the Mortgage;

(f) all escrow deposits of a material amount relating to the Loan secured by such Mortgaged Property that are, as of the applicable due date, required to be deposited with the mortgagee or its agent have been so deposited;

(g) there is no unreserved delinquent tax or assessment Lien on the Mortgaged Property and such Mortgaged Property is free of material damage and is in good repair;

(h) there are no material defaults in complying with the terms of the applicable Mortgage related to the Loan secured by such Mortgaged Property, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable (other than any such amounts the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the applicable Obligor);

(i) improvements on the related Mortgaged Property are insured by a generally acceptable carrier against loss under a hazard insurance policy with extended coverage, and all such insurance policies are in full force and effect;

(j) no proceeding for the condemnation of all or any material portion of the Mortgaged Property has commenced or, to Borrower’s knowledge, been threatened;

(k) the Mortgaged Property was subject to one or more environmental site assessments (or an update of a previously conducted environmental assessment and which in no event shall require greater than a phase I review unless a recognized environmental condition was detected therein), and the Originator and the Servicer have no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property;

(l) none of the Borrower, the Originator or the Servicer have taken any action with respect to such Mortgaged Property that could subject the Secured Parties, or their respective successors and assigns in respect of such Mortgaged Property, to any liability under any applicable Environmental Law, and none of the Borrower, the Originator or the Servicer have received any actual notice of a material violation of any applicable Environmental Law with respect to the related Mortgaged Property; and

(m) if any buildings being a part of the Mortgaged Property are in an area identified in the federal register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage described in the related Underlying Instruments.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal).

“Eligible Third Party Agented Loan”: means a Loan that satisfies the following criteria:

(i) the Loan is originated by a Person other than the Originator as part of a syndicated loan transaction;

(ii) the Loan is secured by an undivided interest in the Related Security that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s indebtedness of equal lien priority issued in such loan transaction;

(iii) the third party Loan originator (or an affiliate thereof) (a) is the lead agent, collateral agent and/or paying agent for all lenders in such loan transaction, (b) receives payment directly from the Obligor thereof on behalf of such lenders and distributes such payments to the other lenders, including the Borrower, in accordance with each lender’s pro rata share of the indebtedness; (c) is a Qualified Third Party Agent, and (d) has been instructed to make all payments with respect to the Borrower’s rights in such Loan directly into the Collection Account;

(iv) the related Underlying Instruments for such Loan (a) shall include documentation and terms substantively comparable to the Underlying Instruments of Loans originated by the Originator, and (b) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof; and

(v) the right to control the actions of and replace the agent, collateral agent and/or the paying agent of the notes is to be exercised by at least a majority of all holders of such indebtedness.

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq. (“CERCLA”)), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equipment”: Means equipment (whether characterized as equipment or inventory) that is leased to a lessee under a lease contract together with any replacement parts, additions and repairs thereof, and any accessories incorporated therein and/or affixed thereto.

“Equity Interests”: Any share of capital stock, membership interest, partnership interest, beneficial ownership interest or other equity security of any nature in and to any REO Affiliate.

“Equity Security”: (i) Any equity security or any other security that does not constitute an Eligible Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself does not constitute an Eligible Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, constituted an Eligible Loan but that, as of any subsequent date of determination, no longer constitutes an Eligible Loan, for so long as such obligation fails to satisfy such requirements.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Errors”: Defined in Section 6.14(g).

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Liquidity Bank or Lender shall have notified the Administrative Agent of a determination by such Liquidity Bank or Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Liquidity Bank or Lender shall have notified the Administrative Agent of the inability, for any reason, of such Liquidity Bank or Lender, as applicable, to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank or Lender shall have notified the Administrative Agent of a determination by such Liquidity Bank or Lender, as applicable, that the rate at which deposits of Dollars are being offered to such Liquidity Bank or Lender in the London interbank market does not accurately reflect the cost to such Liquidity Bank or Lender of making, funding or maintaining any Advance, or (d) any Liquidity Bank or Lender shall have notified the Administrative Agent of the inability of such Liquidity Bank or Lender, as applicable, to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage”: For any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Excepted Persons”: Defined in Section 13.13(a).

“Excess Concentration Amount”: With respect to all Eligible Loans included in the Collateral, the amount by which the sum of the Outstanding Loan Balances of such Eligible Loans exceeds any applicable Concentration Limits; provided that any such excess amounts shall be calculated in such order and attributed to the particular Outstanding Loan Balances necessary to ensure that (i) there is no duplication of amounts disallowed due to separate Concentration Limits, and (ii) the minimum aggregate amount which could be disallowed while still complying with the Concentration Limits is so determined.

“Excess Spread”: With respect to the last day of each Collection Period, a per annum percentage equal to (i) the weighted average yield of all Eligible Loans included in the Collateral as of such date minus (ii) the sum of (a) the product of (x) the weighted average Interest Rate up to a maximum rate of the applicable Alternative Rate plus the Alternative Rate Margin and (y) the Advance Rate, and (b) the sum of the following for the most recently completed Collection Period, whether paid or unpaid, and expressed as a per annum percentage of the Aggregate Outstanding Loan Balance as of the last calendar day of such Collection Period: (A) the Servicing Fee; (B) the Backup Servicing Fee; (C) the Trustee Fee; and (D) the Collection Account Bank Fee.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in a Lockbox Account, which amount is attributable to the payment of any upfront fees, taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties or additions thereto) imposed by any Governmental Authority on the Collateral, (b) any amount received in a Lockbox Account or other Account representing (i) a reimbursement or payment of insurance premiums or other amounts paid or payable to third parties, (ii) any escrows relating to taxes, insurance and other amounts which are held in an escrow account for the benefit of the Obligor (or its Account Debtor), and the secured party pursuant to escrow arrangements under the Underlying Instruments and (iii) any amount received in the Collection Account with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event, as applicable, or that is otherwise sold by the Borrower pursuant to this Agreement or the Sale Agreement, to the extent such amount is attributable to a time after the effective date of such retransfer, substitution, replacement or sale, and (c) any amounts received in a Lockbox Account that do not constitute Collateral or any proceeds thereof.

“Facility Termination Date”: April 25, 2013, or such later date as the Administrative Agent and each Lender shall notify the Borrower of in writing in accordance with Section 2.1(c).

“Fair Market Value”: As of any Measurement Date, an amount which would be obtainable in an arm’s length transaction between an informed and willing buyer and an informed and willing seller under no compulsion to sell, as determined pursuant to the most recent appraisal of the applicable Mortgaged Property conducted in accordance with clause (b) of the definition of “Eligible Real Estate”.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Assignment of Claims Act”: The Federal Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq.), as amended from time to time.

“Federal Funds Rate”: For any period, a fluctuating per annum interest rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in H.15 or, if H.15 is not published, any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Finance Charges”: With respect to any Loan, any interest or finance charges payable by an Obligor pursuant to or with respect to such Loan.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Loan”: Any Loan that is secured by a valid and perfected first priority Lien on the Obligor’s Eligible Assets and other Related Property (whether or not there is also a Lien of a higher or lower priority on additional collateral).

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Period”: With respect to any Advance (or portion thereof) made by a Lender that is funded via the issuance of Commercial Paper Notes, a period of up to but not exceeding ninety-two (92) days, as selected by the Administrative Agent in its sole discretion, commencing on the date of issuance of the Commercial Paper Notes and ending on the date of maturity of such Commercial Paper Notes; provided that any Fixed Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day. For the avoidance of doubt, with respect to any Advance (or portion thereof) made by a Lender that is not funded via the issuance of Commercial Paper Notes, the “Fixed Period” shall be a period of one (1) Business Day, unless otherwise agreed upon by the Administrative Agent and the Borrower.

“Fixed Rate Loan”: Any Loan other than a Floating Rate Loan.

“Floating Rate Loan”: An Eligible Loan under which the Loan Rate payable by the Obligor thereof is based on the Prime Rate or the LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such Loan Rate will reset on a regular basis upon any change in the related Prime Rate or the LIBOR Rate or is only fixed for a period no longer than six (6) months.

“Funding Date”: With respect to any Advance, the Business Day the related Advance has been requested to be made.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: Means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guaranteed Liabilities”: Defined in Section 14.1.

“Guarantor”: Core Business Credit, LLC or NewStar Financial, Inc.; “Guarantors”: means each of or both Core Business Credit, LLC and NewStar Financial, Inc., as applicable in the context used.

“Guarantor Payment”: Defined in Section 14.2.

“Guaranty”: The guaranty provided by the Guarantors to the Secured Parties pursuant to Article XIV.

“Hazardous Materials”: All materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa3”, (ii) with respect to ratings assigned by S&P, “AA-”, and (iii) with respect to ratings assigned by Fitch, “AA-”.

“Increased Costs”: Any amounts required to be paid by the Borrower to a Lender pursuant to Section 2.12.

“Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person and all letters of credit for which such Person is the account party, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all net obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Independent Manager” or “Independent Director” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Manager or Independent Director has not been, and during the continuation of his or her service as Independent Manager or Independent Director is not: (i) an employee, director, stockholder, trade creditor shareholder, member, manager, partner or officer of (x) the Servicer, (y) the Borrower or (z) any of their respective principals or Affiliates (other than his or her service as an Independent Manager or an Independent Director of the Borrower); (ii) a customer or supplier of the Borrower, the Servicer or any of their respective principals or Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Manager or Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers or Independent Directors, as applicable, thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; provided that such Independent Manager or Independent Director may be an independent manager or an independent director of another special purpose entity affiliated with the Servicer. Any new Independent Manager or Independent Director of the Borrower appointed after the date hereof requires the written consent of the Administrative Agent in its sole discretion, provided that the Administrative Agent will not unreasonably withhold its consent to any proposed Independent Manager or Independent Director that has at least three years of employment experience with Lord Securities Corporation, Co-Issuer Corporate Staffing, LLC, Global Securitization Services, LLC, Amacar, L.L.C. or Corporation Service Company.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry Classification Group”: The three digit industry classification groups as published by the North American Industry Classification System as of the Closing Date as set forth in Schedule VI, as such Schedule VI (the “NAICS Codes”) may be amended from time to time in accordance with the terms hereof. At the request of the Borrower, or the initial Servicer on the Borrower’s behalf, Schedule VI will be amended to include a new code for an industry which was not included in the NAICS Codes, subject to the written consent of the Lenders (such consent not to be unreasonably withheld).

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order (i) for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or (ii) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or (iii) ordering the winding-up or liquidation of such Person’s affairs, provided that such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, (d) the failure by such Person generally to pay its debts as such debts become due, or (e) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to, or loss of, the Related Property.

“Insurance Proceeds”: Any amounts received on or with respect to a Loan under any Insurance Policy or Life Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the Related Property nor required to be paid to the Obligor under the Underlying Instruments.

“Insured”: With respect to any Life Insurance Policy means the person (or each one of the persons) whose life (lives) is (are) insured by such Life Insurance Policy.

“Interest”: For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x	1
D

where:

IR = the Interest Rate applicable on such day;

P = the principal amount of such Advance on such day; and

D = 360;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts received with respect to the Collateral other than Principal Collections that are deposited into the Collection Account, or received by or on behalf of the Borrower, the Servicer or the Originator in respect of a Loan, including, without limitation, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Interest Rate”: For any Accrual Period and for each portion of an Advance outstanding made by the Lender for each day during such Accrual Period:

(i) to the extent the Lender has funded the applicable Advance through the issuance of Commercial Paper Notes, a rate equal to the applicable CP Rate plus the Program Fee, compounded monthly on any unpaid accrued Interest; or

(ii) to the extent the Lender did not fund the applicable Advance through the issuance of Commercial Paper, a rate equal to the Alternative Rate plus the Alternative Rate Margin, compounded monthly on any unpaid accrued Interest;

provided that if a Termination Event has occurred and is Continuing, the Interest Rate shall be equal to the Default Rate, compounded monthly on any accrued but unpaid Interest.

“Interested Person”: The Borrower, the Originator, the Guarantors, the Servicer, Autobahn, DZ Bank or any Affiliate of any such Person.

“Interests in Real Property”: A fee simple interest, a financeable estate for years or a leasehold interest in each case in real property.

“Inventory”: Means, as to each Obligor, all of such Obligor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Obligor as lessor; (b) are held by such Obligor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Obligor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans pursuant to a Sale Agreement.

“Issuing Insurance Company”: With respect to any Life Insurance Policy, the insurance company that is obligated to pay the related Death Benefit upon the death of the related Insured by the terms of such Life Insurance Policy (or the successor to such obligation).

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit I to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(d).

“Lender”: Defined in the Preamble.

“Lender Fee Letter”: Each fee letter agreement that shall be entered into by and among the Borrower, the Servicer and the applicable Lender in connection with the transactions contemplated by this Agreement.

“Letter of Credit”: Means, as to each Obligor, any irrevocable, transferable, unconditional, direct-pay standby letter of credit that is issued by an Eligible Bank for the benefit of the Borrower (or, with respect to any Letter of Credit issued prior to the Effective Date, the Originator).

“LIBOR Rate”: For any day during any Accrual Period and any Advance, or portion thereof, a per annum interest rate equal to:

(i) the posted rate for one-month deposits in United States Dollars appearing on the Bloomberg money rates section screen, or any successor screen thereto, as of 11:00 a.m. (London time) on such day, or if such rate is not published for such date, then the most recently published rate; or

(ii) if no such rate appears on the Bloomberg money rates section screen, or any successor screen thereto, at such time and day, then the LIBOR Rate shall be the arithmetic mean of the offered rates for one month deposits in United States Dollars appearing on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on such day, or if such rate is not published for such date, then the most recently published rate.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Life Insurance Policy”: Means, as to each Obligor, an entire life insurance policy issued by an insurance company that is licensed in at least one state in the United States, or the District of Columbia, Puerto Rico, or the U.S. Virgin Islands or that is a Canadian insurer operating through its United States branch.

“Liquidation Expenses”: With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any Related Property securing such Loan, upon or after the expiration or earlier termination of such Loan (including without limitation any brokerage or legal fees), and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing under such Loan, as documented by the Servicer upon the request of the Administrative Agent, in writing providing a breakdown of the Liquidation Expenses for such Loan, along with any supporting documentation therefor.

“Liquidity Agent”: Defined in the Preamble.

“Liquidity Agreement”: Any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Lender in order to provide liquidity support for such Lender’s Advances hereunder.

“Liquidity Bank”: The Person or Persons, including DZ Bank, who provide liquidity support to any Lender pursuant to a Liquidity Agreement in connection with the issuance by such Lender of Commercial Paper Notes; provided that, prior to a Termination Event occurring and Continuing, any Liquidity Bank other than DZ Bank or any of its Affiliates requires the prior written consent of the Borrower (which consent shall not be unreasonably withheld).

“Loan”: Any commercial or real estate loan originated, acquired or underwritten by the Originator in the ordinary course of its business and transferred to the Borrower by the Originator pursuant to the Sale Agreement, excluding any Retained Interest.

“Loan List”: The list of Loans provided by the Borrower to the Administrative Agent and the Trustee, in the form of Schedule IV hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Loan Checklist”: The list delivered by or on behalf of the Borrower to the Trustee that identifies the following with respect to each Loan: (i) Obligor name, (ii) original Loan balance, (iii) Loan number, (iv) advance rate, (v) Loan Rate, (vi) maturity date (vii) the underlying Eligible Assets, (viii) if it is a Noteless Loan, (ix) if such Loan is an Eligible Third Party Agented Loan, (x) if there are any other lenders on the Loan, and (xi) each of the items contained in the related Required Loan File.

“Loan Rate” means, for each Loan and any Collection Period, the current cash pay interest rate for such Loan in such period, as specified in the related Underlying Instruments.

“Loan-to-Value Ratio”: With respect to any Loan, the maximum advance rate permitted to be advanced by the Originator or Borrower, as applicable, under the terms of the Underlying Instruments with respect to the applicable Eligible Assets securing such Loan.

“Lockbox Accounts”: Each of the separate lockbox accounts or blocked accounts maintained at the applicable Lockbox Account Bank, subject to a Lockbox Agreement, for the purpose of receiving Collections, the details of which are set forth on Schedule II, as such schedule may be amended from time to time.

“Lockbox Account Banks”: The financial institutions listed as Lockbox Account Banks on Schedule II, and such other financial institutions that may from time to time become Lockbox Account Banks hereunder.

“Lockbox Agreements”: The separate lockbox account agreements or account control agreements, among the Borrower, the applicable Obligor, the applicable Lockbox Account Bank and the Administrative Agent, and each pertaining to one of the Lockbox Accounts, or any superseding intercreditor or lockbox agreement or account control agreement, among the Borrower, the applicable Obligor, the applicable Lockbox Account Bank and the Administrative Agent, and such other parties thereto, provided that the Administrative Agent does not need to be party to the Lockbox Agreement if the applicable Lockbox Bank has received and accepted instructions to sweep the amounts in the Lockbox Account into the Collection Account on a daily basis and such instructions are irrevocable absent the written consent of the Administrative Agent; and provided further that with respect to any Eligible Third Party Agented Loan, the Administrative Agent and the Borrower need not be party to the Lockbox Agreement but any changes to such agreement must be with the written consent of the lead agent, collateral agent and/or paying agent on behalf of all the lenders with respect to such Loan.

“Lockbox Bank Fees”: Fees payable to each Lockbox Bank for providing the applicable Lockbox Account.

“Lockbox Collection Percentage”: For any Collection Period, a fraction (expressed as a percentage and rounded up to the next 0.001%), (i) the numerator of which is the sum of payments made with respect to the Loans directly into the applicable Lockbox Account during such Collection Period, and (ii) the denominator of which is all Collections during such Collection Period.

“Machinery and Equipment”: Means, as to each Obligor, all of such Obligor’s now owned and hereafter existing machinery and equipment, wherever located, which is used by such Obligor in the manufacture of products for sale or distribution of products or services to market, other than automobiles and trucks.

“Make-Whole Fee”: Has the meaning provided in the Lender Fee Letter.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Originator, the Servicer, the Guarantors or the Borrower, (b) the validity or enforceability of this Agreement or any other Transaction Document against the Originator, the Servicer, the Guarantors or the Borrower or the validity, enforceability or collectibility of the Loans and Related Property taken as a whole or any material portion of the Loans, Eligible Assets or other Related Property, (c) the rights and remedies of the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower, the Originator, the Guarantors or the Servicer to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s lien on a material portion of the Loans, Eligible Assets and other Related Property, taken as a whole.

“Maximum Availability”: At any time, an amount equal to the lesser of (i) the Maximum Facility Amount, and (ii) the Borrowing Base.

“Maximum Facility Amount”: $225,000,000, as such amount may be amended from time to time in accordance with the provisions hereof, and provided further that on or after the Termination Date, the Maximum Facility Amount shall mean the Advances Outstanding.

“Maximum Loan-to-Value Ratio”: With respect to any Loan, the Loan-to-Value Ratio shall not exceed the percentage set forth in the following table for the type of Eligible Asset securing the applicable Loan:

TYPE OF ELIGIBLE ASSET	MAXIMUM LOAN-TO-VALUE RATIO

ELIGIBLE ACCOUNTS RECEIVABLE	85%

ELIGIBLE INVENTORY (COMMODITIES)	THE LESSER OF: (A) 70% OF COST; OR (B) 85% OF NET ORDERLY LIQUIDATION VALUE

ELIGIBLE INVENTORY (ALL OTHER)	THE LESSER OF: (A) 60% OF COST; OR (B) 75% OF NET ORDERLY LIQUIDATION VALUE

ELIGIBLE REAL ESTATE	75% OF: (A) PURCHASE PRICE AND CAPITAL IMPROVEMENTS FOR ACQUISITION FINANCINGS; OR (B) FAIR MARKET VALUE FOR ALL FINANCINGS OTHER THAN ACQUISITION FINANCINGS

ELIGIBLE MACHINERY AND EQUIPMENT	THE LESSER OF: (A) 85% OF NET ORDERLY LIQUIDATION VALUE; OR (B) 90% OF FORCED LIQUIDATION VALUE

ELIGIBLE LETTERS OF CREDIT AND ELIGIBLE CERTIFICATES OF DEPOSIT	90% OF FACE VALUE

ELIGIBLE LIFE INSURANCE POLICIES	90% OF NET CASH SURRENDER VALUE

“Measurement Date”: Each of the following: (i) the Closing Date; (ii) the Effective Date; (iii) the last day of each calendar month (unless that day is not a Business Day in which case the preceding Business Day); and (iv) the date of any Borrowing Notice and Notice of Reduction of Advances Outstanding/Maximum Facility Amount.

“Minimum Excess Spread Requirement”: As of any date of determination, 2.0%.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second Lien on an Interest in Real Property securing a Loan subject to this Agreement, including the Assignment of Leases and Rents related thereto.

“Mortgaged Property”: The underlying Interests in Real Property which are subject to the Lien of a Mortgage that secures a Loan (including any REO Loan), consisting of Interests in Real Property in a parcel or parcels of land, at least one of which parcels is improved by a commercial building or facility, together with Interests in Real Property in such commercial building or facility and any personal property, fixtures, leases and other property or rights pertaining to such land, commercial building or facility which are subject to the related Mortgage.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Aggregate Outstanding Loan Balance”: As of any determination date, an amount equal to the Aggregate Outstanding Loan Balance less the Excess Concentration Amount.

“Net Orderly Liquidation Value”: The Orderly Liquidation Value of the applicable Eligible Assets minus the costs associated with liquidating such Eligible Assets in a commercially reasonable manner.

“Net Purchased Loan Balance”: as of any date of determination, an amount equal to (i) the sum of (a) the aggregate outstanding principal balance of all Loans conveyed by the Originator to the Borrower under the Sale Agreement prior to such date and (b) the aggregate outstanding principal balance of all Loans acquired by the Borrower other than from the Originator prior to such date, if any, minus (ii) the aggregate outstanding principal balance of all Loans repurchased by the Originator or any Affiliate thereof (other than Warranty Loans) pursuant to Section 2.16 prior to such date.

“Notice of Reduction of Advances Outstanding/Maximum Facility Amount”: Each notice required to be delivered by the Borrower in respect of any reduction of the Maximum Facility Amount or repayment of Advances Outstanding, in the form of

Exhibit A-2.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof. For purposes of calculating any Concentration Limit, all Loans included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such Affiliate Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Outstanding Loan Balances of all of Corporation A’s Loans included as part of the Collateral constitutes 10% of the Aggregate Outstanding Loan Balance and the sum of the Outstanding Loan Balances of all of Corporation B’s Loans included as part of the Collateral constitutes 10% of the Aggregate Outstanding Loan Balance, the combined Obligor concentration for Corporation A and Corporation B would be 20%.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion.

“Orderly Liquidation Value”: To the extent determined by the Servicer (including as a result of a request by the Administrative Agent), the value of the applicable Eligible Assets if liquidated by the holder thereof in a commercially reasonable manner.

“Original Agreement”: Defined in the recitals hereto.

“Original Parties”: Defined in the recitals hereto.

“Originator”: Defined in the Preamble.

“Outstanding Loan Balance”: As of any Measurement Date, with respect to any Loan, the balance of principal and accrued and unpaid interest outstanding for such Loan (exclusive of any amount subject to a participating interest granted therein by the Borrower or the Originator) as of the date it is transferred to the Borrower, after application of principal payments received and advances made on or before such date, minus the sum of (i) the principal portion of the Scheduled Payments on such Loan received during each Collection Period ending prior to the most recent Payment Date, (ii) all other Principal Collections on such Loan, to the extent deposited by the Servicer in the Collection Account less the sum of all advances made since the transfer date; and (iii) any portion of outstanding principal of such Loan that is subject to Dilution. The Outstanding Loan Balance of any Prepaid Loan which has been prepaid in full or any Equity Security shall equal $0.

“Payment Date”: Monthly on the 15th day of each calendar month, or, if such day is not a Business Day, the next succeeding Business Day, commencing May 15, 2008.

“Performance Guaranty”: That certain Performance Guaranty, dated as of the date hereof, between NewStar Financial, Inc. and the Administrative Agent.

“Permitted Encumbrance”: Defined in the definition of Eligible Real Estate.

“Permitted Holders”: (i) any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (ii) any Person or group of Persons that Controls, is Controlled by, or is under common Control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates. As used in this definition “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have the meanings correlative thereto.

“Permitted Investments”: Means negotiable instruments or securities or other investments that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Clearing Agency or such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch (if rated by Fitch) and each other Rating Agency in the Highest Required Investment Category granted by Fitch (if rated by Fitch) and such other Rating Agency;

(c) commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency (including Fitch if rated by Fitch);

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(e) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency (including Fitch if rated by Fitch); any such fund may be managed by the Trustee or its Affiliates;

(g) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency (including Fitch if rated by Fitch);

(h) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies, which in the case of S&P, shall be “A-1”, in the case of Fitch, shall be “F-1+” and in the case of Moody’s, shall be “P-1”; or

(i) Each Permitted Investment may be purchased by or through the Trustee or its Affiliates.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) with respect to any Related Property, Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) with respect to any Related Property, Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Transaction Documents, (d) Liens set forth in any Title Policy and (e) any Lien subordinate to the Trustee’s interest on behalf of the Secured Parties.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Portfolio Acquisition and Disposition Requirements”: With respect to any acquisition (whether by purchase or substitution) or disposition of a Loan, each of the following conditions: (a) such Loan, if being acquired by the Borrower, is an “eligible asset” as defined in Rule 3a-7; (b) such Loan is being acquired or disposed of in accordance with the terms and conditions set forth in this Agreement; (c) the acquisition or disposition of such Loan does not result in a reduction or withdrawal of the then-current rating issued by any nationally recognized statistical rating organization on any rated, fixed-income security issued by the Borrower (if any); and (d) such Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; provided that, at any time, the Borrower may elect by written notice to the Administrative Agent to cease compliance with Rule 3a-7 and rely on another exemption from being an investment company under the 1940 Act, in which case the Portfolio Acquisition and Disposition Requirements will no longer be applicable under this Agreement at such tine as such notice is given and such other exemption then applies to the Borrower.

“Predecessor Servicer Work Product”: Defined in Section 6.14(g).

“Prepaid Loan”: Any Loan (other than a Defaulted Loan) that has been terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayment Amount”: Defined in Section 6.4(b).

“Prepayments”: Any and all partial or full prepayments on or with respect to a Loan (including, with respect to any Loan and any Collection Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will satisfy such Scheduled Payment on such due date).

“Prepayment Event”: From and after the Effective Date, the occurrence of either of the following events:

(a) Increased Costs increase the amounts payable by the Borrower hereunder by greater than 0.50% per annum for a period of 180 consecutive days; or

(b) the CP Rate payable by the Borrower as a component of Interest exceeds the one-month LIBOR Rate by more than 0.48% per annum for a period of 60 consecutive days.

“Prime Rate” shall mean, for any day, the rate set forth in the Wall Street Journal as the “Prime Rate” for such day. If the Prime Rate is not published in the Wall Street Journal, then the Prime Rate will be determined by calculating the arithmetic mean of the rates of interest publicly announced by JPMorgan Chase Bank N.A. and Citibank N.A. as such bank’s U.S. dollar prime rate or base lending rate as in effect on such day at 3:30 p.m. (New York City time).

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Loans, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, Insurance Proceeds, fundings under a Letter of Credit and the principal portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to the Sale Agreement or other sale of a Loan in accordance with this Agreement), or received by or on behalf of the Borrower by the Servicer or the Originator in respect of a Loan and all Recoveries, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Program Fee”: Has the meaning provided in the Lender Fee Letter.

“Pro Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender by the aggregate Commitments of all the Lenders or, following the termination of all Commitments, the percentage obtained by dividing the outstanding principal amount of the Advances of such Lender by the aggregate Advances Outstanding.

“Qualified Institution”: A depository institution or trust company reasonably acceptable to the Administrative Agent and the Borrower, that is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has a debt rating equivalent to at least the Highest Required Investment Category or is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC.

“Qualified Third Party Agent”: The list of banks or financial institutions identified on Schedule VII hereto as such Schedule VII may be updated from time to time at the request of the Borrower with the prior written consent of the Administrative Agent.

“Rating Agency”: Each of S&P, Moody’s and Fitch.

“Records”: All documents relating to the Loans, including books, records and other information executed in connection with the origination or acquisition of the Loans and Related Security or maintained with respect to the Loans and Related Security and the related Obligors that the Borrower, the Originator, the Guarantors or the Servicer have generated, in which the Borrower has acquired an interest pursuant to the Sale Agreement or in which the Borrower or the Servicer have otherwise obtained an interest.

“Recoveries”: With respect to any Defaulted Loan, the proceeds from the sale or other disposition of the Eligible Assets and other Related Property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Defaulted Loan, the Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Defaulted Loan, to be refunded to the related Obligor.

“Register”: Defined in Section 13.16.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Property”: With respect to a Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan including, without limitation, the Eligible Assets, Equipment, Mortgaged Property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used in (1) the Sale Agreement or the applicable acquisition agreement, all right, title and interest of the Originator in and to the items set forth in clauses (a) through (d) and (i) hereof, and (2) as used herein, with respect to the Borrower, all of such Borrower’s right, title and interest in and to:

(a) any Eligible Assets and other Related Property securing a Loan and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof and all liquidation proceeds;

(b) the Required Loan File, Servicing Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Servicing File or Records;

(c) all Insurance Policies with respect to any Loan;

(d) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(e) the Accounts and the Lockbox Accounts, to the extent amounts on deposit therein or credited thereto relate to the Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein (excluding any Excluded Amounts that may be on deposit therein);

(f) the Sale Agreement and the assignment of such Sale Agreement (including, without limitation, rights of recovery of the Borrower against the Originator);

(g) the assignment to the Trustee, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Originator under or in connection with Sale Agreement;

(h) all records (including computer records) with respect to the foregoing; and

(i) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“REO Acquisition”: The acquisition by the Borrower or an REO Affiliate, on behalf of the Borrower, of any Mortgaged Property through foreclosure or by deed in lieu of foreclosure.

“REO Affiliate”: A corporation, limited partnership, limited liability company or business trust organized under the laws of any state of the United States which is wholly owned by the Borrower which acquires title to any REO Property in connection with any REO Acquisition.

“REO Loan”: Any Loan as to which the related Mortgaged Property has been acquired by the Borrower or an REO Affiliate on behalf of the Borrower through foreclosure or by deed in lieu of foreclosure.

“REO Property”: A Mortgaged Property acquired by REO Acquisition.

“Reporting Date”: The date that is three Business Days prior to each Payment Date, or, if such day is not a Business Day, the immediately preceding Business Day.

“Request for Release”: Has the meaning provided in Section 8.8(a).

“Required Lenders”: The Lenders representing an aggregate of more than 66.67% of the aggregate Commitments of the Lenders then in effect; provided that for the purposes of determining the Required Lenders, in the event that a Lender fails to provide funding for an Advance hereunder for which all conditions precedent have been satisfied, such Lender shall not constitute a Required Lender hereunder (and the Commitment of such Lender shall be disregarded for purposes of determining whether the consent of the Required Lenders has been obtained) until such time as such Lender is again in compliance with this Agreement.

“Required Loan File”: For each Loan, the following documents or instruments:

(i)(a) if the Borrower is the sole lender on such Loan, the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity, endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or, in the case of a noteless Loan, a certification from the Borrower that such Loan is a noteless Loan, and (b) if the Borrower is not the sole lender on such Loan, (1) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower) or, in the case of a noteless Loan, a certification from the Borrower that such Loan is a noteless Loan, and (2) if such Loan is not a noteless Loan, if such promissory note is not issued in the name of the Borrower, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan either (A) from the Originator to the Borrower and from such Borrower in blank, or (B) from any prior third party owner thereof directly to the Borrower (at the direction of the Originator) and from the Borrower in blank;

(ii) the original executed (a) guaranty, (b) credit agreement, (c) loan agreement, (d) note purchase agreement, (e) sale and servicing agreement, (f) acquisition agreement (or similar agreement), (g) security agreement (if separate from any Mortgage), (h) file stamped or acknowledged UCC financing statement(s) (which may be delivered within ten (10) days of the related Funding Date), (i) if such Loan is secured by a Mortgage, (A) either (x) if the Borrower is the sole lender on such Loan, the original executed Mortgage (or a certified copy), the original executed assignment of leases and rents (or a certified copy), if any, and the originals of all intervening executed assignments, if any, of the Mortgage and assignments of leases and rents, naming the Borrower as mortgagee and assignee and with evidence of recording thereon; provided that certified copies of such documents shall be certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost, or (y) if the Borrower is not the sole lender on such Loan, copies thereof certified by the initial Servicer or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office; provided that with respect to clauses (x) and (y) above, in those instances where originals or certified copies are not available, the Borrower shall deliver a signed certificate from a title or escrow company certifying that such company has submitted said Mortgage or required documentation for recording; provided further that the Borrower shall have no later than twelve (12) calendar months from the related Funding Date to deliver originals or certified copies of any required documents to the Trustee, and (B) if the Borrower is the sole lender on such Loan, an Assignment of Mortgage and of any other material recorded security documents in recordable form, executed by the Borrower or the prior holder of record, in blank (and an unbroken chain of assignments from the prior holder thereof to the Borrower), and (j) Insurance Policy or insurance certificate evidencing that an Insurance Policy is in place, in each case to the extent applicable for the related Loan, as set forth on the Loan Checklist.

(iii) if such Loan is secured by a Life Insurance Policy, a copy of such Life Insurance Policy and any related binders, riders, endorsements and documentation; and

(iv) if such Loan is secured by a Letter of Credit, a copy of such Letter of Credit and any amendments, extensions, renewals or modifications thereof.

“Required Reports”: Collectively, the Servicing Report, the Servicer’s Certificate required pursuant to Section 6.9(c), the annual statements as to compliance required pursuant to Section 6.10, and the annual independent public accountant’s report required pursuant to Section 6.11.

“Responsible Officer”: With respect to any Person, any duly authorized officer or representative of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer or representative of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject; provided that the initial Responsible Officers of the Borrower shall be those Persons set forth on Schedule VIII (as such Schedule VIII may be amended from time to time in accordance with this Agreement).

“Retained Interest”: (a) With respect to any Loan with an unfunded commitment that does not provide by its terms that funding thereunder is in the Borrower’s sole and absolute discretion and the right to receive payment (but not the obligation of the Originator to provide additional fundings) with respect to such Loan is transferred by the Originator to the Borrower, all of the obligations, if any, of the Originator to provide additional funding with respect to such Loan, and (b) with respect to any Loan arising as part of a syndicated loan transaction, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Loan and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Originator pursuant to clause (a) of this definition.

“Review Criteria”: Defined in Section 8.2(b)(i).

“Revolving Period”: The period commencing on the Closing Date and ending on the day preceding the Termination Date.

“Risk Rating”: With respect to any Loan, the internal risk rating assigned by the Originator or the initial Servicer to the credit facility under which such Loan arises pursuant to the Credit and Collection Policy.

“Rule 3a-7”: Rule 3a-7 under the 1940 Act.

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Agreement”: The Amended and Restated Purchase and Contribution Agreement, dated as of November 1, 2010, between the Originator and the Borrower.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Required Loan File.

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent and (iii) each Liquidity Bank.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Amended and Restated Securities Account Control Agreement, dated as of the date hereof, among the Borrower, the Servicer, the Trustee, and U.S. Bank, as the Securities Intermediary.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities and Exchange Commission”: The U.S. Securities and Exchange Commission.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Servicer”: Core Business Credit, LLC and each successor appointed as Successor Servicer (including, for the avoidance of doubt, the Backup Servicer upon its appointment as successor Servicer) pursuant to Section 6.14(a).

“Servicer Default”: Defined in Section 6.13.

“Servicer Termination Notice”: Defined in Section 6.13.

“Servicer’s Certificate”: Defined in Section 6.9(c).

“Servicing Advances”: With respect to any Loan, an advance made by the Servicer to cover costs other than Scheduled Payments as determined by the Servicer to be appropriate to protect and preserve the Related Security with respect to any Loan, including but not limited to insurance premiums, taxes and registration fees.

“Servicing Fee”: The servicing fee payable to the Servicer on each Payment Date in arrears in respect of each Collection Period, which fee shall be equal to the product of (i) 0.75%, (ii) the weighted average Aggregate Outstanding Loan Balance during the related Collection Period and (iii) the actual number of days in such Collection Period divided by 360.

“Servicing File”: For each Eligible Loan:

(a) copies of each of the documents included in the Required Loan File definition;

(b) the executed copies for any related subordination agreement, intercreditor agreement, or similar instruments, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto;

(c) if any Loan is secured by a Mortgage:

(i) a copy of such filed Mortgage, a copy of the assignment of leases and rents, if any, and copies of all intervening executed assignments, if any, of the Mortgage and assignments of leases and rents, naming the Borrower (or, in the case of an Eligible Third Party Agented Loan, the applicable administrative agent or collateral agent) as mortgagee and assignee and with evidence of recording thereon; and

(ii) if the Borrower is the sole lender on such Loan, a copy of an Assignment of Mortgage and of any other material recorded security documents in recordable form, executed by the Borrower or the prior holder of record, in blank (and an unbroken chain of assignments from the prior holder thereof to the Borrower); and

(d) either (i) copies of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Servicing Report”: Defined in Section 6.9(b).

“Servicing Standard”: With respect to any Loans, to service and administer such Loans on behalf of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices (a) which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent loan lender would use in servicing loans like the Loans for its own account, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (b) with a view to maximize the value of the Loans; and (c) without regard to: (i) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (ii) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan, (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Borrower of any Loans, (v) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer or (vi) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Loans; provided that, with respect to any Successor Servicer, the “Servicing Standard” shall be the same care, skill and diligence with which such Successor Servicer services and administers loans for its own account or for the account of others.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Subsidiary”: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Successor Servicer”: Defined in Section 6.14(a).

“Surplus Amount”: Has the meaning provided in Section 6.4(h).

“Surplus Withdrawal”: Has the meaning provided in Section 6.4(h).

“Tape”: Defined in Section 7.2(b)(ii).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, deductions, withholdings, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”: The earliest of (a) the date of the termination by the Borrower in whole of the Maximum Facility Amount pursuant to Section 2.3(a), (b) the Business Day designated by the Borrower to the Administrative Agent and each Lender as the Termination Date at any time following two Business Days’ prior written notice thereof to the Administrative Agent and each Lender, (c) the Facility Termination Date or such other date to which such date is extended in accordance with Section 2.1(c), and (d) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a) as a result of a Termination Event.

“Termination Event”: Defined in Section 10.1.

“Title Policy”: Defined in the definition of Eligible Real Estate.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Securities Account Control Agreement, the Variable Funding Note, any Joinder Supplement, the Lockbox Agreements, the Credit and Collection Policy, notices and acknowledgments to the Lockbox

Banks, the Lender Fee Letter, the Backup Servicer Fee Letter, the Trustee Fee Letter, the Performance Guaranty, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transferee Letter”: An agreement among an assignor Lender, assignee Lender, the Administrative Agent and the Borrower (if applicable) in the form of Exhibit J to this Agreement.

“Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) and engagement fees of the Backup Servicer incurred in connection with transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer, in an amount not to exceed $50,000.

“Trustee”: Defined in the Preamble.

“Trustee Fee”: The fee set forth as such in the Trustee Fee Letter.

“Trustee Fee Letter”: The Amended and Restated Collateral Custodian and Collection Account Bank Fee Letter, dated as of September 11, 2009, by and among the Borrower, the Servicer, the Administrative Agent and the Trustee, as amended by that the Schedule of Fees for Services as Trustee (Custodian) dated October 28, 2010 and the Schedule of Fees for Services as Collection Account Bank, dated October 28, 2010.

“Trustee Termination Notice”: Defined in Section 8.5.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event that, solely with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Unused Fee”: Has the meaning provided in the Lender Fee Letter.

“U.S. Bank”: Defined in the Preamble.

“Variable Funding Notes” or “VFNs”: Defined in Section 2.1.

“Warranty Event”: As to any Loan, the discovery that as of the Funding Date for such Loan there existed a material breach of any representation or warranty relating to such Loan and the failure of the Borrower to cure such breach, or cause the same to be cured, within thirty (30) days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof, provided that if a cure is being diligently pursued, the cure period shall be extended one time for an additional period of thirty (30) days.

“Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the applicable Funding Date of such Loan or any Loan with respect to which a Warranty Event has occurred.

Section 1.2. Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4. Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York City time;

(f) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(g) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II

THE VARIABLE FUNDING NOTES

Section 2.1. The Variable Funding Notes.

(a) On the terms and conditions hereinafter set forth, the Borrower shall deliver on the Effective Date, to the Administrative Agent, on behalf of the Lenders, a duly executed variable funding note in substantially the form of Exhibit B (the “Variable Funding Note” or “VFN”), dated as of the date of this Agreement, and otherwise duly completed. The face amount and maximum principal balance of the Variable Funding Note shall be $225,000,000. Each Lender’s Commitment shall be allocated ratably to the Variable Funding Note in accordance with its Pro Rata Share. Interest shall accrue, and the VFN shall be payable, as described herein.

(b) During the Revolving Period, the Borrower may, at its option, request the Lenders to make advances of funds (each, an “Advance”) under the VFN pursuant to a Borrowing Notice delivered to the Administrative Agent. Following the receipt of a Borrowing Notice, the Administrative Agent shall promptly notify the Lenders of receipt thereof, and subject to the terms and conditions hereinafter set forth, during the Revolving Period, the Lenders shall fund such Advance. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the Lender’s unused Commitment then in effect.

(c) The Borrower may, within 90 days but not less than 60 days prior to the Facility Termination Date, by written notice to the Administrative Agent, make a request for each Lender to extend the Facility Termination Date for an additional period of 364 days. The Administrative Agent shall promptly notify each Lender of receipt of such notice. The Administrative Agent and each Lender shall make a determination, in their sole discretion, within 30 days of the date of the Borrower’s request for such extension, as to whether or not it will agree to the applicable extension requested. The failure of the Administrative Agent and each Lender to provide timely notice of its decision to the Borrower shall be deemed to constitute a refusal by the Administrative Agent and each Lender to extend the applicable date. The Borrower confirms that the Administrative Agent and each Lender, in their sole and absolute discretion, without regard to the value or performance of the Collateral or any other factor, may elect not to extend the Facility Termination Date. The Administrative Agent shall give prompt notice to the Backup Servicer and the Trustee as to whether or not the Facility Termination Date has been extended.

(d) The Borrower may, with the written consent of the Administrative Agent and the applicable Lender, add additional Persons as Lenders or cause an existing Lender to increase its Commitment in connection with a corresponding increase in the Maximum Facility Amount (subject to the limitations set forth in the definition of Maximum Facility Amount); provided that if the addition of any Lender or the increase of any Lender’s Commitment hereunder would cause the aggregate Commitments of the Lenders to exceed $225,000,000, such addition or increase may only be effected upon 90 days written notice and with the prior written consent of the Administrative Agent and each Lender (such consent in their sole discretion). Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement.

Section 2.2. Procedures for Advances by Lenders.

(a) No later than (I) 2:00 p.m. two Business Days prior to the related Funding Date with respect to additional Loans not previously financed by the Borrower with the Lenders, and (II) 6:30 p.m. one Business Day prior to the related Funding Date with respect to Loans the Borrower has previously financed with the Lenders on a prior Funding Date, the Borrower (or the Servicer on its behalf) shall deliver:

(i) to the Administrative Agent, the Backup Servicer and the Trustee, written notice of such proposed Funding Date (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof);

(ii) to the Administrative Agent, a wire disbursement and authorization form, to the extent not previously delivered;

(iii) with respect to any Loan closed in escrow, to the Administrative Agent and the Trustee a certification substantially in the form of Exhibit M (or such other form as the Administrative Agent may agree) from outside counsel to the Originator or the Obligor of such Loan concerning possession and delivery of certain documentation relating to the Eligible Loans to be funded by such Advance (which, not withstanding clause (a) above, may be delivered on or prior to the related Funding Date);

(iv) to the Administrative Agent and the Trustee, a duly completed Borrowing Notice which shall (a) specify the desired amount of such Advance (which amount must be at least equal to $250,000 in the case of a new Loan), to be allocated to each Lender in accordance with its Pro Rata Share, (b) specify the proposed Funding Date of such Advance, (c) specify the Loans to be financed on such Funding Date (including the appropriate Loan number, Outstanding Loan Balance for each Loan and identifying each Loan by type and its applicable underlying Eligible Assets) and (d) include a representation that all conditions precedent for an Advance described in Article III hereof have been met; and

(v) in respect of additional Loans not previously financed by the Borrower with the Lenders only, to the Administrative Agent any credit summary, credit write-up or internal audit report prepared by the Originator as well as a certification that the Portfolio Acquisition and Disposition Requirement is satisfied with respect to any new Eligible Loans becoming a part of the Collateral.

(b) Each Borrowing Notice shall be irrevocable. If any Borrowing Notice is received by the Administrative Agent after (i) 2:00 p.m. two Business Days prior to the related Funding Date with respect to additional Loans not previously financed by the Borrower with the Lenders, and (ii) 6:30 p.m. one Business Day prior to the related Funding Date with respect to

Loans the Borrower has previously financed with the Lenders on a prior Funding Date, or, in each case, on a day that is not a Business Day, such Borrowing Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next Business Day; provided that in such an instance the Administrative Agent shall use a best efforts basis to fulfill the Borrowing Notice on the requested Funding Date and shall otherwise (subject to satisfaction of the conditions precedent therefore) fulfill the Borrowing Notice on the following Business Day after the requested Funding Date.

(c) On the proposed Funding Date, subject to the limitations set forth in Section 2.1(b) and upon satisfaction of the applicable conditions set forth in Article III, each Lender shall make available to the Borrower in same day funds, at such bank or other location reasonably designated by the Borrower in the Borrowing Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect, and (iii) an amount equal to the Availability on such Funding Date. Each Lender may fund an Advance hereunder by either the issuance of Commercial Paper Notes or pursuant to a draw under a Liquidity Agreement in its sole discretion. Each Lender confirms its intention to fund Advances via the issuance of Commercial Paper Notes prior to the occurrence of a Termination Event, an Unmatured Termination Event, a market disruption in the commercial paper market, receipt of contrary instruction or guidance by an applicable regulatory authority or other circumstances making the issuance of Commercial Paper Notes impractical in the commercially reasonable discretion of the Lender.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.3. Reduction of the Maximum Facility Amount; Optional Repayments.

(a) The Borrower shall be entitled at its option, at any time, to terminate in whole or reduce in part the portion of the Maximum Facility Amount that exceeds the Advances Outstanding and accrued and unpaid Carrying Costs; provided that (i) the Borrower shall give 10 Business Days’ prior written notice of such termination or reduction in the form of Exhibit A-2 to the Administrative Agent, (ii) any partial reduction of the Maximum Facility Amount shall be in an amount equal to $5,000,000 and in integral multiples of $1,000,000 in excess thereof, and (iii) the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, the Early Termination Fee (provided, that if a Prepayment Event has occurred and is continuing, the Borrower shall not be required to pay the Early Termination Fee in connection with any reduction or termination of the Maximum Facility Amount in accordance with this Section 2.3(a)). Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b) The Borrower shall be entitled at its option, at any time, to reduce the Advances Outstanding; provided that (i) the Borrower shall give one Business Day’s prior written notice of such reduction in the form of Exhibit A-2 to the Administrative Agent and Trustee and (ii) any reduction of the Advances Outstanding shall be in a minimum amount of $50,000 and in integral multiples of $1,000 in excess thereof; provided that the Advances Outstanding shall not be less than $250,000 at any time (unless the Advances Outstanding are being reduced to $0). In connection with any such reduction of Advances Outstanding, the Borrower shall deliver to the Administrative Agent (i) instructions to reduce such Advances Outstanding and (ii) funds sufficient to repay such Advances Outstanding. The Administrative Agent shall promptly notify the Lenders of receipt of such instructions and shall apply amounts received from the Borrower pursuant to this Section 2.3(b) to the payment of Advances Outstanding. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any Notice of Reduction of Advances Outstanding/Maximum Facility Amount relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

Section 2.4. Determination and Payment of Interest.

(a) The Administrative Agent shall determine, in accordance with the terms of this Agreement, the Interest Rate and the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period (to the extent not paid pursuant to Section 2.4(b)) and shall advise the Servicer and each Lender thereof not later than 5:00 p.m. on the fifth (5th) Business Day following the end of each Collection Period.

(b) By 6:30 p.m. on each Business Day immediately preceding the last day of a Fixed Period, the Administrative Agent shall determine, in accordance with the terms of this Agreement, the applicable CP Rate for the related Fixed Period (which may be daily) with respect to any outstanding Commercial Paper Notes maturing on such subsequent Business Day as well as the actual amount of Interest attributable to the CP Rate (and not the Program Fee) or the Alternative Rate (and not the Alternative Rate Margin), as applicable, and the Borrower shall pay such amount in full to the Administrative Agent, on behalf of the Lenders, on each such Business Day by either a Surplus Withdrawal or wire payment.

Section 2.5. Notations on Variable Funding Notes.

The Administrative Agent is hereby authorized to enter on a schedule attached to the VFNs a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the applicable VFN made by each Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the outstanding Advances under such VFN. The failure of the Administrative Agent to make any such notation on the schedule attached to a VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6. Principal Repayments.

(a) Unless sooner prepaid pursuant to Section 2.3(b), Section 2.7, Section 2.8 or Section 10.2, the Advances Outstanding shall be repaid in full on the Termination Date.

(b) If at any time the Advances Outstanding exceed the Maximum Availability (including as a result of an Eligible Loan becoming a Defaulted Loan), the Borrower shall within one Business Day of its actual knowledge of such occurrence deposit such amount into the Collection Account such that when applied to reduce the Advances Outstanding it will result in the Advances Outstanding being reduced to an amount less than or equal to the Maximum Availability.

Section 2.7. Settlement Procedures During the Revolving Period.

On each Payment Date during the Revolving Period, the Servicer shall direct the Collection Account Bank, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed for the purpose of causing the Borrower to default on its payment obligations hereunder), to pay pursuant to the Servicing Report (and the Collection Account Bank shall make payment from the Collection Account to the extent of Available Funds (and Guarantor Payments, if applicable) in reliance on the information set forth in such Servicing Report) to the following Persons, the following amounts in the following order of priority:

(1) pro rata in accordance with the amounts due under this clause and to the extent not paid by the Originator, to the Backup Servicer, the Trustee, and the Collection Account Bank, in an amount equal to (a) any accrued and unpaid Backup Servicing Fees, Trustee Fees, Collection Account Bank Fees, and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Backup Servicer, Trustee, or Collection Account Bank hereunder, in respect of which the Backup Servicer, the Trustee, the Lockbox Bank or the Collection Account Bank, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to this clause (b) shall not exceed $10,000 for any Payment Date;

(2) to the extent not paid by the Obligors or the Originator, to the Lockbox Banks any Lockbox Bank Fees then due and owing;

(3) to the Servicer, in an amount equal to any unreimbursed Servicing Advances (but solely to the extent of Collections in respect of the Loan for which such Servicing Advance was made);

(4) to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees and any reimburseable expenses of any Successor Servicer;

(5) to the Administrative Agent, on behalf of the Lenders, in an amount equal to any accrued and unpaid Interest, Unused Fee accrued prior to the Effective Date, Make-Whole Fee (if any) and any other fees or expenses due and payable;

(6) to the Administrative Agent, for the account of each applicable Lender, an amount necessary, if any, to reduce the Advances Outstanding to an amount equal to the Maximum Availability, pro rata in accordance with the amount of Advances Outstanding hereunder;

(7) pro rata in accordance with the amounts due under this clause to the Administrative Agent, any applicable Lender, the Backup Servicer, the Trustee, any Lockbox Bank, the Collection Account Bank, the Successor Servicer, the Indemnified Parties or the Secured Parties, all other amounts, including any Increased Costs, Taxes or Indemnified Amounts, but other than the principal of Advances Outstanding, then due under this Agreement;

(8) to the Servicer, in an amount equal to any unreimbursed Servicing Advances, to the extent not paid pursuant to clause (3) above; and

(9) to the extent that, after giving effect to such release, the Maximum Availability would exceed $0, any remaining amounts shall be distributed as directed by the Borrower (and the Borrower shall be permitted to, among other things, distribute such amounts to its Affiliates (including the Servicer) or its members at its discretion).

Section 2.8. Settlement Procedures During the Amortization Period.

On each Payment Date during the Amortization Period, the Servicer shall direct the Collection Account Bank, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed for the purpose of causing the Borrower to default on its payment obligations hereunder), to pay pursuant to the Servicing Report (and the Collection Account Bank shall make payment from the Collection Account to the extent of Available Funds (and Guarantor Payments, if applicable) in reliance on the information set forth in such Servicing Report) to the following Persons, the following amounts in the following order of priority:

(1) pro rata in accordance with the amounts due under this clause and to the extent not paid by the Originator, to the Backup Servicer, the Trustee, and the Collection Account Bank in an amount equal to (a) any accrued and unpaid Backup Servicing Fees, Trustee Fees, Collection Account Bank Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Backup Servicer, Trustee or Collection Account Bank hereunder, in respect of which the Backup Servicer, the Trustee, the Lockbox Bank and the Collection Account Bank, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to this clause (b) shall not exceed $10,000 for any Payment Date;

(2) to the extent not paid by the Obligors or the Originator, to the Lockbox Banks any Lockbox Bank Fees then due and owing;

(3) to the Servicer, in an amount equal to any unreimbursed Servicing Advances (but solely to the extent of Collections in respect of the Loan for which such Servicing Advance was made);

(4) to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees and any reimburseable expenses of any Successor Servicer;

(5) to the Administrative Agent, on behalf of the Lenders, in an amount equal to any accrued and unpaid Interest, Unused Fee accrued prior to the Effective Date, Make-Whole Fee (if any) and any other fees or expenses due and payable;

(6) to the Administrative Agent, for the account of each applicable Lender, in an amount necessary to reduce the Advances Outstanding and Aggregate Unpaids to zero;

(7) pro rata in accordance with the amounts due under this clause to the Backup Servicer, the Trustee, the Lockbox Bank, the Collection Account Bank, the Successor Servicer, the Indemnified Parties or the Secured Parties, all other amounts, including any Increased Costs, Taxes or Indemnified Amounts then due under this Agreement;

(8) to the Servicer, in an amount equal to any unreimbursed Servicing Advances, to the extent not paid pursuant to clause (3) above; and

(9) any remaining amounts shall be distributed to the Borrower (and the Borrower shall be permitted to, among other things, further distribute such amounts to its Affiliates (including the Servicer) or its members at its discretion).

Section 2.9. Collections and Allocations.

(a) Collections. The Servicer shall direct each Obligor on the Eligible Loans (and shall direct each Obligor to direct its related Account Debtors; provided that if an event of default shall occur and acceleration shall have commenced under the applicable Underlying Instruments with respect to any Obligor the Servicer shall direct such Obligor’s related Account Debtors) to make payments only to one of the Lockbox Accounts listed on Schedule II, as such Schedule II may be amended from time to time (or, in the case of Eligible Third Party Agented Loans, the Servicer shall direct the applicable administrative agent, collateral agent or paying agent to distribute all collections allocable to the Borrower directly to the Collection Account). Each Lockbox Account shall be subject to a Lockbox Agreement, reasonably acceptable to the Administrative Agent; provided that the Administrative Agent shall approve (or, if applicable, reject or comment on) a new Lockbox Agreement within three (3) Business Days of the Servicer requesting such approval if such Lockbox Agreement is in a form substantially similar to Schedule IX, or, if such Lockbox Agreement is not in a form substantially similar to Schedule IX, the Administrative Agent shall have ten (10) Business Days from the date of such request to approve, (or, if applicable, reject or comment on) such Lockbox Agreement. If the Administrative Agent does not respond to a request within the periods referred to within this Section 2.9(a), the Administrative Agent shall be deemed to have approved the proposed Lockbox Agreement. The Borrower and the Servicer shall transfer, or cause to be transferred, all Collections received in the Lockbox Accounts or received directly by it to the Collection Account by the close of business on the Business Day after such Collections are received. The Servicer shall further include a statement as to the amount of Collections on deposit in the

Collection Account on each Reporting Date in the Servicing Report delivered pursuant to Section 6.9(b).

(b) Excluded Amounts. The Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts provided that, prior to such withdrawal, (1) the Servicer has delivered to the Administrative Agent a report (a copy of which (together with confirmation of the Administrative Agent referred to below) will be provided by the Servicer to the Backup Servicer and Trustee) setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and (2) the Administrative Agent, within one (1) Business Day of the delivery of such report, has provided written confirmation (not to be unreasonably withheld or delayed) that it agrees the amount requested to be withdrawn constitutes Excluded Amounts.

(c) Initial Deposits. On the Funding Date with respect to any Loan, the Servicer will direct the Collection Account Bank in writing to deposit into the Collection Account all Collections received in respect of such Loan after the applicable cut-off date established in connection with the acquisition thereof (if other than the Funding Date) and delivered to the Collection Account Bank.

(d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account, all such amounts shall be invested in Permitted Investments selected by the Servicer in written instructions delivered to the Collection Account Bank (which may be in the form of standing instructions); from and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account, all such amounts may be invested in Permitted Investments selected by the Administrative Agent. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 and Section 2.8, as applicable. All investments shall be subject to availability. Absent receipt of instructions as contemplated herein, the Collection Account Bank shall have no obligation to invest any funds. The Collection Account Bank shall have no responsibility for the performance of any Permitted Investment.

Section 2.10. Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the initial Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower or the initial Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at the Default Rate upon written notice of same, as applicable, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower pursuant to Section 2.2 is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lenders against any reasonable direct loss, cost or expense actually incurred by such Lenders, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance.

Section 2.11. Fees.

(a) The Originator and the Borrower, jointly and severally, agree to pay to the Administrative Agent the fees as set forth in the Lender Fee Letter at the dates and times set forth therein, including but not limited to the Unused Fee accrued prior to the Effective Date and the Make-Whole Fee.

(b) The Borrower shall pay to Mayer Brown LLP as counsel to the Administrative Agent and each Secured Party, on the Effective Date, its reasonable fees and out-of-pocket expenses. The Borrower shall pay, on the Effective Date, the acceptance fees and reasonable legal fees of the Trustee and Backup Servicer.

Section 2.12. Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law after the date of this Agreement or (ii) the compliance by a Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the date of this Agreement, shall (a) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Lender under this Agreement or any other Transaction Document or (b) impose any other condition affecting the ownership or security interest in the Collateral conveyed to the Lenders hereunder or any Lender’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Lender or to reduce the amount of any sum received or receivable by a Lender under this Agreement or under any other Transaction Document, then on the Payment Date following demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such additional or increased cost incurred or such reduction suffered. For the avoidance of doubt, any costs, expenses or taxes due and payable pursuant to Section 13.9 shall not be deemed costs pursuant to

Section 2.12(a) or (b) for purposes of the foregoing sentence. Notwithstanding anything to the contrary contained herein, this Section 2.12(a) shall not apply to any tax-related matter.

(b) If either (i) after the date of this Agreement the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Lender with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law) arising from a change after the date of this Agreement, including, without limitation, compliance by a Lender with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Lender could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy) by a material amount, then from time to time, on the Payment Date following demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such reduction. For the avoidance of doubt, if the issuance after the date of this Agreement of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 (as revised through March 2008) by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator or the Borrower with the assets and liabilities of any Lender, or any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Lender may base a claim for reimbursement under this Section 2.12. Notwithstanding anything to the contrary contained herein, this Section 2.12(b) shall not apply to any tax-related matter.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, any Lender is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Lender in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the Payment Date at least ten (10) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as may be necessary to reimburse such Lender for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.12, the Lender may use any reasonable averaging and attribution methods. Any Lender making a claim under this Section 2.12 shall submit to the Servicer a written description in reasonable detail as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e) If a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” with respect to any Liquidity Bank has occurred, the applicable Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Liquidity Bank in respect of which Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(f) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand or receive such compensation. The Borrower shall not be required to compensate any Person for any loss, cost or expense under this Section unless a claim therefor has been made within 180 days of knowledge (or, the date on which such Person reasonably should have known) thereof by such Person.

(g) Each Lender agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in these Sections 2.12 or 2.13; provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be materially disadvantageous to such Lender.

Section 2.13. Taxes.

(a) All payments made by the Borrower or the Servicer (on behalf of the Borrower) under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required by law to be withheld from any amounts payable hereunder, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made; provided that no Additional Amount shall be payable hereunder to any Person to the extent such amount is payable as a result of the failure of such Person to comply with Sections 2.13(d) or (e). The Borrower shall withhold the full amount of such Taxes from such payment (as increased by the Additional Amounts) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with Applicable Law. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower under this Agreement will not, however, apply with respect to net income taxes, franchise taxes or branch profits taxes imposed on the Administrative Agent or any Lender.

(b) The initial Servicer will indemnify (and to the extent the indemnification provided by the Servicer is insufficient, the Borrower will indemnify) each Lender for the full amount of Taxes payable by such Persons in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that no indemnification shall be payable hereunder to any Person to the extent such amount is payable as a result of the failure of such Person to comply with Sections 2.13(d) or (e). All payments in respect of this indemnification shall be made on the Payment Date following the date a written invoice therefor is delivered to the Borrower.

(c) Within 30 days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent appropriate evidence of payment thereof.

(d) If any Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Lender shall deliver to the Borrower, with a copy to the

Administrative Agent, the Trustee and the Servicer, (i) on or before the date such Lender becomes party to the applicable Transaction Documents and thereafter upon the reasonable request of the Borrower or Administrative Agent, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed originals of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of, or within 15 days after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(d), originals (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes (and, in either case, the Borrower shall be permitted to withhold, without penalty or liability, amounts it deems reasonably necessary if such documentation is not delivered hereunder). Notwithstanding the foregoing, any additional costs or expenses that are due to the fact that a Lender is not created or organized in the United States shall not be passed through to the Borrower.

(e) If any Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, the Trustee and the Servicer, (i) on or before the date such Lender becomes party to the applicable Transaction Documents and thereafter upon the reasonable request of the Borrower or Administrative Agent, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed originals of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction for backup withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of, or within 15 days after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(e), originals (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower to make payments hereunder for the account of such Lender without deduction for backup withholding of United States federal income or similar Taxes (and, in either case, the Borrower shall be permitted to withhold, without penalty or liability, amounts it deems reasonably necessary if such documentation is not delivered hereunder).

(f) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.13, then, on the Payment Date following any written demand by each applicable Lender, the Borrower shall pay to each applicable Lender such additional amount or amounts as may be necessary to reimburse each such Lender for any amounts paid by them to such bank or financial institution.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.13 shall survive the termination of this Agreement.

(h) If a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid Additional Amounts pursuant to this Section 2.13, it shall pay, so long as no Termination Event has occurred and not been waived, to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that (i) the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority and (ii) nothing herein contained shall interfere with the right of a Lender to arranges its tax affairs in whatever manner it deems fit nor oblige any Lender to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof, or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

Section 2.14. Assignment of the Sale Agreement.

The Borrower hereby assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Trustee for the benefit of the Secured Parties its right to indemnification under the Sale Agreement. The Borrower confirms that at any time on or after the occurrence of a Termination Event, the Trustee on behalf of the Secured Parties, shall have the sole right (at the written direction of the Administrative Agent) to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or for the benefit of the Secured Parties.

Section 2.15. Repurchase of Loans.

Within five (5) Business Days of the day a Loan is (or becomes) subject to a Warranty Event, the Borrower shall make a deposit to the Collection Account (for allocation pursuant to Section 2.7 or Section 2.8, as applicable) in immediately available funds in an amount equal to the Outstanding Loan Balance of such Loan on the date of such payment, and any accrued and unpaid interest thereon.

Section 2.16. Voluntary Repurchase of Defaulted Loans.

(a) Subject to Section 2.16(b), the Originator (or its designee) may repurchase any Defaulted Loan or a Loan which the Originator in good faith believes will become a Defaulted Loan for a purchase price equal to the outstanding principal balance of such Loan together with all accrued and unpaid interest then due and payable thereon, or, if higher, the fair market value thereof. The Originator shall give not less than five (5) days prior written notice of the date of such repurchase to the Servicer, the Trustee, the Administrative Agent and the Backup Servicer, which notice shall specify the date of purchase, the amount of the purchase price on such date, the name of the party repurchasing or purchasing such Loan, whether or not such Loan is a Defaulted Loan or a Loan which the Originator in good faith believes will become a Defaulted Loan and that the Originator will, or will cause its designee to, deposit into, or otherwise cause the purchase price for such Loan to be credited to, the Collection Account on the specified purchase date. If there is a successor Servicer acting as Servicer, in such notice the Originator will certify that such purchase price is the greater of (i) the fair market value of the applicable Loan and (ii) the outstanding principal balance of such Loan. Any sale of a Loan pursuant to this Section 2.16(a) shall be without recourse to, or representation or warranty by, the Trustee, the Originator, the Servicer or the Borrower. Upon receipt of the purchase price into the Collection Account, the Lien on such Loan shall be released as provided in Section 9.2 and upon the Servicer’s Request for Release and receipt of documents following such deposit of the purchase price into the Collection Account, the Trustee shall release or cause to be released to the Originator (or its designee) the related Loan File. On the purchase date, the Trustee, on behalf of the Secured Parties, shall, at the expense of the Borrower and upon receipt of an Officer’s Certificate of the Servicer that all applicable provisions of this Section 2.16(a) have been complied with, (i) execute such instruments of release with respect to such Collateral being so purchased, in recordable form if necessary, in favor of the Originator or its designee, as applicable, as the Originator may reasonably request, (ii) deliver any portion of the Collateral to be so purchased in the possession of the Trustee to the Originator or its designee as the Originator may reasonably request and (iii) otherwise take such actions as requested by the Originator and as are reasonably necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be so purchased.

(b) The aggregate outstanding principal balance of all Defaulted Loans or all Loans which the Originator in good faith believes will become a Defaulted Loan which are repurchased by the Originator (or by any Affiliate of the Originator designated by the Originator) pursuant to this Section 2.16 (excluding any Warranty Loan repurchased pursuant to the Sale Agreement) shall not exceed an amount equal to, as of any date of determination, 10% of the Net Purchased Loan Balance. For the avoidance of doubt, no repurchase pursuant to this Section 2.16 shall be effective if such repurchase will cause the aggregate Advances Outstanding to exceed the Maximum Availability, absent the written consent of the Administrative Agent in its sole discretion.

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1. Conditions to Closing and Initial Advance.

No Lender shall be obligated to make the initial Advance hereunder nor shall any Lender, the Administrative Agent, the Backup Servicer, the Trustee or the Collection Account Bank be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of condition precedent documents attached hereto as Schedule I, each in form and substance reasonably satisfactory to the Administrative Agent;

(b) The Administrative Agent shall have received (i) reasonably satisfactory evidence that the Borrower, the Originator, the Guarantors and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, the Originator, the Guarantors and the Servicer in form and substance reasonably satisfactory to the Administrative Agent affirming that no such consents or approvals are required;

(c) The Borrower, the Servicer, the Guarantors and the Originator shall each be in compliance with all Applicable Laws and shall have delivered to the Administrative Agent and each Lender as to this and other closing matters a certification in the form of Exhibits E-1 and E-2, as applicable;

(d) The Borrower and the Servicer shall have delivered to the Administrative Agent duly executed Powers of Attorney in the form of Exhibits F-1 and F-2, as applicable;

(e) The Borrower, the Servicer, the Guarantors and the Originator shall each have delivered to the Administrative Agent a certificate as to Solvency in the form of Exhibits D-1 and D-2, as applicable;

(f) The Administrative Agent shall have received a duly executed copy of the Variable Funding Note, in a principal amount of $225,000,000;

(g) The Collection Account shall be opened and the Borrower shall have delivered to the Administrative Agent fully-executed copies of the Securities Account Control Agreement, and the Lockbox Agreements with respect to each Lockbox Account;

(h) The Servicer shall have delivered to the Administrative Agent its current Credit and Collection Policy, and the Administrative Agent shall have received acceptable results from its due diligence examinations (including without limitation, legal, regulatory and accounting reviews);

(i) All fees and expenses due and payable by the Borrower, the Servicer and the Originator as of the Effective Date pursuant to Section 2.11 and the Lender Fee Letter shall have been received by the applicable party;

(j) The Servicer shall have delivered a sample Servicing File to the Administrative Agent which shall be reasonably satisfactory to the Administrative Agent;

(k) Confirmation letters shall have been received by the Administrative Agent from Moody’s and Fitch confirming that their respective ratings of Autobahn Funding Company, LLC’s Commercial Paper Notes will remain P-1 (Moody’s) and F-1 (Fitch);

(l) The Trustee shall have received the Required Loan Files with respect to the Eligible Loans pledged on the Effective Date (if any), and the Trustee shall have provided a Collateral Receipt with no listed exceptions with respect thereto to the Administrative Agent (or only listed exceptions acceptable to the Administrative Agent in its sole discretion); and

(m) In the event that the initial Servicer uses any software program in servicing the Collateral that it licenses from a third party, the initial Servicer shall use good faith efforts to try and obtain “view rights” with respect thereto for the Administrative Agent and the Backup Servicer, in respect of Loans in the Collateral only (and for the avoidance of doubt no other loans) but shall not be required to pay unreasonably high expenses in the event the need for future “view rights” or licenses arises. In the event that the Backup Servicer or other Successor Servicer becomes Servicer, the Borrower will procure all such licenses as are deemed reasonably necessary by the Backup Servicer, Successor Servicer or the Administrative Agent, in respect of Loans in the Collateral only (and for the avoidance of doubt no other loans).

Section 3.2. Conditions Precedent to All Advances.

Each Advance under this Agreement (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) The Servicer shall have delivered to the Administrative Agent (with a copy to the Trustee and the Backup Servicer) no later than (I) 2:00 p.m. two Business Days prior to the related Funding Date with respect to additional Loans not previously financed by the Borrower with the Lenders, and (II) 6:30 p.m. one Business Day prior to the related Funding Date with respect to Loans the Borrower has previously financed with the Lenders on a prior Funding Date:

(i) a Borrowing Notice, a Borrowing Base Certificate, a Loan List and, if applicable, a Servicing Report;

(ii) the receipt of all Required Reports when due; and

(iii) a Certificate of Assignment in the form of Exhibit A to the Sale Agreement including Schedule I thereto and containing such additional information as may be reasonably requested by the Administrative Agent.

(b) On the date of such Transaction the following shall be true and correct (both before and immediately after giving effect to such Transaction) and the Borrower and the Servicer shall have certified in the related Borrowing Notice that all conditions precedent to the requested Transaction have been satisfied and shall thereby be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) No event has occurred, or would result from such Transaction, that constitutes a Termination Event (unless such Termination Event has been waived in writing by the Administrative Agent) or Unmatured Termination Event (unless such Unmatured Termination Event is no longer continuing);

(iii) On and as of such day, after giving effect to such Transaction, the Availability shall be greater than or equal to $0; and

(iv) To the knowledge of the Borrower, no Applicable Law shall prohibit or enjoin such Transaction.

(c) The Borrower shall have delivered to the Trustee (with a copy to the Backup Servicer and the Administrative Agent), no later than (I) 2:00 p.m. two Business Days prior to the related Funding Date with respect to additional Loans not previously financed by the Borrower with the Lenders, and (II) 6:30 p.m. one Business Day prior to the related Funding Date with respect to Loans the Borrower has previously financed with the Lenders on a prior Funding Date, the Required Loan File, and, with respect to clause (I) hereof, the Trustee shall have delivered to the Administrative Agent a Collateral Receipt with no exceptions or with exceptions acceptable to the Administrative Agent in its sole discretion by 6:30 p.m. one Business Day prior to the Funding Date; provided that if any Loans are closed in escrow, a certificate (in the form of Exhibit M or such other form as the Administrative Agent may agree) from the outside counsel of the Originator or the Obligor of such Loans certifying its possession of the Required Loan Files and stating that such Required Loan Files shall be delivered to the Trustee within three (3) Business Days after the related Funding Date shall be delivered to the Administrative Agent and the Trustee on or prior to the related Funding Date (which three (3) Business Day period shall be tracked by the Trustee and, following the third (3rd) Business Day the Trustee shall notify the Administrative Agent if the Borrower has failed to deliver the Required Loan File);

(d) The Amortization Period shall not have commenced;

(e) The Internal Revenue Service shall not have filed notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Servicer, the Originator or the Guarantors, and the Pension Benefit Guaranty Corporation shall not have filed notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the

Borrower, the Servicer, the Originator or the Guarantors, or, in either case, if such a lien has been filed, it has been released; and

(f) On the date of such Transaction, the Administrative Agent shall have received such other opinions or documents as the Administrative Agent may reasonably require.

Section 3.3. Custodianship; Transfer of Loans and Permitted Investments.

(a) The Trustee on behalf of the Secured Parties shall hold all Certificated Securities (whether Loans or Permitted Investments) at the office of the Trustee in Wisconsin and Instruments in physical form at the address specified in Schedule III hereto. Any successor Trustee shall be a state or national bank or trust company which is not an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Borrower or of any Person involved in the organization or operation of the Borrower, which is a Qualified Institution and which meets the requirements of Section 8.10.

(b) Each time that the Borrower (or the initial Servicer on behalf of the Borrower) shall direct or cause the acquisition of any Permitted Investment, the Borrower shall (or the initial Servicer on behalf of the Borrower), if such Permitted Investment has not already been transferred or credited to the Collection Account, cause the transfer of such Permitted Investment to the Collection Account Bank to be held in or to credit of the Collection Account for the benefit of the Trustee, for the benefit of the Secured Parties, in accordance with the terms of this Agreement. The security interest of the Trustee, for the benefit of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee, for the benefit of the Secured Parties, shall nevertheless come into existence and continue in the Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Permitted Investment.

(c) The Borrower (or the initial Servicer on behalf of the Borrower) shall cause all Permitted Investments acquired by the Borrower to be transferred to the Collection Account Bank for credit to the appropriate Account, in each case for the benefit of the Trustee, for the benefit of the Secured Parties, and shall cause all Required Loan Files with respect to Loans acquired by the Borrower to be delivered to the Trustee, for the benefit of the Secured Parties, by one of the following means (and shall take any and all other actions necessary to create in favor of the Trustee, for the benefit of the Secured Parties, a valid, perfected, first priority security interest in each Loan and Permitted Investment granted to the Trustee, for the benefit of the Secured Parties, under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such grant):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Trustee at the address specified in Schedule III hereto and (B) causing the Trustee to maintain (on behalf of the Administrative Agent) continuous possession of such Instrument or Security Certificate at the address specified in Schedule III hereto;

(ii) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) cooperate in causing such registration to remain effective and not take any action to the contrary;

(iii) in the case of any Security Entitlement, by causing the Trustee to become the Entitlement Holder of such Security Entitlement;

(iv) in the case of general intangibles (including any loan not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, financing statements naming the Borrower as debtor and the Trustee, for the benefit of the Secured Parties, as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State for the State of Delaware (in the case of Borrower).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Borrower.

The Borrower represents and warrants as to itself and the Collateral as follows as of the Effective Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Collateral.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the assignment of a security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, operating agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate in any material respect any Applicable Law applicable to the Borrower.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) Consents. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit D-1.

(i) Taxes. The Borrower has filed or caused to be filed all material tax returns that are required to be filed by it and has paid or made adequate provisions for the payment of all material Taxes and assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, assessment or other charge.

(j) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents will cause the Borrower to violate or result in a violation by the Borrower of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(k) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral of the Borrower in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Loans and Related Security constitute “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC);

(iii) with respect to Collateral that constitute “security entitlements”:

(1) all of such security entitlements have been credited to one of the Accounts and pursuant to the Securities Account Control Agreement, and the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2) the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Trustee as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3) the Accounts are not in the name of any Person other than the Borrower. As of the Effective Date, the Borrower has not authorized or allowed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided that until the Trustee delivers a notice of exclusive control under the Securities Account Control Agreement, the Borrower and the Servicer may cause cash in the Accounts to be invested in Permitted Investments.

(iv) all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Loans hereunder to the Trustee, for the benefit of the Secured Parties;

(vii) all appropriate financing statements have been or will be filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest granted to the Trustee, for the benefit of the Secured Parties, under this Agreement;

(viii) other than the security interest granted to the Trustee, for the benefit of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral (other than security interests which are terminated or have been assigned to the Trustee). The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Trustee, for the benefit of the Secured Parties, on or prior to the date hereof. The Borrower is not aware of the filing of any judgment or tax lien filings against the Borrower;

(ix) all original executed copies of each underlying promissory note (or lost note affidavit, as applicable), or copies of each loan register, as applicable, that constitute or evidence each Loan has been or, subject to the delivery requirements contained herein, have been or will be delivered to the Trustee;

(x) the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties;

(xi) none of the underlying promissory notes, or loan registers, as applicable, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;

(xii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Trustee on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Trustee, on behalf of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Trustee, on behalf of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiii) with respect to Collateral that constitutes an “uncertificated security”, the Trustee is registered as the registered owner of such uncertificated security.

(l) Reports Accurate. All Servicing Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent, Backup Servicer, Trustee, Collection Account Bank, and each or any Secured Party in connection with this Agreement are true, complete and correct in all material respects.

(m) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Annex A hereto (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Borrower’s Federal Employee Identification Number is the same as provided on Exhibit E-1 on the Closing Date. The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location for purposes of the applicable UCC within the four months preceding the Effective Date.

(n) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business; provided that the Borrower may use the “doing business name” of NewStar Business Funding, LLC or such other name as the Administrative Agent may approve, such approval not to be unreasonably withheld.

(o) Sale Agreement. The Sale Agreement is the only agreement pursuant to which the Borrower acquires Loans and Related Security.

(p) Value Given. The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Loans and Related Security as contemplated by the Sale Agreement, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance as to the Borrower under any section of the Bankruptcy Code.

(q) Accounting. Other than for tax and consolidated accounting purposes, the Borrower accounts for the transfers to it of interests in Loans and Related Property under the Sale Agreement as sales for legal and all other purposes.

(r) Special Purpose Entity. The Borrower has not and shall not:

(i) engage in any business or activity other than the purchase and receipt of Loans and related assets, the pledge of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (a) the Loans and rights in the Related Property, (b) the Equity Interests in any REO Affiliate, (c) Equity Securities acquired (i) if a Loan is no longer an Eligible Loan or (ii) in connection with the exercise of remedies or with respect to any work out or restructuring of a Loan and (d) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or, without the prior written consent of the Administrative Agent, make any material amendment or modification, or terminate or fail to comply with the material provisions of its operating agreement (which includes the special purpose entity limitations), or fail to observe limited liability company formalities;

(v) other than with respect to the Equity Interests in any REO Affiliate or any Equity Securities, own any Subsidiary or make any Investment in any Person without the consent of the Administrative Agent;

(vi) commingle its assets or liabilities with the assets or liabilities of any of its Affiliates or any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed hereunder;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due (unless otherwise contested in good faith by appropriate proceedings); provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to the Borrower;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Person in the reasonable judgment of the Borrower other than the Transaction Documents;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of the Borrower and the Originator or any other Person;

(xiii) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Loans, cash and Permitted Investments);

(xiv) fail to file its own separate tax return or a consolidated federal income tax return with one or more of its Affiliates, except as may be permitted by the Code and regulations;

(xv) actively hold itself out to the public such to represent that it is not a legal entity separate and distinct from any other Person or to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvi) fail to maintain adequate capital for the reasonably foreseeable obligations of its business and contemplated business operations; provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to the Borrower;

(xvii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xviii) permit any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower to the extent it has the ability to control the same, unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xix) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xx) acquire the securities of its Affiliates or stockholders except for obligations or securities of any REO Affiliate or any other Subsidiary permitted hereunder;

(xxi) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxii) fail to use separate invoices bearing its own name;

(xxiii) pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxiv) fail at any time to have at least one Independent Manager or Independent Director acceptable to the Administrative Agent; or fail to ensure that all limited liability company action relating to the selection or replacement of the Independent Manager or Independent Director, as applicable, are duly authorized by the unanimous vote of the board of managers (including the Independent Manager or Independent Director, as applicable);

(xxv) fail to provide in its operating agreement that the unanimous consent of all managers, as applicable (including the consent of the Independent Manager or Independent Director, as applicable) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, and (f) take any action in furtherance of any of the foregoing; and

(xxvi) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Andrews Kurth LLP, dated as of the date hereof, upon which the conclusions expressed therein are based.

(s) Investment Company Act. The execution, delivery and performance of this Agreement and the Transaction Documents by the Borrower do not require the approval of, or filing with, any Governmental Authority under the 1940 Act or the regulations thereunder.

(t) ERISA. Neither the Borrower nor any ERISA Affiliate thereof has any Benefit Plans or Multiemployer Plans.

(u) Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes in any material respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(v) Lockbox Accounts. The name and address of the Lockbox Account Banks, together with the account numbers of the Lockbox Accounts at the applicable Lockbox Account Banks, is specified in Schedule II. The Lockbox Accounts (or Collection Account) are the only accounts to which the Borrower, the Servicer or any Affiliate of the Borrower or Servicer have directed Collections on the Collateral are to be sent. Except as contemplated by the applicable Lockbox Agreements, the Borrower has not granted any Person other than the Administrative Agent, an interest in the Lockbox Accounts.

(w) Amendments. No Loan has been amended, modified or waived following inclusion in the Collateral, except for amendments, modifications or waivers, if any, to such Loan otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy and the Servicing Standard.

(x) Environmental. To the knowledge of the Borrower, (i) each item of Mortgaged Property is in compliance in all material respects with all applicable Environmental Laws, (ii) no notice of violation of such laws has been issued by any Governmental Authority with respect thereto, (iii) no action has been taken that would cause any Mortgaged Property to not be in compliance with all Environmental Laws, and (iv) no Hazardous Material is present at the Mortgaged Property such that the value, use or operations of such Mortgaged Property is adversely affected.

(y) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(z) Eligibility of Collateral. As of the Effective Date and each Funding Date, (i) the Loan List and the information contained in each Borrowing Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true, correct and complete as of the related Funding Date, and (ii) each such Loan included in the Borrowing Base (on the most recent date that the Borrowing Base was determined by the Borrower, the initial Servicer or an Affiliate thereof and provided to the Administrative Agent) is an Eligible Loan.

(aa) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or the Borrower, or, to the best knowledge of the Borrower, on the part of the Obligor.

Section 4.2. [Reserved].

Section 4.3. Representations and Warranties of the Servicer, the Originator and the Guarantors.

The Originator, the Servicer and the Guarantors, represent and warrant as follows as of the Effective Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. It has been duly organized and is validly existing as a limited liability company or a corporation, as applicable, in good standing under the laws of its jurisdiction of organization, with all requisite organizational power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. It is duly qualified to do business as a limited liability company or a corporation, as applicable, is in good standing as a limited liability company or a corporation, as applicable, and has obtained all necessary qualifications, licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualifications, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. It (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary organizational action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents or any material Contractual Obligation of it, or (ii) violate any Applicable Law in any material respect.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of it, threatened against it, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) Consents. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by it of this Agreement and any other Transaction Document to which it is a party have been obtained.

(h) Reports Accurate. All Servicer Certificates, Servicing Reports, Borrowing Notices, Notices of Reduction of Advances Outstanding/Maximum Facility Amount, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by it to the Administrative Agent or any Lender pursuant to or in connection with this Agreement are true, correct and complete in all material respects.

(i) Credit and Collection Policy. It has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Loans.

(j) Collections. It acknowledges that all Collections received by it or its Affiliates with respect to the Collateral are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within one Business Day from receipt as required herein (two Business Days in the event U.S. Bank is successor Servicer).

(k) Solvency. It is not the subject of any Insolvency Proceedings or Insolvency Event.

(l) Taxes. It has filed or caused to be filed all material tax returns that are required to be filed by it. It has paid or made adequate provisions for the payment of all material Taxes and assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on its books), and no tax lien has been filed with respect to any such Tax, assessment or other charge.

(m) Security Interest. It will cooperate with the Administrative Agent and the Trustee to ensure that the Trustee, for the benefit of the Secured Parties, has a security interest (as defined in the UCC) in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-3 financing statements naming the Administrative Agent as assignor secured party, the Trustee as assignee secured party and the Borrower as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens).

(n) Lockbox Accounts. In the case of the Servicer, it has sent the name and address of each Lockbox Account Bank, together with the account number of each Lockbox Account at the applicable Lockbox Account Bank, to the Trustee, the Backup Servicer, the Collection Account Bank and Administrative Agent. In the case of the Servicer, it has not granted and shall not grant any Person other than the Administrative Agent, an interest in the Lockbox Accounts, other than any such interest that has been terminated or fully and validly assigned to the Administrative Agent, on or prior to the date hereof.

(o) USA PATRIOT Act. Neither it nor any of its Affiliates is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(p) Environmental. To its knowledge, (i) each item of Mortgaged Property is in compliance in all material respects with all applicable Environmental Laws, (ii) no notice of violation of such laws has been issued by any Governmental Authority with respect thereto, (iii) no action has been taken that would cause any Mortgaged Property to not be in compliance with all Environmental Laws, and (iv) no Hazardous Material is present at the Mortgaged Property such that the value, use or operations of such Mortgaged Property is adversely affected.

(q) Compliance with Law. It has complied in all material respects with all Applicable Laws to which it may be subject, and, to its knowledge, no Loan in the Collateral contravenes any Applicable Laws (including, without limitation, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(r) Eligibility of Collateral. As of the Effective Date and each Funding Date, (i) the Loan List and the information contained in each Borrowing Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true, correct and complete as of the related Funding Date, and (ii) each such Loan included in the Borrowing Base (on the most recent date that the Borrowing Base was determined by the Borrower, the initial Servicer or an Affiliate thereof and provided to the Administrative Agent) is an Eligible Loan.

(s) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or to the best knowledge of the Originator, on the part of the Obligor.

Section 4.4. Representations and Warranties of the Backup Servicer.

The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its organizational documents or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) Consents. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5. Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its organizational documents or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) Consents. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g) Non-Affiliated. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or with any Person involved in the organization or operation of the Borrower.

(h) Qualification. The Trustee satisfies the criteria specified in Section 8.10.

ARTICLE V

GENERAL COVENANTS

Section 5.1. Affirmative Covenants of the Borrower.

From the date hereof until the Collection Date, the Borrower hereby covenants and agrees as follows:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the applicable Sale Agreement) in all material respects with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), to keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e) Protection of Interest in Collateral. With respect to the Loans and Related Security, the Borrower will (i) acquire such Loans and Related Security pursuant to and in accordance with the terms of the applicable Sale Agreement, (ii) take all reasonable action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Loans and Related Security free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing, maintaining effective financing statements against the Originator in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be reasonably necessary or appropriate, (iii) subject to Section 13.9, permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers of the Borrower having knowledge of such matters (Borrower shall pay the costs and expenses for all such visits), and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Deposit of Collections. The Borrower shall direct each Obligor (and shall direct each Obligor to direct its related Account Debtors; provided that if an event of default shall occur and acceleration shall have commenced under the applicable Underlying Instruments with respect to any Obligor the Servicer shall direct such Obligor’s related Account Debtors) to make all payments directly into the applicable Lockbox Account and shall promptly (but in no event later than one Business Day after receipt) deposit all Collections received by the Borrower into the Collection Account.

(g) Special Purpose Entity. (i) The Borrower shall take all necessary action required to maintain compliance with the Special Purpose Entity requirements set forth in Section 4.1(r); and (ii) each REO Affiliate shall be a special purpose entity whose organizational documents will include provisions substantially similar to those set forth in Section 4.1(r), modified (with the prior written consent of the Administrative Agent) as appropriate to fit the relevant circumstances. The Borrower shall not amend, modify or waive or permit any amendment, modification or waiver, of the special purpose entity terms of such organizational documents of any REO Affiliate without the prior written consent thereto of the Administrative Agent not to be unreasonably withheld. The Borrower shall not permit, create or suffer to exist any Indebtedness with respect to any REO Affiliate or any Lien on the assets owned by any REO Affiliate, except for the Liens created or required to be created by this Agreement and except for any Permitted Encumbrances with respect to any REO Property.

(h) Taxes. The Borrower will file all appropriate material tax returns and pay any and all material Taxes which the Borrower is required to file or pay under Applicable Law (other than the amount of any Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserve in accordance with GAAP have been provided on the books of the Borrower).

(i) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Collateral or pay transaction expenses related hereto or other expenses of the Borrower (including any expenses incurred by the Servicer and fairly allocated to the Borrower in accordance with the terms of the Transaction Documents).

(j) Obligor Notification Forms. The Borrower shall furnish each of the Administrative Agent and the Trustee with an appropriate power of attorney to send (at the Administrative Agent’s discretion after the occurrence of a Termination Event which has not been otherwise waived) Obligor notification forms to give notice to the Obligors of the Trustee’s interest on behalf of the Secured Parties in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(k) Notices. The Borrower will furnish to the Administrative Agent:

(i) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any affiliated group (within the meaning of Section 1504(a)(l) of the Code) of which Borrower is a member which equal or exceed $100,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five Business Days thereafter) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters that are received by the Borrower;

(iii) Representations and Warranties. Forthwith upon receiving knowledge of the same, the Borrower shall notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.1 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances;

(iv) Proceedings. As soon as possible and in any event within three Business Days after the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, suit or proceeding (A) in an amount in excess of $500,000, or (B) affecting the Collateral, the Transaction Documents or the Trustee’s interest on behalf of the Secured Parties in the Collateral that may result in a loss of $5,000 or greater, shall be required to be reported;

(v) Notice of Material Events. Promptly upon a Responsible Officer of the Borrower becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, could reasonably be expected to have a Material Adverse Effect;

(vi) Termination Events. Immediate written notice (and in no event later than one (1) Business Day) of the occurrence of each Termination Event and each Unmatured Termination Event of which the Borrower has knowledge or has received notice. In addition, no later than five Business Days following the Borrower’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Borrower will provide to the Administrative Agent a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto; and

(vii) Accounting Changes. As soon as possible and in any event within five Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower.

(l) Compliance With Transaction Documents and the Credit and Collection Policy. The Borrower will comply in all respects with the terms of this Agreement and the other Transaction Documents to which it is a party and with the material terms of the Credit and Collection Policy with respect to each Loan that is part of the Collateral.

(m) Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Originator as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Trustee and the Secured Parties under or as contemplated by this Agreement.

Section 5.2. Negative Covenants of the Borrower.

From the date hereof until the Collection Date, the Borrower hereby covenants and agrees as to itself and the Collateral as follows:

(a) Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness,

obligation, liability or contingent obligation of any kind other than pursuant to or permitted by this Agreement or under the other Transaction Documents, or (iii) except as permitted pursuant to Section 4.1(r), form any Subsidiary or make any Investment in any other Person.

(b) Collateral Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Effective Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

(c) Security Interests. Except as otherwise permitted herein, the Borrower will not grant, create, incur, assume or suffer to exist any Lien (except for Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Administrative Agent and each Lender of the existence of any Lien on any Collateral and the Borrower shall defend the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral against all claims of third parties.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person other than any REO Affiliate, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as expressly permitted pursuant to this Agreement or the Sale Agreement).

(e) Deposits to Collection Account. Except as otherwise contemplated by the Securities Account Control Agreement, the Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral and any other amounts required or permitted to be deposited therein pursuant to any of the Transaction Documents.

(f) Restricted Payments. Except for amounts required by any direct or indirect parent of the Borrower to actually pay income or franchise taxes attributable to the income or operations of the Borrower, the Borrower shall not declare or pay any dividends or distributions (i) except as permitted under its organizational documents, and (ii) at any time when a Termination Event or Unmatured Termination Event has occurred and is Continuing or would result therefrom.

(g) Change of Name or Location of Servicing Files. The Borrower shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to on Annex A hereto, or change the jurisdiction of its organization, or (y) move, or consent to the Trustee or Servicer moving, the Required Loan Files or the Servicing Files from the location thereof on the Effective Date, unless the Borrower has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral; provided that the Borrower may use the “doing business name” of NewStar Business Funding, LLC or such other name as the Administrative Agent may approve, such approval not to be unreasonably withheld.

(h) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Loans and Related Security to the Borrower from the Originator.

(i) ERISA Matters. The Borrower will not establish or permit any ERISA Affiliate to establish any Benefit Plan or Multiemployer Plan.

(j) Organizational Documents; Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Sale Agreement without the prior written consent of the Administrative Agent. In addition, the Borrower, will not amend any material portion of the limited liability company agreement without the prior written consent of the Administrative Agent.

(k) Changes in Payment Instructions to Obligors. The Borrower will not add or terminate any bank as a Lockbox Account Bank or any Lockbox Account listed in Schedule II or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the applicable Lockbox Account, unless the Administrative Agent has consented to such addition, termination or change and has received duly executed copies of the Lockbox Agreement (incorporating appropriate amendments), with each new Lockbox Account Bank being a party thereto.

(l) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the material terms of any Loan (including the Related Security).

(m) Sales of Collateral. The Borrower will not sell any Loan that is part of the Collateral, or any portion of such a Loan, unless, in connection with such sale (A) after giving effect to such sale, the Advances Outstanding do not exceed the Maximum Availability, (B) such sale is made to the Originator or its designee in accordance with Section 2.16 or (C) such sale is otherwise consented to by the Lenders in their sole discretion, provided that, notwithstanding the foregoing (x) the Borrower may sell any Warranty Loan back to the Originator in accordance with the terms of the Sale Agreement, (y) in connection with any sale to an Affiliate of the Borrower, such sale shall be at a purchase price no less than fair market value and (z) in connection with the sale of any Loan, the Portfolio Acquisition and Disposition Requirements are satisfied.

(n) Taxable Mortgage Pool Matters. The sum of the Outstanding Loan Balances of all Loans owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 45% of that portion of the Aggregate Outstanding Loan Balance.

Section 5.3. [Reserved.]

Section 5.4. Affirmative Covenants of the Servicer, the Originator and the Guarantors.

From the date hereof until the Collection Date, the Originator, the Servicer and the Guarantors, respectively, covenant and agree as follows:

(a) Compliance with Law. It will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. It will preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company or a corporation, as applicable (or other applicable entity in the case of a Successor Servicer), in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Collateral. (i) If it is the Borrower, it will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the Collateral and (ii) each such party will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral.

(d) Keeping of Records and Books of Account.

(i) It will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection and the identification of the Collateral.

(ii) It shall permit the Administrative Agent, the Backup Servicer, each Lender or their respective agents or representatives, to visit the offices of the Borrower, Servicer, each Guarantor and Originator, respectively, during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of its officers or executive employees having knowledge of such matters; it shall pay the costs and expenses for all such visits (subject to the cap referenced in Section 13.9); provided that in the event U.S. Bank becomes the successor Servicer it shall not be required to pay any such costs and expenses, U.S. Bank shall be given five days notice of any such visit and shall be subject to only two visits per calendar year, unless, in each case, it has breached its obligations as successor Servicer hereunder.

(iii) It will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing (A) the sale of the Collateral to the Borrower pursuant to the Sale Agreement and (B) the grant of a security interest by the Borrower to the Trustee, for the benefit of the Secured Parties hereunder.

(e) Preservation of Security Interest. It will cooperate with the Administrative Agent with respect to filing such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties in, to and under the Loans and that portion of the Collateral in which a security interest may be perfected by filing.

(f) Credit and Collection Policy. It will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent, prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy. It will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent; provided that the Administrative Agent shall give such consent within five (5) Business Days of its request unless, in the reasonable discretion of the Administrative Agent, the proposed change would be significant enough to warrant further review, in which case the Administrative Agent must notify the Borrower and the Servicer that such further review is warranted within five (5) Business Days and shall have ten (10) Business Days from the date of any request to consent to or deny such change to the Credit and Collection Policy. If the Administrative Agent does not respond to a request within the periods referred to within this Section 5.4(f), the Administrative Agent shall be deemed to have provided its prior written consent to the proposed change of the Credit and Collection Policy.

(g) Termination Events. It will provide the Administrative Agent with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which it has knowledge or has received notice. In addition, no later than five Business Days following its knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, it will provide to the Administrative Agent a written statement of the chief financial officer or chief accounting officer of it setting forth the details of such event and, if it is the Servicer, the action that the Servicer proposes to take with respect thereto.

(h) Taxes. It will file all appropriate material tax returns and pay any and all material Taxes required to be filed or paid by it in accordance with Applicable Law (other than the amount of any Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserve in accordance with GAAP have been provided on its books).

(i) Other. It will promptly furnish to the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or it as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Secured Parties under or as contemplated by this Agreement.

(j) Proceedings. It will furnish to the Administrative Agent notice promptly, and in any event within three Business Days after any executive officer thereof receives notice or obtains knowledge thereof, of any settlement of, judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case, relating to the Servicer or the Borrower, which could reasonably be expected to have a Material Adverse Effect.

(k) Deposit of Collections. If it is the Originator, the Borrower or the Servicer, it shall direct each Obligor (and shall direct each Obligor to direct its related Account Debtors; provided that if an event of default shall occur and acceleration shall have commenced under the applicable Underlying Instruments with respect to any Obligor the Servicer shall direct such Obligor’s related Account Debtors) to make payments directly to the applicable Lockbox Account and shall promptly (but in no event later than one Business Day after receipt (two Business Days in the event that U.S. Bank is the successor Servicer)) deposit into the Collection Account any and all Collections received directly by it or by the Borrower (in the case of the initial Servicer, in which case the initial Servicer will be acting on the Borrower’s behalf).

(l) Change of Control. For each such party other than NewStar Financial, Inc., thirty (30) days prior to (or such advance notice as is possible under the circumstances but no later than two (2) Business Days prior to) the occurrence of a Change of Control, it shall provide the Administrative Agent and each Lender with notice of such expected Change of Control. NewStar Financial, Inc. shall provide the Administrative Agent and each Lender with notice of a Change of Control promptly after an executive officer has actual knowledge thereof.

(m) Special Purpose Entity Requirements. In the case of the initial Servicer, it shall take such actions as are necessary to cause the Borrower to be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(r).

(n) Servicing System Changes. As soon as possible and in any event within forty-five (45) days prior to the effective date thereof, the initial Servicer will provide the Backup Servicer and the Administrative Agent notice of any material changes to its servicing systems.

(o) Notices. It will furnish to the Administrative Agent and the Backup Servicer prior written notice of any changes to its name or location of its principal place of business or chief executive office; provided that (i) the Borrower may use the “doing business name” of NewStar Business Funding, LLC or such other name as the Administrative Agent may approve, such approval not to be unreasonably withheld and (ii) the Originator shall be permitted to change its name to “NewStar Business Credit, LLC”, in each case without providing such notice so long as the applicable party has delivered to the Administrative Agent all documentation as reasonably requested by the Administrative Agent and in connection with such name change, the Originator shall take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest (subject to Permitted Liens) of the Borrower and the Trustee, for the benefit of the Secured Parties, in the Collateral sold pursuant to the Sale Agreement.

(p) Lockbox Collection Percentage. In the case of the initial Servicer, it shall maintain a Lockbox Collection Percentage of at least 90% for each Collection Period.

(q) Consolidated Net Worth. NewStar Financial, Inc. and its Subsidiaries shall at all times maintain a Consolidated Net Worth of at least $400,000,000, less the amounts of any reduction in the assets designated on NewStar Financial Inc.’s consolidated balance sheet as “deferred income taxes, net” and/or “deferred financing costs, net” from the amounts thereof shown on NewStar Financial, Inc.’s consolidated balance sheet as of September 30, 2009.

(r) E&O Insurance. The Servicer shall at all times maintain an errors and omissions insurance policy, in form and substance reasonably acceptable to the Administrative Agent (including applicable coverage of the Borrower), of the type customarily in force by entities engaged in the Servicer’s industry, with at all times a principal face amount of no less than $1,000,000 under which, with respect to the initial Servicer (or any Servicer that is an Affiliate thereof), the Trustee, for the benefit of the Secured Parties, will be named as the loss payee and additional insured. The initial Servicer shall, no less than annually, provide the Administrative Agent with written evidence of policy renewal and payment of premiums.

(s) Minimum Net Income. The Originator shall maintain positive net income in accordance with GAAP as adjusted in this clause (which, for fiscal year 2010 only, shall not be reduced by any interest expense with respect to subordinated debt) on a fiscal year basis, and shall be calculated after eliminating any losses, writedowns, and costs associated with (i) the allocation of corporate overhead and other expenses by NewStar Financial, Inc. related to NewStar Financial, Inc.’s acquisition of the Originator, (ii) other expenses of the Originator and NewStar Financial, Inc. related to NewStar Financial, Inc.’s acquisition of the Originator; and (iii) settlement of payables and receivables between the Originator, Core Financial Holdings, Inc., American Capital, Ltd. and other affiliates and other extraordinary costs, writedowns, and losses incurred in anticipation of NewStar Financial, Inc.’s acquisition of the Originator.

(t) Fidelity Bond. The Servicer shall at all times maintain a fidelity bond, in form and substance reasonably acceptable to the Administrative Agent (including applicable coverage of the Borrower), of the type customarily in force by entities engaged in the Servicer’s industry, with at all times a principal face amount of no less than $1,000,000 under which, with respect to the initial Servicer or any Affiliate thereof, the Trustee, for the benefit of the Secured Parties, will be named as the loss payee and additional insured. The Servicer shall, no less than annually, provide the Administrative Agent with written evidence of policy renewal and payment of premiums.

Section 5.5. Negative Covenants of the Servicer, the Originator and the Guarantors.

From the date hereof until the Collection Date, the Originator, the Servicer and the Guarantors, respectively, hereby covenant and agree as follows:

(a) Deposits to Collection Account. Except as otherwise contemplated by the applicable Lockbox Agreement, it will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lockbox Account cash or cash proceeds other than Collections in respect of the Collateral and other amounts required or permitted to be deposited in the Collection Account pursuant to the Transaction Documents.

(b) Mergers, Acquisition, Sales, etc. For each such party other than NewStar Financial, Inc., it will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless it is the surviving entity and unless:

(i) it has delivered to the Administrative Agent an Officer’s Certificate stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of a supplemental agreement, the delivery of an Opinion of Counsel stating that such supplemental agreement is legal, valid and binding with respect to it and such other matters as the Administrative Agent may reasonably request;

(ii) it shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and obtained the consent of the Administrative Agent; and

(iii) after giving effect thereto, no Unmatured Termination Event or Termination Event shall have occurred.

Notwithstanding the foregoing, U.S. Bank as successor Servicer may merge into, or convey or transfer its assets to, another entity if such transaction complies with the requirements for the Backup Servicer set forth in Section 7.3 hereof.

(c) Change of Location of Servicing Files. It shall not (x) change the offices where it keeps records concerning the Collateral from the location referred to on Annex A hereto, or (y) move, or consent to the Trustee moving, the Required Loan Files or Servicing Files from the location thereof on the Closing Date, unless it has given at least 30 days’ written notice to the Administrative Agent.

(d) Change in Payment Instructions to Obligors. It will not add or terminate any bank as a Lockbox Account Bank or any Lockbox Account listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the applicable Lockbox Account, unless the Administrative Agent has consented to such addition, termination or change and has received duly executed copies of each Lockbox Agreement (incorporating appropriate amendments), with each new Lockbox Account Bank being a party thereto.

(e) Extension or Amendment of Loans. It will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the material terms of any Loan (including the Related Security).

(f) Sales of Collateral. The Originator will not sell any Eligible Loan to any Person other than the Borrower without obtaining the consent of the Administrative Agent, provided that such restriction shall not apply with respect to any Loan which does not constitute an Eligible Loan pursuant to the terms of this Agreement. For the avoidance of doubt, the restriction contained in this Section 5.5(f) shall not apply to any loans originated by NewStar Financial, Inc.

Section 5.6. Affirmative Covenants of the Backup Servicer.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.7. Negative Covenants of the Backup Servicer.

From the date hereof until the Collection Date, the Backup Servicer will not make any changes to the Backup Servicer Fee set forth in the Backup Servicer Fee Letter without the prior written approval of the Administrative Agent.

Section 5.8. Affirmative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Files. Subject to Section 8.8, the Required Loan Files shall remain at all times in the possession of the Trustee at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Files to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Files may be released pursuant to this Agreement.

Section 5.9. Negative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a) Required Loan Files. The Trustee will not dispose of any Required Loan File documents in any manner that is inconsistent with the performance of its obligations as the

Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b) No Changes to Trustee Fee. The Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of the Administrative Agent.

ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1. Designation of the Servicer.

(a) Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to Core Business Credit, LLC a Servicer Termination Notice, Core Business Credit, LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon the Servicer’s and Backup Servicer’s receipt of a Servicer Termination Notice from the Administrative Agent pursuant to Section 6.13, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that will facilitate the transition of the performance of such activities to a successor Servicer, as reasonably determined by the Administrative Agent, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent and with notice to the Backup Servicer, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement, (ii) any such subcontract shall be terminable upon the occurrence of a Servicer Default, (iii) any subservicer under such a subcontract shall be paid by the Servicer and (iv) no such consent shall be necessary with respect to auditors, appraisers or other vendors (other than any subservicers) employed in the ordinary course of business by the Servicer or in the case of any Eligible Third Party Agented Loans where the Servicer is not responsible for the active servicing duties of such Loan.

(d) Servicing Programs. In the event that the initial Servicer commences using any new software program in servicing the Collateral that it licenses from a third party, the initial Servicer shall use such actions with respect to such software as set forth in Section 3.1(m).

Section 6.2. Duties of the Servicer.

(a) Appointment. The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its rights in, to and under such Collateral. In order to facilitate the servicing of the Collateral, the Trustee is hereby directed to and does authorize the Servicer to perform the duties of the Servicer under this Agreement and the other Transaction Documents. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Borrower hereby acknowledge that the Administrative Agent, the Trustee and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder. The parties hereto each acknowledge that the Servicer, as Servicer under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Related Property and under the Required Loan Files as have been transferred to the Borrower and Trustee with respect to the related Loan.

(b) Duties. The Servicer shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Law, the Credit and Collection Policy and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Loan;

(ii) maintaining all reasonably necessary servicing records with respect to the Collateral and providing such reports, information and servicing records to the Administrative Agent, the Backup Servicer and Trustee in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Backup Servicer or the Trustee may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv) identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is granting a security interest therein to the Trustee for the benefit of the Secured Parties pursuant to this Agreement;

(v) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is, or to the Servicer’s knowledge threatened to be, asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vi) providing the prompt written notice to the Administrative Agent, prior to the effective date thereof, of any material proposed changes in the Credit and Collection Policy;

(vii) cooperate with the Administrative Agent and the Trustee in connection with maintaining the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral;

(viii) maintaining the Servicing Files with respect to Loans; provided that so long as the Servicer is in possession of any Required Loan File or Servicing File, the Servicer will hold such Required Loan File or Servicing File in a fire resistant safe or fire resistant file cabinet; and

(ix) directing the Collection Account Bank to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.7 and Section 2.8.

(c) Notwithstanding anything to the contrary contained herein, the exercise by the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Backup Servicer and the Trustee shall not have any obligation or liability with respect to any Collateral (except as otherwise provided herein in the case of the Trustee and the Backup Servicer), nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(d) Except as otherwise set forth in Section 13.19, any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Authorization of the Servicer.

(a) Each of the Borrower, the Trustee and the Secured Parties hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral to the Borrower under the Sale Agreement and, thereafter, the pledge by the Borrower to the Trustee, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Borrower, each of the Guarantors and the Trustee, on behalf of the Secured Parties, shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make any Secured Party, the Trustee or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) After the declaration of the Termination Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may reasonably deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may or may request, in writing, the Trustee to, at any time that a Termination Event has occurred, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Trustee, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Trustee or any servicer, collection agent or account designated by the Trustee and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof or request that the Trustee do the same at its written direction subject to the applicable provisions of this Agreement.

Section 6.4. Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral. The Servicer will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Servicing Standard.

(b) Prepaid Loans. The Servicer may not consent to a Loan becoming a Prepaid Loan, in whole or in part, unless such prepayment (plus any concurrent deposits made by the Servicer) (i) will not result in the Collection Account receiving an amount less than the sum of (a) the Outstanding Loan Balance (or portion thereof to be prepaid) on the date of such payment, and (b) any accrued and unpaid interest thereon (such sum, the “Prepayment Amount”) or (ii) is in compliance with the Underlying Instruments for the applicable Loan and such prepayment is consented to by the Servicer in accordance with the Servicing Standard.

(c) Acceleration. If required by the Credit and Collection Policy or if consistent with the Servicing Standard and the related Underlying Instruments, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan promptly after such Loan becomes a Defaulted Loan.

(d) Taxes and other Amounts. The Servicer will use commercially reasonable efforts in accordance with the Servicing Standard to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e) Payments to Lockbox Account. On or before the applicable Funding Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the applicable Lockbox Account (or, in the case of Eligible Third Party Agented Loans, shall have directed the applicable administrative agent, collateral agent or paying agent to distribute all collections allocable to the Borrower directly to the Collection Account).

(f) Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein, the Trustee shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Collection Account Bank or any other Securities Intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank to the Collection Account Bank or other Securities Intermediary that holds such Financial Asset in such Account.

(g) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, neither the Collection Account Bank nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower of or the grant by the Borrower to the Trustee, for the benefit of the Secured Parties, of a security interest in any Loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Trustee shall hold any Instrument delivered to it evidencing any Loan hereunder as trustee and custodial agent for the Secured Parties in accordance with the terms of this Agreement.

(h) Establishment of the Collection Account; Surplus Withdrawals. The Servicer shall cause to be established, on or before the Effective Date, with the Collection Account Bank, and maintained in the name of the Borrower, subject to the Lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Collection Account for CORE Business Funding, LLC, subject to the lien of U.S. Bank National Association, as Trustee for benefit of the Secured Parties” (the “Collection Account”), over which the Trustee for the benefit of the Secured Parties, shall have control and from which none of the Originator, the Servicer or the Guarantors shall have any right of withdrawal. If the amount on deposit in the Collection Account is in excess of the amounts required to satisfy all payment obligations of the Borrower pursuant to Section 2.7 due or to become due on the next Payment Date to all Persons other than the Borrower (the “Surplus Amount”), as calculated by the Servicer and approved by the Administrative Agent, the Borrower shall be entitled to withdraw such Surplus Amount from the Collection Account (each such withdrawal, a “Surplus

Withdrawal”) on a daily basis for purposes of paying down Interest in accordance with Section 2.4(b) and as otherwise directed by the Borrower. The Borrower shall only be permitted to make a Surplus Withdrawal if (i) the Availability is greater than $0, (ii) all other conditions precedent required for an Advance pursuant to Section 3.2 have been satisfied by the Borrower or the initial Servicer on its behalf (including the delivery of a Borrowing Notice and Borrowing Base Certificate no later than 6:30 p.m. on the Business Day prior to any Surplus Withdrawal), and (iii) the procedural requirements of Section 2.2 have been satisfied as if such Surplus Withdrawal was a borrowing of an Advance, to the extent applicable.

(i) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5. [Reserved.]

Section 6.6. Realization Upon Defaulted Loans; REO Loans.

(a) Realization Upon Defaulted Loans. The Servicer will use commercially reasonable efforts in accordance with the Credit and Collection Policy and consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Property relating to a Defaulted Loan as to which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer will comply with the Credit and Collection Policy, the Servicing Standard and Applicable Law in realizing upon such Related Property, and employ practices and procedures including commercially reasonable efforts to enforce all obligations of Obligors, foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may (i) cause the sale of any such Related Property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan, the Related Property, the sale price of the Related Property and an appraisal supporting the fair market value of such Related Property or (ii) bid on or purchase any Related Property at a private or public sale, in which case the deliverables required under clause (i) above will not be necessary. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it has a reasonable expectation that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Defaulted Loan.

(b) Realization on REO Property. Title to any REO Property may be taken in the name of an REO Affiliate as determined by the Servicer in accordance with the Servicing Standing and, if so taken, the REO Affiliate will enter into a joinder agreement or mortgage whereby such REO Property will be subjected to a lien and security interest in favor of the Trustee for the benefit of the Secured Parties hereunder. The Servicer shall use its reasonable efforts to sell any REO Property as soon as practicable with due consideration to the Servicing Standard, and shall act in accordance with the Servicing Standard in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. The Servicer may auction the REO Property to the highest bidder (which may be the Servicer) in accordance with the Servicing Standard. The Servicer shall give the Administrative Agent not less than five (5) days’ prior written notice of its intention to sell any REO Property, and in respect of such sale, the Servicer shall offer such REO Property in a commercially reasonable manner. Where any Interested Person is among those bidding with respect to an REO Property, the Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. If the Servicer intends to bid on any REO Property, (i) the Servicer shall notify the Administrative Agent of such intent, (ii) the Servicer shall obtain an Appraisal of such REO Property and (iii) the Servicer shall not bid less than the fair market value set forth in such Appraisal.

(c) No Recourse. Any sale of an REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Originator, the Servicer, the Borrower or the related REO Affiliate.

(d) Limitation of Sales and Purchases. The Servicer may sell or purchase, or permit the sale or purchase of, REO Property only on the terms and subject to the conditions set forth in this Section 6.6.

(e) Maintenance of Insurance Policies. The Servicer shall cause to be maintained for each REO Loan (to the extent available at commercially reasonable terms) no less insurance coverage than was previously required of the Obligor under the related Mortgage or as is consistent with the Servicing Standard and the Credit and Collection Policy.

Section 6.7. Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.7 and Section 2.8, as applicable.

Section 6.8. Payment of Certain Expenses by Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, but excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided that for avoidance of doubt, to the extent Liquidation Expenses relate to a Loan and a Retained Interest, such Liquidation Expenses shall be allocated pro rata. The initial Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts and each Lockbox Account. The initial Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee. Notwithstanding the foregoing, if the Backup Servicer is appointed successor Servicer hereunder, such successor Servicer shall be entitled to reimbursement from the Borrower for all reasonable out-of-pocket expenses incurred by it in connection with its servicing activities hereunder.

Section 6.9. Reports.

(a) Borrowing Notice and Notice of Reduction of Advances Outstanding/Maximum Facility Amount. The Borrower (or the Servicer on its behalf) will provide the Administrative Agent, the Backup Servicer and the Trustee (i) a Borrowing Notice (a) within the time frame provided in Section 2.2(a), with respect to each Advance, and (b) by 6:30 p.m. the Business Day prior to any Surplus Withdrawal pursuant to Section 6.4(h), and (ii) a Notice of Reduction of Advances Outstanding/Maximum Facility Amount on each reduction of Advances Outstanding pursuant to Section 2.3(b), in each case with a Borrowing Base Certificate, each updated as of such date.

(b) Servicing Report. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, the Collection Account Bank, the Backup Servicer and the Trustee, a monthly statement (a “Servicing Report”) including a calculation of the Borrowing Base as of the most recent date of determination, with respect to the related calendar month, signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit C.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent (with a copy to the Collection Account Bank, the Backup Servicer and the Trustee) a certificate substantially in the form of Exhibit H (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that, to its knowledge, no Termination Event or Unmatured Termination Event has occurred.

(d) Financial Statements. (i) For so long as the Servicer is Core Business Credit, LLC or an Affiliate thereof, the Servicer will submit to the Administrative Agent: (A) within 45 days after the end of each month, commencing September 30, 2010, consolidating unaudited financial statements of the Originator and the Borrower, in each case including a balance sheet and income statement for the most recent fiscal month; (B) within 45 days after the end of each fiscal quarter, commencing September 30, 2010, consolidated unaudited financial statements of NewStar Financial, Inc. and, within 45 days after the end of each fiscal quarter, commencing March 31, 2011, consolidating unaudited financial statements of the Originator and the Borrower, in each case including a balance sheet, income statement and cashflow statement for the most recent fiscal quarter; and (C) within 120 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2010, consolidated audited financial statements of NewStar Financial, Inc. and audited consolidating financial statements of the

Originator and the Borrower, audited by a firm of nationally recognized independent public accountants reasonably acceptable to the Administrative Agent, in each case including a balance sheet, income statement and cashflow statement for the most recent fiscal year; provided, however, in the case of the fiscal year ended December 31, 2010, the income statements and cash flow statements will cover the Originator and the Borrower only for the period from acquisition of the Originator by NewStar Financial, Inc. through December 31, 2010.

(e) Loan Administration System. The initial Servicer shall provide the Administrative Agent on an ongoing basis with live on-line access to its loan servicing system together with any requisite license with respect to such access.

Section 6.10. Annual Statement as to Compliance.

The Servicer will provide to the Administrative Agent and Backup Servicer, within 30 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2009, a certificate signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred.

Section 6.11. Annual Independent Public Accountant’s/Consultant’s Servicing Reports.

For so long as Core Business Credit, LLC or an Affiliate thereof is the Servicer, the Servicer will cause a firm of nationally recognized independent public accountants or a third party advisory or consulting firm reasonably acceptable to the Administrative Agent (who may also render other services to the Servicer) to furnish to the Administrative Agent, within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2009: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed such Servicer Reports, Servicer Certificates and the supporting documentation and records therefor relating to the servicing of the Collateral as it deemed necessary in order to issue such report, and (b) based on such examination, such firm is of the opinion that the Servicer’s assertion that it has satisfied the minimum servicing standards set forth in this Agreement as of and for such fiscal year is fairly stated, in all material respects, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures to such Servicer Reports, Servicer Certificates and the supporting documentation and records therefor relating to the Collateral and compared the information contained in such Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with the related supporting documentation and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. In the event such independent public accountants require the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 6.11, the Servicer shall direct the Trustee or Backup Servicer, as applicable, in writing to so agree; it being understood and agreed that the Trustee and the Backup Servicer will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Trustee and the Backup Servicer has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 6.12. The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that the performance of its duties hereunder is or has become illegal under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect addressed and delivered to the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.13. Servicer Defaults.

If any one of the following events (a “Servicer Default”) shall occur and be Continuing:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to the remittance of Collections) as required by this Agreement or the other Transaction Documents which continues unremedied for a period of two Business Days;

(b) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party and the same continues unremedied for a period of fifteen (15) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or (ii) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(c) an Insolvency Event with respect to the Servicer;

(d) a Termination Event;

(e) any failure by the Servicer to deliver any required Servicing Report hereunder and the same continues unremedied for a period of three (3) Business Days after the earlier to occur of (i) the date on which written notice of such failure shall have been given to the Servicer by the Administrative Agent or Collection Account Bank, or (ii) the date on which the Servicer has actual knowledge thereof;

(f) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made and continues to be unremedied for a period of 15 Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or any Lender or (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(g) as of any date of determination, the weighted average (weighted by the respective Outstanding Loan Balance) Delinquency Ratio for any rolling three-month period is greater than 8.0% (provided that Delinquent Loans in respect of at least two different Obligors are used to form the basis for such calculation);

(h) as of any date of determination, the weighted average (weighted by the respective Outstanding Loan Balance) Delinquency Ratio for any rolling six-month period is greater than 4.5% (provided that Delinquent Loans in respect of at least two different Obligors are used to form the basis for such calculation);

(i) as of any date of determination, the weighted average (weighted by the respective Outstanding Loan Balance) Default Ratio for any rolling three-month period is greater than 3% (provided that Defaulted Loans in respect of at least two different Obligors are used to form the basis for such calculation);

(j) as of any date of determination, the weighted average (weighted by the respective Outstanding Loan Balance) Default Ratio for any rolling twelve-month period is greater than 0.75% (provided that Defaulted Loans in respect of at least two different Obligors are used to form the basis for such calculation);

(k) as of any date of determination, the weighted average (weighted by the respective Outstanding Loan Balance) Dilution Ratio for any rolling three-month period is greater than 12%; or

(l) as of any date of determination, the weighted average (weighted by the respective Outstanding Loan Balance) Dilution Ratio for any rolling twelve-month period is greater than 8.0%;

then notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Servicer (with a copy to the Collection Account Bank and Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement (other than fees or expenses owed to the Servicer which have accrued or been incurred prior to the delivery of the Servicer Termination Notice).

Section 6.14. Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer and the Backup Servicer of a Servicer Termination Notice pursuant to Section 6.13, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer, the Backup Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.7 or Section 2.8, as applicable, the Servicing Fee therefor until such date;

provided that any fees or expenses owed to the Servicer attributable to the period prior to such date shall accrue and remain payable. The Administrative Agent may at any time following delivery of a Servicer Termination Notice to the Backup Servicer in writing, in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder with respect to servicing of the Collateral, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer; provided that unless otherwise specified in the Servicer Termination Notice the Backup Servicer shall assume all obligations of the Servicer no later than five (5) Business Days after its receipt of the Servicer Termination Notice. As compensation therefor, the Backup Servicer shall thereafter be entitled to the Servicing Fee together with any other rights to reimbursement to which the Servicer is entitled as specified herein, plus Transition Expenses. In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor Servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Lender. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent may petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of loans, as the Successor Servicer hereunder.

(b) The Backup Servicer as successor Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the successor Servicer hereunder.

(c) The Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Loans, including, without limitation, the transfer to the Backup Servicer as successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Loans and the delivery to the Backup Servicer as successor Servicer in an orderly and timely fashion of all files and records with respect to the Loans and a computer tape in readable form containing all information necessary to enable the Backup Servicer as successor Servicer to service the Loans. In addition, the Servicer agrees to cooperate and use its best efforts in providing at the Servicer’s expense to the Backup Servicer, as successor Servicer, with a list of key servicing personnel and contact information, reasonable access (including at the premises of the Servicer) to the Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Backup Servicer, as successor Servicer, to assume the servicing functions hereunder.

(d) The Backup Servicer as successor Servicer is authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the

Servicer. The Servicer will provide the Backup Servicer, as successor Servicer, with a power of attorney stating such (at such time as the Backup Servicer becomes successor Servicer).

(e) Upon its appointment, the Backup Servicer (subject to Section 6.14(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, (vi) no obligation to make payments with respect to any losses on investments made by or at the direction of the Servicer, (vii) no obligation to take any legal action which the Backup Servicer in its reasonable opinion believes subjects it to any liability in connection with such legal action unless it shall have been assured to its reasonable satisfaction that it will be indemnified for such liabilities, and (viii) no liability with respect to any action performed, or breaches or defaults caused by any prior Servicer prior to its appointment, or any claim of a third party based on any alleged action of any prior Servicer. The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the initial Servicer contained in Article IV.

(f) Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.14, the Backup Servicer will promptly begin the transition to its role as Servicer. In the event the Backup Servicer declines to continue to act as Servicer hereunder, the Backup Servicer shall solicit, by public announcement, bids from banks, specialty finance companies, asset managers and mortgage servicing institutions meeting the qualifications set forth in Section 6.14(a). Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation. Within thirty (30) days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to a qualified party acceptable to the Administrative Agent submitting a qualifying bid. The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment, all costs and expenses of any public announcement, of conducting such sale and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Servicing Advances. After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor. If no bid from a qualified potential Successor Servicer is received or if no sale, transfer and assignment of the servicing rights and responsibilities hereunder shall have been concluded within thirty (30) days after such public announcement, the Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, including, without limitation, Transition Expenses. The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Administrative Agent and each Lender and the Backup Servicer shall have consented thereto. The Backup Servicer shall not resign as Servicer until a Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall U.S. Bank, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

(g) Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exists in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use commercially reasonable efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Such Successor Servicer shall be entitled to recover its costs thereby expended in accordance with Section 2.7 or Section 2.8, as applicable.

(h) Following the termination of the initial Servicer, the Servicers (including the terminated Servicer) shall receive reimbursement of Servicer Advances in accordance with Section 2.7 or 2.8, as applicable, on a pro rata basis.

ARTICLE VII

THE BACKUP SERVICER

Section 7.1. Designation of the Backup Servicer.

(a) Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to U.S. Bank a Backup Servicer Termination Notice, U.S. Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.

(b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.2. Duties of the Backup Servicer.

(a) Appointment. The Borrower and the Administrative Agent, as agent for the Secured Parties, each hereby appoints U.S. Bank to act as Backup Servicer, for the benefit of the Secured Parties, as from time to time designated pursuant to Section 7.1. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Servicer shall deliver and Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Servicing Reports (if any) in hard copy and in Microsoft EXCEL® or a comparable format.

(ii) Not later than 12:00 noon on each Reporting Date, the Servicer shall deliver to the Backup Servicer the loan tape, which shall include but not be limited to the following information: (x) for each Loan, the name and number of the related Obligor, the collection status, the loan status, the Eligible Assets categories, the date of each Scheduled Payment and the Outstanding Loan Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Loan Balance (collectively, the “Tape”). The Backup Servicer shall accept delivery of the Tape.

(iii) [Reserved].

(iv) Provided that the Backup Servicer has received all reports, data and information from the Servicer within the time frames set forth in this Section, prior to the related Payment Date, the Backup Servicer shall review the Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Loans that are 90+ days past due and (D) the Aggregate Outstanding Loan Balance. The Backup Servicer shall provide the Administrative Agent and the Servicer with a monthly certification substantially in the form attached hereto as Exhibit K (the “Backup Servicer Monthly Certification”) confirming the accurate calculation of such items in the Servicing Report and that the Servicing Report is complete on its face. In the event of any discrepancy with the Servicing Report based on such review, the Backup Servicer shall notify the Administrative Agent and the Servicer of such discrepancy not later than the Business Day preceding such Payment Date.

(v) If the Servicer disagrees with the report provided under paragraph (iv) above by the Backup Servicer or if the Servicer has not reconciled any material discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding date of determination and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein. If within twenty (20) days after the delivery of the report provided under paragraph (iv) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent and the Backup Servicer no later than the next Payment Date a certificate describing the nature and amount of such material discrepancies and the actions the Servicer proposes to take with respect thereto.

(c) Reliance on Tape. With respect to the duties described in Section 7.2(b), except as expressly set forth herein, the Backup Servicer, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

Section 7.3. Merger or Consolidation.

Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement, provided (A) such Person is organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), and (B)(a) has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” by Moody’s, (b) has a parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

Section 7.4. Backup Servicing Compensation.

As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee and other amounts payable in accordance with the Backup Servicer Fee Letter to the extent of funds available therefor pursuant to Section 2.7 and Section 2.8, as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) it becoming the successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.5, or (iii) the termination of this Agreement. In each such case, the Backup Servicer shall be entitled to its Backup Servicer Fee earned and reimbursable expenses incurred through the date of such event. Upon becoming successor Servicer pursuant to Section 6.14, the Backup Servicer shall be entitled to the Servicing Fee, Transition Expenses and reimbursement rights to which the successor Servicer is entitled hereunder.

Section 7.5. Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent.

Section 7.6. Limitation on Liability.

(a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement. In no event shall the Backup Servicer be required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder or in the exercise of any of its rights and powers hereunder if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Trustee each agree to look only to the Servicer to perform such obligations. Except as expressly set forth herein, the Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or provided by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

(c) Notwithstanding anything to the contrary herein, the Backup Servicer shall not be liable for any delays in performance for causes beyond its control, including, but not limited to, acts of war or terrorism, powerline failures, fire, flood, epidemic, acts of the Borrower, the Servicer or the Administrative Agent or restriction by civil or military authority in their sovereign or contractual capacities. In the event of any such delay, performance shall be extended for so long as such period of delay. In the event that any extension for the Backup Servicer in accordance with this Section 7.6 directly results in a Termination Event hereunder, the Administrative Agent and the Lenders agree to waive such Termination Event (and only such Termination Event) during the pendency of such extension.

Section 7.7. The Backup Servicer Not to Resign.

The Backup Servicer may resign as Backup Servicer under this Agreement upon not less than ninety (90) days notice to the Borrower and the Administrative Agent. In the event of such resignation, the Backup Servicer shall return to the Servicer any and all documents, materials, work products and all copies made thereof, which were obtained by the Backup Servicer from the Servicer (other than such copies that the Backup Servicer is required to retain by law rule or regulation) within 3 Business Days of its resignation.

ARTICLE VIII

THE TRUSTEE

Section 8.1. Designation of Trustee.

(a) Initial Trustee. The role of the Trustee hereunder and under the other Transaction Documents to which the Trustee is a party shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to U.S. Bank a Trustee Termination Notice, U.S. Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof and of the other Transaction Documents to which it, as Trustee, is a party.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation of a successor Trustee pursuant to the provisions of Section 8.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Secured Party. The Administrative Agent and the other Secured Parties hereby appoint U.S. Bank, in its capacity as Trustee, as their trustee for purposes of perfection of a security interest in the Collateral. U.S. Bank, in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 8.2(b) and (c).

Section 8.2. Duties of Trustee.

(a) Appointment. The Borrower and the Administrative Agent each hereby appoints U.S. Bank to act as Trustee, for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein and in the other Transaction Documents to which it, as Trustee, is a party.

(b) Duties. From the Effective Date until its removal pursuant to Section 8.5, the Trustee shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Trustee shall take and retain custody of the Required Loan Files delivered by the Borrower pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, as bailee for the purposes of the relevant UCC (a “Bailee”), all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Trustee, for the benefit of the Secured Parties. Within two Business Days of its receipt of any Required Loan File, the Trustee shall review such Required Loan File to confirm that (A) the loan documents and instruments in such Required Loan File have been properly executed and have no missing or mutilated pages, (B) there is evidence that UCC and other filings (to extent identified on the related Loan Checklist as being required by the Required Loan File) have been made, (C) if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the related original Loan balance, Loan number and Obligor name with respect to such Loan is referenced on the related Loan Checklist and is not a duplicate Loan (based on the Loan number) (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Required Loan File hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in Microsoft EXCEL® or a comparable format) that contains the Loan number, Obligor name, original loan balance and the related Loan Checklist. At the conclusion of such review, the Trustee shall deliver to the Servicer, the Borrower and the Administrative Agent a collateral receipt in the form of Exhibit L attached hereto (a “Collateral Receipt”). If any Collateral Receipt discloses any deficiencies (a “Deficiency”) in any of the Required Loan Files, the Trustee shall promptly notify the Administrative Agent and the Servicer of such Deficiency and provide them with an exception report specifying the Loans which have a Deficiency and the Review Criteria that they fail to satisfy. The Servicer shall have fifteen (15) Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Servicer has still not cured any non-compliance by a Loan with any Review Criteria, the Trustee shall promptly notify the Borrower and the Administrative Agent of such determination by providing an updated exception report to such Persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy. In addition, if requested in writing by the Servicer and approved by the Administrative Agent within fifteen (15) Business Days of the Trustee’s delivery of such report, the Trustee shall return any Loan which fails to satisfy a Review Criteria to the Borrower or its designee. Other than the foregoing, the Trustee shall not have any responsibility for reviewing, inspecting or examining any Required Loan File to determine that the contents thereof are genuine, enforceable or appropriate for the represented purpose or that they are other than what they purport to be on their face.

(ii) In taking and retaining custody of the Required Loan Files, the Trustee shall be deemed to be acting as the Bailee of the Secured Parties; provided that the Trustee makes no representations as to the enforceability of any Required Loan File documents or the existence, perfection or priority of any Lien on the Required Loan Files or the instruments therein; and provided further that, the Trustee’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan File documents that are originals or copies shall be kept in fire resistant facilities in accordance with the Trustee’s customary standards for such custody, at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Trustee in a written notice delivered at least 45 days prior to such change. All Required Loan Files shall be identified using a barcode system and maintained in such a manner so as to permit retrieval and access.

(iv) On the third Business Day of each month, the Trustee shall provide to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent and the Trustee) an updated list of Loans in its possession and an updated exceptions report.

(v) In performing its custodial duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as custodian for others.

(c)(i) Each of the Administrative Agent and each other Secured Party further authorizes the Trustee to take such action as Trustee hereunder and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Trustee by the terms hereof and thereof. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 8.2(c) shall be deemed to relieve the Servicer or Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Sections 5.1(e) and 5.4(e).

(ii) The Administrative Agent may direct the Trustee in writing to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided, however, that the Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received a reasonably satisfactory indemnity with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a response (either consenting or declining to consent) from the Administrative Agent with 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Required Loan Documents (i) unless and until expressly so directed by the Administrative Agent or (ii) prior to the occurrence of the Termination Date pursuant to clause (d) of the definition of “Termination Date” (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (i)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provided such Secured Party has the right to so direct the Trustee, or the Administrative Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee. The Trustee shall not be subject to any fiduciary or other implied duties, (b) the Trustee shall not have any duty to take any discretionary action or exercise any discretionary powers and (c) the Trustee shall not be named owner of a Life Insurance Policy or be required to pay premiums on such Life Insurance Policy.

Section 8.3. Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4. Trustee Compensation.

As compensation for its Trustee activities hereunder, the Trustee shall be entitled to a Trustee Fee and other amounts payable to it pursuant to the Trustee Fee Letter and pursuant to the provision of Section 2.7 or Section 2.8, as applicable. The Trustee’s entitlement to receive the Trustee Fee and such other amounts shall cease (excluding any outstanding amounts unpaid as of such date) on the earlier to occur of: (i) its removal as Trustee pursuant to Section 8.5 or (ii) the termination of this Agreement.

Section 8.5. Trustee Removal.

The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided that notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee acceptable to the Administrative Agent that meets the requirements set forth in Section 8.10 has been appointed, has agreed to act as Trustee hereunder, and has received all Required Loan Files held by the previous Trustee; provided, however, that the Trustee shall not be required to deliver the Required Loan Files to a successor until it has received all contractually due fees and reasonable out-of-pocket expenses then owing to it pursuant to the Transaction Documents.

Section 8.6. Limitation on Liability; Certain Rights of the Trustee.

(a) The Trustee may conclusively rely on and shall be fully protected in acting upon, and need not verify, any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b) The Trustee may consult counsel satisfactory to it, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Files.

(d) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement against the Trustee.

(f) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) Notwithstanding anything to the contrary herein, the Trustee shall not be liable for any delays in performance for causes beyond its control, including, but not limited to, acts of war or terrorism, powerline failures, fire, flood, epidemic, acts of the Borrower, the Servicer or the Administrative Agent or restriction by civil or military authority in their sovereign or contractual capacities. In the event of any such delay, performance shall be extended for so long as such period of delay.

(i) The Trustee shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement on behalf of the Borrower, the initial Servicer or the Secured Parties.

(j) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document, but the Trustee may make such further inquiry or investigation into such facts or matters as it is directed in writing by the Administrative Agent, and, if the Administrative Agent shall determine that the Trustee should make such further inquiry or investigation, the Trustee shall be entitled to examine the books, records and premises of the Borrower, upon reasonable notice and at reasonable times personally or by agent or attorney.

(k) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney or the supervision of those agents or attorneys, appointed with due care by it hereunder.

(l) Whenever in the administration of this Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate.

(m) The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Administrative Agent relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement or any other Transaction Document.

(n) The Trustee shall be under no obligation to institute any suit, or to take any remedial action under this Agreement, or to enter any appearance or in any way defend in any suit in which it may be made defendant, or to take any steps in the execution of the trusts hereby created or in the enforcement of any rights and powers hereunder until it shall be indemnified to its reasonable satisfaction against any and all costs and expenses, outlays and counsel fees and other reasonable disbursements and against all liability, except liability resulting from the Trustee’s negligence or willful misconduct as adjudicated, in connection with any action so taken.

Section 8.7. The Trustee Not to Resign.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon the Trustee’s determination that (i) the performance of its duties hereunder is or has become illegal under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder legal under Applicable Law. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Trustee that meets the requirements set forth in Section 8.10 shall have assumed the responsibilities and obligations of the Trustee hereunder.

Section 8.8. Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Trustee is hereby authorized, upon written receipt from the Servicer of a request for release in the form annexed hereto as Exhibit G (a “Request for Release”) and consented to by the Administrative Agent, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Files set forth in such Request for Release to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The Servicer shall return to the Trustee the Required Loan Files (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional Request for Release, the Servicer’s Request for Release submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b) Release for Payment. Upon receipt by the Trustee of the Servicer’s Request for Release (which certification shall include a statement to the effect that all amounts received in connection with such payment, purchase or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Required Loan File to the Servicer or as directed by the Servicer.

Section 8.9. Return of Required Loan Files and Servicing Files.

The Borrower may, with the prior written consent of the Administrative Agent (not to be unreasonably withheld), require that the Trustee return each Required Loan File (a) delivered to the Trustee in error, (b) as to which the lien on the Related Property has been so released pursuant to Section 9.2, (c) for which the Borrower has paid all required amounts pursuant to Section 2.15 with respect to the related Loans, or (d) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit G hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within two (2) Business Days, return the Required Loan File so requested to the Borrower.

Section 8.10. Eligibility; Disqualification.

The Trustee hereunder shall at all times (i) be a national banking association or banking corporation or trust company organized and doing business under the laws of the United States or any state thereof, (ii) be authorized under such laws to exercise corporate trust powers, (iii) have a combined capital and surplus of at least $500,000,000, (iv) have unsecured and unguaranteed long-term debt obligations rated at least “A2” by Moody’s and “A” by S&P, and (v) be subject to supervision or examination by federal or state authority. If such banking association publishes reports of condition at least annually, pursuant to Applicable Law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.10 its combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 8.10, the Trustee shall give prompt notice to the Borrower, the Originator, the Servicer and the Administrative Agent that it has so ceased to be eligible to be the Trustee.

ARTICLE IX

SECURITY INTEREST

Section 9.1. Grant of Security Interest.

(a) This Agreement constitutes a security agreement, and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, assigns and grants to the Trustee, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral and all loans, securities, chattel paper, financial assets, investment property, instruments, general intangibles, payment intangibles, accounts, deposit accounts, money, documents, agreements, investments and all other property and assets of any type or nature in which the Borrower has an interest, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of all Aggregate Unpaids arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent. The Trustee acknowledges such grant, accepts the trust hereunder in accordance with the provisions hereof and agrees to hold the Collateral in trust as provided herein. The grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee, on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) no Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Trustee, any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Each of the Borrower, the Trustee and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledges and agrees that the security interest granted hereby in the Collateral constitutes continuing collateral security for all of the obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now existing or hereafter arising.

(c) Each of the parties to this Agreement hereby acknowledges and agrees as follows:

(i) Each of the Administrative Agent and each other Secured Party hereby transfers and assigns to the Trustee, for the benefit of the Secured Parties, its entire right, title and interest in and to the Collateral to the extent previously sold, transferred, assigned or conveyed by sale, grant of a security interest, or otherwise, to it on and after the Closing Date to and including the date of this Agreement so that the Trustee, on behalf of the Secured Parties, shall have the benefit of a perfected security interest in the Collateral from and including the date such Collateral first became Collateral hereunder to but excluding the date of the release of any such Collateral from the Lien of this Agreement in accordance with this Agreement.

(ii) To the extent any Transaction Document, or Required Loan File which refers to the Collateral and was delivered prior to the date of this Agreement refers to the “Collateral Custodian” thereunder, such references are hereby deemed to refer to the Trustee hereunder for all purposes hereunder or thereunder.

Section 9.2. Release of Lien on Collateral.

On the date (i) any Loan expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor or lessee and deposited in the Collection Account, (ii) any Loan becomes a Prepaid Loan and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) for which the Borrower has paid all required amounts pursuant to Section 2.15 with respect to the related Loan, (iv) any Loan is sold or otherwise disposed of by the Borrower pursuant to this Agreement or the Sale Agreement or (v) this Agreement terminates in accordance with the terms hereof upon full and final payment of the Aggregate Unpaids and any other related obligations payable hereunder, the Trustee for the benefit of the Secured Parties, shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee for the benefit of the Secured Parties in, to and under such Loan (or all Loans in the case of clause (iv)), all related Collateral and all future monies due or to become due with respect thereto. The Trustee, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, (i) execute such instruments of release in favor of the Borrower with respect to the portion of the Collateral to be released from the Lien of this Agreement as the Borrower may reasonably request (in recordable form if necessary), (ii) deliver any portion of the Collateral to be released from the Lien of this Agreement in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Trustee to take such actions, as are necessary and appropriate to release the Lien of the Trustee, for the benefit of the Secured Parties, on the portion of the Collateral to be released and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

Section 9.3. Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4. Remedies.

Subject to the provisions of Section 10.2, upon the occurrence of a Termination Event, the Trustee, on behalf of the Secured Parties and at the written direction of the Administrative Agent, shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Trustee, for the benefit of the Secured Parties, under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 9.5. Waiver of Certain Laws.

The Borrower and the Servicer each agree, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent, the Trustee, on behalf of the Secured Parties, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent, the Trustee (acting at the written direction of the Administrative Agent) or such court may determine.

Section 9.6. Power of Attorney.

Each of the Borrower and the initial Servicer hereby irrevocably appoints each of the Administrative Agent and the Trustee to act upon and during the occurrence and Continuation of a Termination Event as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, in each case to the extent so permitted hereunder, the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant to Section 9.4, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document, the Borrower and the initial Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto. Nevertheless, if so requested by the Administrative Agent or the Trustee (at the written direction of the Administration Agent), the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request and (e) such other and further actions as the Administrative Agent reasonably may deem to be appropriate in connection with the enforcement of all rights and remedies with respect to the Collateral.

ARTICLE X

TERMINATION EVENTS

Section 10.1. Termination Events.

If any one of the following termination events (“Termination Events”) shall occur and be Continuing:

(a) failure on the part of the Borrower, the Servicer or any Guarantor to make any payment or deposit (including, without limitation, the payment in full of all Advances and other Obligations on the Termination Date and any failure to remit Collections or make any other payment or deposit required to be made by it pursuant to the terms of the Transaction Documents) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days (or one Business Day in the case of a payment due under Section 2.6(b)); or

(b) the failure of the Borrower, the Originator, any Guarantor, the Servicer (for purposes of this Section 10.1, references to the “Servicer” shall only apply while Core Business Credit, LLC or its Affiliate is the Servicer) to make any payment when due with respect to any of its debt or other obligations in excess of $250,000 in the aggregate (or $5,000,000 in the aggregate with respect to NewStar Financial, Inc.) or the occurrence of any event or condition such that the holder of such debt or other obligations in excess of $250,000 in the aggregate (or $5,000,000 in the aggregate with respect to NewStar Financial, Inc.), has declared should be accelerated; or

(c) any representation, warranty or certification made by the Borrower, the Servicer, the Originator or any Guarantor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been materially incorrect when made, and which continues to be unremedied for a period of 15 days (or 30 days with respect to NewStar Financial, Inc.) after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower, the Servicer, the Originator or such Guarantor, as applicable, by the Administrative

Agent or (ii) the date on which a Responsible Officer of the Borrower, the Servicer, the Originator or such Guarantor, as applicable, acquires knowledge thereof; or

(d) any failure on the part of the Borrower, the Originator, the Servicer or any Guarantor duly to observe or perform in any material respect any of its respective covenants or agreements set forth in this Agreement or the other Transaction Documents, including without limitation making a material change to the Credit and Collection Policy or other underwriting guidelines (subject to Section 5.4(f)), and the same continues unremedied for a period of fifteen (15) Business Days (if such failure in the reasonable determination of the Administrative Agent is susceptible to cure) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower, the Originator, the Servicer or such Guarantor, as applicable, by the Administrative Agent or (ii) the date on which a Responsible Officer of the Borrower, the Originator, the Servicer or such Guarantor, as applicable, acquires knowledge thereof; or

(e) the occurrence of an Insolvency Event relating to NewStar Financial, Inc., the Borrower, the Originator, the Servicer or any Guarantor; or

(f) the occurrence of a Servicer Default; or

(g) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 (or in the aggregate of $7,500,000 with respect to NewStar Financial, Inc.), against the Borrower, the Originator, the Servicer or any Guarantor, and the Borrower, the Originator, the Servicer or such Guarantor, as applicable, shall not have either (i) discharged, paid or provided for the discharge of any such judgment, decree or order in accordance with its terms by the time required in such judgment, decree or order, or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or

(h) (1) any Transaction Document, or any Lien granted thereunder, shall, in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, the Servicer or any Guarantor,

(2) the Borrower, the Originator, the Servicer or any Guarantor shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease, after a cure period of three Business Days has elapsed, to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(i) the aggregate Advances Outstanding on any day exceeds the Maximum Availability on such day and the same continues unremedied for two Business Days of the Borrower’s or the Servicer’s actual knowledge thereof; or

(j) the occurrence of any event which causes or will cause a Material Adverse Effect; or

(k) the occurrence of a Change of Control; or

(l) the annual audited financial statements of NewStar Financial, Inc. or the annual audited consolidating financial statements of the Borrower and the Originator are qualified in any manner; or

(m) as of any date of determination on or after the last day of the Collection Period in which the initial three (3) Loans financed by the Lenders have become part of the Collateral, the Excess Spread is less than the Minimum Excess Spread Requirement; provided that as long as the Originator has agreed to repurchase Eligible Loans (and does in fact repurchase such Eligible Loans) such that the effect would increase the Excess Spread to the Minimum Excess Spread Requirement by the date on which the Excess Spread is next determined, no Termination Event shall have occurred or be Continuing; or

(n) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act.

Section 10.2. Remedies.

(a) Upon the occurrence and Continuation of a Termination Event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower (with copies to the Backup Servicer and the Trustee), declare the Termination Date to have occurred and the VFNs to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower); provided that in the case of any event described in Section 10.1(e), the VFNs shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.

(b) Upon the declaration or occurrence of the Termination Date, the Revolving Period shall end and the Amortization Period shall commence. Thereafter, the Trustee shall follow the commercially reasonable written instructions of the Administrative Agent with respect to the exercise of remedies on the Collateral. On and after the declaration or occurrence of the Termination Date, the Trustee, for the benefit of the Secured Parties and at the written direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative, and, at the written direction of the Administrative Agent, also may require the Borrower, the initial Servicer and the Guarantors to, and the Borrower, the initial Servicer and the Guarantors hereby agree that they will at the initial Servicer’s expense and upon request of the Trustee or the Administrative Agent forthwith, (i) assemble all or any part of the Collateral as directed by the Trustee (at the written direction of the Administrative Agent) or the

Administrative Agent and make the same available to the Trustee or the Administrative Agent at a place to be designated by the Trustee (at the written direction of the Administrative Agent) or the Administrative Agent and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Trustee’s or the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee, as directed in writing by the Administrative Agent, or the Administrative Agent may deem commercially reasonable. In the event that the Trustee, as directed in writing by the Administrative Agent, or the Administrative Agent elects to sell the Collateral or any part thereof, bids will be accepted for a period of no less than 30 days and the Collateral shall be sold to the highest bidder. The Borrower agrees that, to the extent notice of sale shall be required by law, at least 30 days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee, at the written direction of the Administrative Agent, and the Administrative Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Trustee, at the written direction of the Administrative Agent or the Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Assets (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 2.8.

ARTICLE XI

INDEMNIFICATION

Section 11.1. Indemnities by the Borrower and the Originator.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower and the Originator, jointly and severally, hereby agree to indemnify the Backup Servicer, the Trustee, the Collection Account Bank, any Successor Servicer, the Secured Parties and each of their respective assigns and officers, directors, employees and agents (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages (exclusive of consequential damages), losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or the other Transaction Documents or the Collateral or in respect of any Loan included in the Collateral, excluding, however, (A) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (B) disputes among Indemnified Parties and (C) with respect to the Originator only, Indemnified Amounts that have the effect of recourse (except as otherwise provided in Section 2.15) for uncollectible Collateral, the creditworthiness of Obligors or for future diminution of value of any Collateral. Without limiting the foregoing, the Borrower and the Originator, jointly and severally, shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Borrower, the Servicer, the Originator or any Guarantor or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect when made or deemed made or delivered;

(ii) the failure by the Borrower, the Servicer, the Originator or any Guarantor to comply with any term, provision or covenant contained in this Agreement, any of the other Transaction Documents or any agreement executed in connection therewith, or with any Applicable Law, including with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a perfected security interest in the Collateral, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter (including, without limitation, as the result of the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral);

(iv) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the Maximum Availability on such Business Day;

(v) any dispute, claim, offset or defense (other than the discharge in bankruptcy of any Obligor) of any Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim related to such Collateral;

(vi) any failure of the Borrower, the Servicer, the Originator or any Guarantor to perform its respective duties under the Transaction Documents with respect to any Collateral;

(vii) the failure of any Loan to be an Eligible Loan;

(viii) the failure of any Lockbox Account Bank to remit any amounts held in a Lockbox Account pursuant to the instructions of the Servicer or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof) whether by reason of the exercise of set-off rights or otherwise;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower, the Servicer, the Originator or any Guarantor to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Borrower, the Servicer or the Originator in the enforcement or collection of any Collateral;

(xi) any claim, suit or action of any kind arising out of or in connection with any products liability or other claim by an Obligor, an Account Debtor of an Obligor or other third party with respect to any merchandise sold or services rendered with respect to any Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with any Applicable Law, including but not limited to any Environmental Laws, including any vicarious liability;

(xiii) the failure by the Borrower, the Servicer, the Originator or any Guarantor to pay when due any Taxes for which such Person is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) any repayment by a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any other Transaction Document, in each case which amount such Secured Party believes in good faith is required to be repaid;

(xv) any claim, suit or action arising from the Borrower’s, Servicer’s, Originator’s originating the Loan in violation of Applicable Law or in connection with the servicing or administration of such Loan;

(xvi) the commingling of Collections by the Borrower or the Servicer on the Collateral at any time with other funds;

(xvii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral (other than as related to the acts of the Administrative Agent, the Secured Parties, the Backup Servicer or the Trustee);

(xviii) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; or

(xix) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower and Originator, jointly and severally, to the Indemnified Party on the Payment Date following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower and the Originator under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Servicer, the Collection Account Bank, the Backup Servicer, Successor Servicer, or the Trustee and the termination of this Agreement.

Section 11.2. Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its covenants under this Agreement or the other Transaction Documents, or (iv) any litigation, proceedings or investigation against the Servicer (other than as related to acts of bad faith or willful misconduct of the Administrative Agent, the Secured Parties or the Trustee).

(b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within five Business Days following such Person’s written demand therefor to the Servicer.

(c) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Backup Servicer, the Collection Account Bank or Successor Servicer or the Trustee and the termination of this Agreement.

(d) Any indemnification payable by the Servicer pursuant to this Section 11.2 shall not be payable from the Collateral.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1. The Administrative Agent.

(a) Appointment. Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Secured Party. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Required Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(b) Standard of Care. The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower, the Servicer, the Originator or the Guarantors), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Originator, the Servicer or the Guarantors or to inspect the property (including the books and records) of the Borrower, the Originator, the Servicer or the Guarantors; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Credit Decision with Respect to the Administrative Agent. Each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e) Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower, the Servicer, the Originator or the Guarantors), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower, the Servicer, the Originator or the Guarantors.

(f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent reasonably acceptable to the Borrower. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank or other financial institution organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank or financial institution. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(g) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their related Pro Rata Shares, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lenders not later than the following Business Day.

ARTICLE XIII

MISCELLANEOUS

Section 13.1. Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Guarantors, the Administrative Agent and each Lender; provided that, (i) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected with the written consent of the Administrative Agent and the Borrower; and (ii) no such amendment, waiver or modification adversely affecting the rights or obligations of the Backup Servicer (in such role or as successor Servicer) or the Trustee shall be effective without the written agreement of such Person. The Borrower shall deliver promptly to the Backup Servicer, the Collection Account Bank and the Trustee a copy of any amendment, waiver or other modification of this Agreement not executed by the Backup Servicer or Trustee in accordance with this Section.

Section 13.2. Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy or electronic mail) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address (or specified addresses) set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt, or in the case of (a) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (b) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3. Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Article XI) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, that if all or any portion of such excess amount is thereafter recovered from such

Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4. No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Lenders, the Trustee, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5. Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Secured Parties and their respective successors and permitted assigns.

Section 13.6. Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations, warranties and covenants set forth in Articles IV and V, and the Servicer’s, Originator’s and each Guarantor’s representations, warranties and covenants set forth in Articles IV, V and VI create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower, the Servicer, or each Guarantor, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8. Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN

RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Originator agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Lenders, the Backup Servicer, the Collection Account Bank, the Successor Servicer, the Trustee and the Secured Parties incurred in connection with the preparation, execution, delivery, third party administration (such term to include, subject to the proviso below, periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, Rating Agency fees, reasonable expenses for travel and lodging, background checks, auditor fees and the reasonable fees and out-of-pocket expenses of counsel for such Persons with respect thereto and with respect to advising such Persons as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses (including reasonable counsel fees, out-of-pocket expenses and bank account fees related to the administration of the facility), incurred in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith; provided that, prior to a Termination Event or Unmatured Termination Event, any expenses in connection with periodic audits shall be limited to $30,000 per calendar year.

(b) The Borrower, the Originator and the initial Servicer, jointly and severally, covenant to pay on demand any and all stamp, sales, excise documentary, property and other similar taxes and fees arising from any payment made hereunder or under any other Transaction Document, or in connection with the execution, delivery, filing and recording or enforcement of this Agreement and the other documents to be delivered hereunder payable or determined to be payable to any Governmental Authority.

Section 13.10. No Proceedings.

Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

Section 13.11. Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, employee or director of any party hereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party hereto, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, officer, employee or director of such party under or by reason of any of the obligations, covenants or agreements of such party hereto contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of each incorporator, stockholder, affiliate, officer, employee of such party, or any of them, for breaches by any party hereto of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Lenders shall not be deemed to have waived any legal rights which they may have and, to the extent of such rights, shall have recourse against any incorporator, affiliate, stockholder, officer, employee or director of Borrower, initial Servicer, Originator or Guarantor to the extent of any loss, cost or expense incurred in whole or in part from any such Person’s (A) willful misconduct; (B) fraud; (C) theft or misappropriation of funds; (D) criminal acts; (E) intentional interference with the Administrative Agent’s Lien in the Collateral or rights with respect thereto; (F) disposition of any Eligible Loans or other Collateral in violation of the terms of this Agreement; (G) action in furtherance of an Insolvency Event with respect to the Borrower; (H) action in furtherance of the consolidation of the Borrower’s assets with the assets of any other Person; or (I) action in furtherance of the dissolution or liquidation of the Borrower.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the parties hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

Section 13.12. Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Servicer shall cooperate with the Administrative Agent with respect to all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee, for the benefit of the Secured Parties, to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the first priority security interest of the Trustee, for the benefit of the Secured Parties, hereunder to all property comprising the Collateral. The Servicer shall deliver to the Administrative Agent and the Trustee file-stamped copies of, or filing receipts for, any document such document recorded, registered or filed as provided above and in the possession of the Servicer, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower (and the initial Servicer on its behalf) agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the first priority perfected security interest granted in the Collateral, or to enable the Trustee or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower. In the event that the Originator or the Borrower fails to fund any payment obligation under any Loan or any Retained Interest, the Lenders may, in their sole discretion, fund such payment obligation to the related Obligor, and such funding shall be deemed an Advance hereunder in all respects (other than with respect to needing to comply with Section 2.2 and Section 3.2) and the Borrower shall be fully obligated to repay such amounts in accordance with the terms hereof. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Borrower will, not earlier than six months and not later than three-months prior to the fifth anniversary of the date of filing of any financing statement filed pursuant to this Agreement, unless the Collection Date shall have occurred:

(i) authorize, execute (if necessary) and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as expressly permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13. Confidentiality.

(a) Each of the Secured Parties, the Servicer, the Guarantors, the Trustee, the Backup Servicer, the Collection Account Bank, the Originator and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Originator obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its directors, officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors, creditors, potential creditors, credit enhancers, potential credit enhancers and the agents and advisors of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall be notified of the confidentiality restrictions hereof and shall, as a condition to any such disclosure, agree for the benefit of the parties hereto that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and the Originator and their affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Defaults, and the priority of payment provisions herein.

(b) Anything herein to the contrary notwithstanding, the Borrower, the Originator, the Guarantors and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Trustee, the Collection Account Bank, the Backup Servicer or the Secured Parties by each other, (ii) by the Trustee, the Collection Account Bank, the Backup Servicer and the Secured Parties to any prospective or actual assignee or participant of any of them, or (iii) by the Secured Parties to any Rating Agency, any provider of a surety, guaranty or credit enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person in the case of clauses (ii) and (iii) is informed of the confidential nature of such information.

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee the disclosing entity or its affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the disclosing entity or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, or (D) in connection with filings with securities exchanges or regulators or (iii) any other disclosure authorized by the Borrower, the Servicer, any Guarantor or the Originator in the case of information with respect to it.

Section 13.14. Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15. Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16. Assignments by the Lenders.

With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), any Lender may at any time assign, or grant a security interest or sell a participation interest in, any Advance or Commitment (or portion thereof) to any Person; provided that (i) no transfer of any Advance or Commitment (or portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) no such consent of the Borrower shall be required following the occurrence of a Termination Event, (iii) in the case of an assignment of the Commitment with respect to such Lender, the assignee (other than any assignee that is a Liquidity Bank) shall execute and deliver to the Servicer and the Administrative Agent a fully executed Joinder Supplement substantially in the form of Exhibit I hereto and a Transferee Letter substantially in the form of Exhibit J hereto, and (iv) no Lender shall need prior consent to at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to an Affiliate, to a Liquidity Bank or to any commercial paper conduit sponsored by DZ Bank or an Affiliate of DZ Bank. The parties to any such assignment or sale of a participation interest by a Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. Neither the Borrower, the Originator, the Servicer, or any Guarantor shall assign or delegate, or grant any interest in, any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this Section 13.16, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Advances made by each Lender and the VFNs evidencing such Advances and each repayment in respect of the principal amount of the Advances (and any interest thereon) of each Lender, and annexed to which the Administrative Agent shall retain a copy of each Joinder Supplement and Transferee Letter delivered to the Administrative Agent pursuant to this Section. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s or any other Person’s obligations in respect of such Advances or VFNs. The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation or any error in such recordation shall be corrected by the Administrative Agent upon notice or discovery thereof), and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name an Advance and related VFN is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Advances made pursuant thereto and the VFNs evidencing such Advances may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Advances or the VFNs evidencing such Advances made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Joinder Supplement and Transferee Letter duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Advances made pursuant thereto or the VFNs evidencing such Advances shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

Each Lender that sells a participating interest in any Advance, Commitment or other interest to a participant shall, as agent of the Borrower solely for the purpose of this Section 13.16, record in book entries maintained by such Lender the name and the amount of the participation interest of each participant entitled to receive payments in respect of such participation interests.

Section 13.17. Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18. No Proceedings.

(a) Each of the parties hereto (other than the Lender) (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, the Lender any Insolvency Proceeding so long as any commercial paper issued by the Lender shall be outstanding and there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the last day on which any such commercial paper shall have been outstanding; provided that the parties hereto may file any claims in any Insolvency Proceeding filed by any Person other than such Person or its Affiliates.

(b) Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date; provided that the parties hereto may file any claims in any Insolvency Proceeding filed by any Person other than such Person or its Affiliates.

Section 13.19. Loans Subject to Retained Interest Provisions.

(a) With respect to any Loan included in the Collateral subject to a Retained Interest, the Borrower will own only the principal portion of the related Loan outstanding as of the applicable Funding Date. With respect to any Loan where the Retained Interest is in respect of paragraph (a) of the definition of Retained Interest, Principal Collections received by the Borrower or the Servicer will be allocated first to the portion of such Loan owned by the Borrower, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Borrower; provided that if a payment default occurs with respect to any of the related Loans, then Principal Collections received on the applicable Loan will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower, pro rata based upon the outstanding principal amount of each such portion. With respect to any Loan where the Retained Interest is in respect of paragraph (b) of the definition of Retained Interest (other than any portion retained by the Originator pursuant to clause (a) of such definition), Principal Collections will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower pro rata based upon the outstanding principal amount of each such portion.

(b) With respect to any Loan included in the Collateral subject to a Retained Interest, Interest Collections received by the Borrower or the Servicer on those Loans will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower pro rata based upon the outstanding principal amount of each such portion.

Section 13.20. Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Servicer, the Originator, the Guarantors, the Borrower and the Trustee shall provide to the Administrative Agent access to the Required Loan Files and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender are required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Trustee’s normal security and confidentiality procedures (or, in the case of U.S. Bank as the successor Servicer, upon five Business Day’s notice and no more than twice per calendar year). Periodically at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Files in conjunction with such a review. The Borrower, the Servicer, the Guarantors and the Originator shall permit the Administrative Agent or its respective agents or representatives, to visit the offices of each such Person during normal office hours and upon reasonable notice to examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers of the Borrower, the Servicer, the Originator or the Guarantors having knowledge of such matters, and the Borrower shall pay the costs and expenses for all such visits, subject to the limitations in Section 13.9. The Borrower, the Servicer, the Originator and the Guarantors shall permit the Administrative Agent or its respective agents or representatives to (i) directly contact any Obligor for the purpose of conducting quarterly confirmation of collateral due diligence, in accordance with procedures mutually acceptable to the Servicer and the Administrative Agent, and (ii) visit the offices of any Obligor selected by the Administrative Agent in connection with any audit being conducted by the Borrower, the Servicer, the Originator or the Guarantors of such Obligor and shall permit Administrative Agent, to the extent permitted in the Underlying Instruments or consented to by such Obligor, to examine and make copies of all documents, books, records and other information concerning the applicable Loan, Related Security and Eligible Assets and to discuss matters related thereto with any of the officers or employees of such Obligor, all in a manner mutually agreed upon by the Servicer and the Administrative Agent. Without limiting the foregoing provisions of this Section 13.20, from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct, at the Originator’s expense, a review of the Required Loan Files and all other documentation regarding the Collateral.

Section 13.21. Amendment and Restatement.

(a) On the Effective Date, the Amended and Restated Agreement shall be amended, restated and superseded in its entirety, and the indebtedness evidenced thereby shall be deemed included herein. The parties hereto hereby (i) acknowledge and agree that the Liens as granted under the Transaction Documents securing payment of such indebtedness are in all respects continuing and in full force and effect and secure the payment of the Aggregate Unpaids and (ii) fully and unconditionally ratify and affirm all Transaction Documents and agree that all collateral granted under all Transaction Documents shall from and after the date hereof secure all Aggregate Unpaids.

(b) On and after the Effective Date, (i) each reference in the Transaction Documents to the “Revolving Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Revolving Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Transaction Documents to the “VFN” or “Variable Funding Notes” and the “Aggregate Unpaids” shall mean and be a reference to the VFN, Variable Funding Note and the Aggregate Unpaids as defined in this Agreement.

Section 13.22. Resignations and Appointments.

(a) As of the Effective Date, each of the parties hereto agree that Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) shall resign from the Amended and Restated Agreement and the other Transaction Documents as the Backup Servicer, and its rights, duties and obligations in such capacity shall terminate, save for those rights, duties and obligations that expressly survive termination pursuant to the terms of the Amended and Restated Agreement and the other Transaction Documents. The parties hereto acknowledge that timely and proper notice of such resignation was provided or waive any such notice requirement. The parties hereto hereby, as of the Effective Date, (i) acknowledge the foregoing resignation and (ii) appoint U.S. Bank as the Backup Servicer in all respects under this Agreement and the other Transaction Documents.

(b) As of the Effective Date, each of the parties hereto acknowledge and agree that Core Financial Holdings, LLC shall resign from the Amended and Restated Agreement and all other Transaction Documents as a Guarantor, and all of its rights, duties and obligations in such capacity shall terminate, save for those rights, duties and obligations that expressly survive termination pursuant to the terms of the Amended and Restated Agreement and the other Transaction Documents. The parties hereto acknowledge that timely and proper notice of such resignation was provided or waive any such notice requirement. Core Financial Holdings, LLC shall at no time be a party to this Agreement and is executing this Agreement for the sole purpose of this Section 13.22 and compliance with Section 13.1 of the Amended and Restated Agreement. The parties hereto hereby, as of the Effective Date, consent to Newstar Financial, Inc. becoming a Guarantor in all respects under this Agreement and the other Transaction Documents.

Section 13.23. Effectiveness.

This Agreement shall become effective on the Effective Date.

ARTICLE XIV

LIMITED GUARANTY

Section 14.1. Limited Guaranty of Payment.

Subject to the limitations set forth below, each Guarantor hereby unconditionally guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt payment of: (i) the amount (if any) by which the aggregate Advances Outstanding and accrued but unpaid Interest, Unused Fees (accrued prior to the Effective Date) and other Carrying Costs exceed the Maximum Availability, up to a cumulative amount of 5% of the Maximum Facility Amount as in effect from time to time, upon demand by the Administrative Agent at any time after the occurrence of a Termination Event; and (ii) any and all Indemnified Amounts without limitation as to the aggregate amount of payments incurred by any Indemnified Party as a result of the Borrower, the Servicer, the Originator or any Guarantor engaging in (A) willful misconduct; (B) fraud; (C) theft or misappropriation of funds; (D) criminal acts; (E) intentional interference with the Administrative Agent’s Lien in the Collateral or rights with respect thereto; (F) disposition of any Eligible Loans or other Collateral in violation of the terms of this Agreement; (G) any intentional or grossly negligent and material violation of the special purpose entity requirements set forth in Section 4.1(r) of this Agreement which violation (1) impairs the Borrower’s non-consolidation, (2) results in the commencement of a voluntary bankruptcy of the Borrower and/or the Originator, or (3) involves collusion or submission in an involuntary bankruptcy with respect to the Borrower; (H) any action in furtherance of the consolidation of the Borrower’s assets with the assets of any other Person; or (I) any action in furtherance of the dissolution or liquidation of the Borrower (collectively, the “Guaranteed Liabilities”). This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty. For the avoidance of doubt, in no event shall any Guarantor’s liability under this Agreement, or any of the other Transaction Documents or otherwise, exceed in the aggregate, to any and all parties from the date hereof forward, the Guaranteed Liabilities. Notwithstanding any provision to the contrary contained herein or in any of the other Transaction Documents, to the extent the obligations of each Guarantor shall be adjudicated to be invalid or unenforceable for any reason, then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law.

Section 14.2. Guarantor Payment.

If at any time payment is due pursuant to the Guaranty and the Servicer or the Administrative Agent informs a Guarantor of the same, such Guarantor shall within one (1) Business Day deposit the amount due (the “Guarantor Payment”) into the Collection Account for distribution in accordance with Section 2.7 or Section 2.8, as applicable. The Servicer shall keep records of the amount of Guaranty Payments made by each Guarantor and such amount shall be reflected in all Servicer Reports after the initial Guarantor Payment.

Section 14.3. Obligations Unconditional.

The obligations of each Guarantor hereunder, subject to the limitations of Section 14.1, are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Transaction Documents or any other agreement or instrument referred to herein or therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the prior payment of the amounts due). Each Guarantor agrees that this Guaranty may be enforced by Administrative Agent on behalf of the Secured Parties without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any other of the Transaction Documents or any collateral, if any, hereafter securing the Aggregate Unpaids or otherwise and each Guarantor hereby waives the right to require Administrative Agent on behalf of the Secured Parties to make demand on or proceed against Borrower or any other Person or to require Administrative Agent on behalf of the Secured Parties to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower for amounts paid under this Guaranty until such time as the Aggregate Unpaids have been indefeasibly paid in full in cash, all Commitments under this Agreement have been terminated and, to the extent the Borrower or a Guarantor is party to any Insolvency Proceeding, no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the other Secured Parties in connection with monies received under the Transaction Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Administrative Agent from enforcing the Transaction Documents or foreclosing its security interest in or Lien on any Collateral, if any, securing the Aggregate Unpaids or from exercising any other rights available to it under any of the Transaction Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of each Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of the Borrower, the Servicer or the Originator or by reason of the bankruptcy or insolvency of the Borrower, the Servicer, the Originator or any Guarantor. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Aggregate Unpaids and notice of or proof of reliance by the Administrative Agent or any other Secured Party on this Guaranty or acceptance of this Guaranty. The Aggregate Unpaids, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrower, the Servicer, the Originator and any Guarantor, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor hereby subordinates to the Aggregate Unpaids all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing by any the Borrower, the Servicer or the Originator to any Guarantor.

Section 14.4. Modifications.

Each Guarantor agrees that: (a) all or any part of the Collateral now or hereafter held for the Aggregate Unpaids, if any, may be exchanged, compromised or surrendered from time to time; (b) none of the Secured Parties or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Aggregate Unpaids or the properties subject thereto; (c) the time or place of payment of the Aggregate Unpaids may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower, the Servicer, the Originator and any other party liable for payment under the Transaction Documents may be granted indulgences generally; (e) any of the provisions of the Transaction Documents may be modified, amended or waived; (f) any party liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower, the Servicer, the Originator or any other party liable for the payment of the Aggregate Unpaids or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Aggregate Unpaids, all without notice to or further assent by any Guarantor, and each Guarantor shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 14.5. Waiver of Rights.

Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Secured Parties and of all extensions of credit to the Borrower; (b) presentment and demand for payment or performance of any of the Aggregate

Unpaids; (c) protest and notice of dishonor or of default with respect to the Aggregate Unpaids or with respect to any security therefor; (d) notice of the Secured Parties obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Aggregate Unpaids, or the Secured Parties’ subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (e) all other notices to which any Guarantor might otherwise be entitled.

Section 14.6. Reinstatement.

Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of each Guarantor under this Article XIV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Aggregate Unpaids is rescinded or must be otherwise restored by any holder of any of the Aggregate Unpaids, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other Secured Party on demand for all reasonable costs and expenses (including, without limitation, attorney costs) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 14.7. Remedies.

Each Guarantor agrees that, as between such Guarantor, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, the Aggregate Unpaids may be declared to be forthwith due and payable as provided in Section 10.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.2) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Aggregate Unpaids from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Aggregate Unpaids being deemed to have become automatically due and payable), such Aggregate Unpaids (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor, subject to the limitations in Section 14.1.

Section 14.8. Subrogation.

Each Guarantor agrees that, until the Collection Date, it will not exercise, any right of reimbursement, subrogation, contribution, offset or other claims against the Borrower, the Servicer and the Originator arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under the Transaction Documents. After the indefeasible payment in full in cash of the Aggregate Unpaids (other than any part of the Aggregate Unpaids that represents contingent contractual indemnities) and the termination of the Commitments, such Guarantor shall be entitled to exercise against the Borrower, the initial Servicer and the Originator all such rights of reimbursement, subrogation, contribution, and offset, and all such other claims, to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	CORE BUSINESS FUNDING, LLC,
as the Borrower

	By:	/s/ Michael Haddad
Name: Michael Haddad
Title: President and Chief Executive Officer

THE ORIGINATOR, THE SERVICER AND GUARANTOR:	CORE BUSINESS CREDIT, LLC,
as the Originator, the Servicer and a Guarantor

	By:	/s/ Michael Haddad
Name: Michael Haddad
Title: Chief Executive Officer and President

GUARANTOR:	NEWSTAR FINANCIAL, INC.,
as a Guarantor

	By:	/s/ Robert K. Brown
Name: Robert K. Brown
Title: Secretary

[Signatures Continued on the Following Page]

LENDER:	AUTOBAHN FUNDING COMPANY LLC,
as a Lender

	By:	/s/ Christian Haesslin
Name: Christian Haesslin
Title: Vice President

	By:	/s/ Ulrich Franke
Name: Ulrich Franke
Title: Assistant Vice President

THE ADMINISTRATIVE AGENT:	DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK FRANKFURT AM MAIN,
as the Administrative Agent and Liquidity Agent

	By:	/s/ Christian Haesslin
Name: Christian Haesslin
Title: Vice President

	By:	/s/ Ulrich Franke
Name: Ulrich Franke
Title: Assistant Vice President

[Signatures Continued on the Following Page]

THE TRUSTEE, BACKUP SERVICER AND COLLECTION ACCOUNT BANK:	U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee, Backup Servicer and Collection Account Bank

	By:	/s/ Toby Robillard
Name: Toby Robillard
Title: Vice President

[Signatures Continued on the Following Page]

ACKNOWLEDGED AND AGREED:

LYON FINANCIAL SERVICES, INC.
(d/b/a U.S. Bank Portfolio Services)

By:	/s/ Brad Winkelman
Name: Brad Winkelman
Title: SVP

[Signatures Continued on the Following Page]

ACKNOWLEDGED AND AGREED:

CORE FINANCIAL HOLDINGS, LLC

By:	/s/ Paul Martin
Name: Paul Martin
Title: EVP and Chief Credit Officer